As filed with the Securities and Exchange Commission on September 13, 2017
Registration No. 333‑220394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S‑1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProPetro Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	1389	26‑3685382
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1706 S. Midkiff, Bldg. B
Midland, Texas 79701
(432) 688‑0012
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dale Redman
Chief Executive Officer
1706 S. Midkiff, Bldg. B
Midland, Texas 79701
(432) 688‑0012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546‑5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company . See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2017
PROSPECTUS
17,355,045 Shares
ProPetro Holding Corp.
Common Stock

This prospectus covers the offer and sale of 17,355,045 shares of our common stock by the selling shareholders (which term as used in this prospectus includes pledgees, donees, transferees or other successors‑in‑interest). We will not receive any of the proceeds from the sale of the shares by the selling shareholders.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “PUMP.” The last reported closing sales price of our common stock on September 12, 2017 was $11.80 per share. You are urged to obtain current market quotations for our common stock.
Pursuant to this prospectus, the selling shareholders may offer and sell the shares of common stock from time to time, if, and to the extent, as they may determine, through public or private transactions or through other means described in “Plan of Distribution” and at the prices and terms that will be determined by the then prevailing market prices or at privately negotiated prices, directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information of the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 80.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our common stock involves risks. You should consider the risks we have described in “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2017.

Proven Financial Performance
Midland, TX
Delaware Basin
Midland Basin
Modern Equipment
Pure-Play Permian Hydraulic Fracturing
Blue Chip Customer Driven Growth
Experienced, Local Roots
PROPETRO

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ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not, and the selling shareholders have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus contains forward‑looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward‑Looking Statements.”
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
INDUSTRY AND MARKET DATA
The data included in this prospectus regarding the industry in which we operate, including descriptions of trends in the market and our position and the position of our competitors within our industries, has been obtained from publicly available information and publications as well as our good faith estimates.

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SUMMARY
This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the financial statements and the notes to those financial statements included in this prospectus and the documents incorporated by reference herein. You should read “Risk Factors” for more information about important risks that you should consider carefully before buying our common stock.
Unless the context otherwise requires, references in this prospectus to “ProPetro Holding Corp.,” “the Company,” “our company,” “we,” “our” and “us,” or like terms, refer to ProPetro Holding Corp. and its subsidiary. References to (i) “Energy Capital Partners” refer to Energy Capital Partners II, LP and its parallel and co‑investment funds and related investment vehicles and (ii) the “selling shareholders” refer to the selling shareholders that are offering shares of common stock as set forth in the section entitled “Selling Shareholders.” When we refer to the “utilization” of our fleet, we are referring to the percentage of our fleet in use by our customers at the applicable time or for the applicable period of determination. We have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” beginning on page A‑1 of this prospectus.
ProPetro Holding Corp.
Overview
We are a growth‑oriented, Midland, Texas‑based oilfield services company providing hydraulic fracturing and other complementary services to leading upstream oil and gas companies engaged in the exploration and production, or E&P, of North American unconventional oil and natural gas resources. Our operations are primarily focused in the Permian Basin, where we have cultivated longstanding customer relationships with some of the region’s most active and well‑capitalized E&P companies. The Permian Basin is widely regarded as the most prolific oil‑producing area in the United States, and we believe we are one of the largest providers of hydraulic fracturing services in the region by hydraulic horsepower, or HHP, with an aggregate deployed capacity of 555,000 HHP. Our fleet has been designed to handle the highest intensity, most complex hydraulic fracturing jobs, and has been 100% utilized since September 2016. In the quarter ended June 30, 2017, we purchased and put in service two additional hydraulic fracturing units, and took delivery and put into service a third unit following the end of quarter, bringing our fleet total to 13 deployed units. In addition, we have contracted to purchase three new hydraulic fracturing units scheduled for delivery and deployment to dedicated customers in the second half of 2017, as well as other ancillary equipment such as engines and spare parts. These units will provide us with an additional 135,000 HHP, bringing our aggregate capacity to 690,000 HHP.
Our modern hydraulic fracturing fleet has been designed to handle Permian Basin specific operating conditions and the region’s increasingly high‑intensity well completions, which are characterized by longer horizontal wellbores, more frac stages per lateral and increasing amounts of proppant per well. Over 75% of our fleet has been delivered over the past four years, and we have fully maintained our equipment throughout the recent industry downturn to ensure optimal performance and reliability. In contrast, we believe many of our competitors have deferred necessary maintenance capital spending throughout the downturn, which we believe positions us to respond more quickly and reliably to customer needs during the ongoing market recovery.
In addition to our core hydraulic fracturing operations, we also offer a suite of complementary well completion and production services, including cementing, acidizing, coiled tubing, flowback services, Permian drilling and surface air drilling. We believe these complementary services create operational efficiencies for our customers and allow us to capture a greater portion of their capital spending across the lifecycle of an unconventional well. We believe that these complementary services should benefit from a continued industry recovery and that we are well positioned to continue expanding these offerings in response to our customers’ increasing service needs and spending levels.

Our primary business objective is to serve as a strategic partner to our customers. We achieve this objective by providing reliable, high‑quality services that are tailored to our customers’ needs and synchronized with their well development programs. This alignment assists our customers in optimizing the long‑term development of their unconventional resources. Over the past four years, we have leveraged our strong Permian Basin relationships to grow our installed HHP capacity by over four times and organically build our Permian Basin cementing, coiled tubing and acidizing lines of business. Consistent with past performance, we believe our substantial market presence will continue to yield a variety of actionable growth opportunities allowing us to expand both our hydraulic fracturing and complementary services going forward. To this end, we intend to continue our past practice of opportunistically deploying new equipment on a long‑term, dedicated basis in response to specific customer demand.
Our Services
We primarily provide hydraulic fracturing services to E&P companies in the Permian Basin. These services are intended to optimize hydrocarbon flow paths during the completion phase of horizontal shale wellbores. Our Chief Executive Officer, Dale Redman, and our Chief Financial Officer, Jeffrey Smith, founded ProPetro in 2005 and, in 2009, strategically focused the Company’s operations on hydraulic fracturing targeting the Permian Basin. As of August 1, 2017, we had grown our hydraulic fracturing business to a total of 13 hydraulic fracturing units with an aggregate of 555,000 HHP, of which 455,000 HHP has been delivered since 2013. Further, three additional hydraulic fracturing units are scheduled for delivery and deployment to dedicated customers in the second half of 2017, which will increase our capacity to an aggregate of 690,000 HHP. Our fleet has been designed to handle the highest‑intensity, most complex hydraulic fracturing jobs, and is largely standardized across units to facilitate efficient maintenance and repair and reduce equipment downtime.
We provide dedicated equipment, personnel and services that are tailored to meet each of our customer’s needs. Each unit in our fleet has a designated team of personnel, which allows us to provide responsive and customized services, such as project design, proppant procurement, real‑time data provision and post‑completion analysis for each of our jobs. Many of our hydraulic fracturing units and associated personnel have continuously worked with the same customer for the past several years, promoting deep relationships and a high degree of coordination and visibility into future customer activity levels. Furthermore, in light of our substantial market position and historically high fleet utilization levels, we have established a variety of entrenched relationships with key equipment, sand and other downhole consumable suppliers. These strategic relationships provide us ready access to equipment, parts and materials on a timely and economic basis and allow our dedicated procurement logistics team to ensure consistently reliable operations. In addition to our hydraulic fracturing operations, we offer a range of ancillary services to our customers, including cementing, acidizing, coiled tubing, flowback services and surface air drilling. We believe these services are complementary and synergistic with our hydraulic fracturing operations and have, in large part, grown organically with our customers’ demand for these services.
Competitive Strengths
Our primary business objective is to serve as a strategic partner for our customers. We achieve this objective by providing reliable, high‑quality services that are tailored to our customers’ needs and synchronized with their well development programs. This alignment assists our customers in optimizing the long‑term development of their unconventional resources. We believe that the following competitive strengths differentiate us from our peers and uniquely position us to achieve our primary business objective.

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Strong market position in the Permian Basin. We believe we are one of the largest hydraulic fracturing providers by HHP in the Permian Basin, which is the most prolific oil producing area in the United States. Our longstanding customer relationships and substantial Permian Basin market presence uniquely position us to continue growing in tandem with the basin’s ongoing development. The Permian Basin is a mature, liquids‑rich basin with well‑known geology and a large, exploitable resource base that delivers attractive E&P producer economics at or below current commodity prices. As a result of its significant size, coupled with the presence of multiple prospective geologic benches and other favorable characteristics, the Permian Basin has become widely recognized as the most attractive and economic oil resource in North America.

Our operational focus has historically been in the Permian Basin’s Midland sub‑basin in support of our customers’ core operations. More recently, however, many of our customers (including Callon Petroleum, Diamondback Energy, Parsley Energy, RSP Permian and XTO Energy) have made sizeable acquisitions in the Delaware Basin. We anticipate that many of these customers will request our services in the Delaware Basin to help develop their acreage, and we believe that we are uniquely positioned to capture a large addressable growth opportunity as the basin develops. For the foreseeable future, we expect both the Midland Basin and the Delaware Basin to continue to command a disproportionate share of future North American E&P spending.

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Hydraulic fracturing is highly levered to increasing drilling activity and completion intensity levels. The combination of an expanding Permian Basin horizontal rig count and more complex well completions has a compounding effect on HHP demand growth. Horizontal drilling has become the default method for E&P operators to most economically extract unconventional resources, and the number of horizontal rigs has increased from 22% of the total Permian Basin rig count in December 2011 to over 80% of the Permian Basin rig count at the beginning of August 2017. As the horizontal rig count has grown, well completion intensity levels have also increased as a result of longer wellbore lateral lengths, more fracturing stages per foot of lateral and increasing amounts of proppant per stage. Furthermore, the ongoing improvement in drilling and completion efficiencies, driven by innovations such as multi‑well pads and zipper fracs, have further increased the demand for HHP. Taken together, these demand drivers have helped contribute to the full utilization of our fleet and leave us well positioned to capture future organic growth opportunities and enhanced pricing for the services we offer.

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Deep relationships and operational alignment with high‑quality, Permian Basin‑focused customers. Our deep local roots, operational expertise and commitment to safe and reliable service have allowed us to cultivate longstanding customer relationships with the most active and well‑capitalized Permian Basin operators. Our diverse customer base is comprised of market leaders such as Callon Petroleum, Diamondback Energy, Parsley Energy, Pioneer Natural Resources, Surge Energy and XTO Energy, with no single customer representing more than 20% of our revenue for the year ended December 31, 2016. Many of our current customers have worked with us since our inception and have integrated our fleet scheduling with their well development programs. This high degree of operational alignment and their continued support have allowed us to maintain relatively high utilization rates over time. As our customers increase activity levels, we expect to continue to leverage these strong relationships to keep our fleet fully utilized and selectively expand our platform in response to specific customer demand.

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Standardized fleet of modern, well‑maintained equipment. We have a large, homogenous fleet of modern equipment that is configured to handle the Permian Basin’s most complex, highest‑intensity, hydraulic fracturing jobs. We believe that our fleet design is a key competitive advantage compared to many of our competitors who have fracturing units that are not optimized for Permian Basin conditions. Our fleet is largely standardized across units to facilitate efficient maintenance and repair, reducing equipment downtime and improving labor efficiency. Importantly, we have fully maintained our fleet throughout the recent industry downturn to ensure optimal performance and reliability. In contrast, we believe many of our competitors have deferred necessary maintenance capital spending and cannibalized essential equipment for spare parts during the same period. Furthermore, our entrenched relationships with a variety of key suppliers and vendors provide us with the reliable access to the equipment necessary to support our continued organic growth strategy.

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Proven cross‑cycle financial performance. Over the past several years, we have maintained relatively high cross‑cycle fleet utilization rates. Since September 2016, our fleet has been 100% utilized, and for each of the years ended December 31, 2015 and 2016 and the quarter ended June 30, 2017, we operated in excess of 65% utilization. Our consistent track record of steady organic growth, coupled with our ability to immediately deploy new HHP on a dedicated and fully utilized basis, has resulted in revenue growth across industry cycles. We believe that we will be able to grow faster than our competitors while preserving attractive EBITDA margins as a result of our differentiated service offerings and a robust backlog of demand for our services. Furthermore, we believe that our philosophy of maintaining modest financial leverage and a healthy balance sheet has left us more conservatively capitalized than our peers. Several of our customers have recently requested additional HHP capacity from us, and we expect that improving market fundamentals, our superior execution and our customer‑focused approach should result in enhanced financial performance going forward.

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Seasoned management and operating team and exemplary safety record. We have a seasoned executive management team, with our three most senior members contributing more than 100 years of collective industry and financial experience. Members of our management team founded our business and seeded our company with a portion of our original investment capital. We believe their track record of successfully building premier oilfield service companies in the Permian Basin, as well as their deep roots and relationships throughout the West Texas community, provide a meaningful competitive advantage for our business. In addition, our management team has assembled a loyal group of highly‑motivated and talented divisional managers and field personnel, and we have had virtually no manager‑level turnover in our core service divisions over the past three years. We employ a balanced decision‑making structure that empowers managerial and field personnel to work directly with customers to develop solutions while leveraging senior management’s oversight. This collaborative approach fosters strong customer links at all levels of the organization and effectively institutionalizes customer relationships beyond the executive suite. We promote a “Safety First” culture, which has led to a Total Recordable Incident Rate, or TRIR, well below industry averages. For example, for the year ended December 31, 2016, we had a TRIR of 0.9, compared to a peer average of 2.5 for the year ended December 31, 2014.

Business Strategies
We intend to achieve our primary business objective through the following business strategies:

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Capture an increasing share of rising demand for hydraulic fracturing services in the Permian Basin. We intend to continue to position ourselves as a Permian Basin‑focused hydraulic fracturing business, as we believe the Permian Basin hydraulic fracturing market offers supportive long‑term growth fundamentals. These fundamentals are characterized by increased demand for our HHP, driven by increasing drilling activity and well completion intensity levels, along with underinvestment by our competitors in their equipment. We are currently operating at 100% utilization, and several of our customers have requested additional HHP capacity from us. As our customers continue to develop their assets in the Midland Basin and Delaware Basin, we believe we are strategically positioned to deploy additional hydraulic fracturing equipment in support of their ongoing needs. Further, three additional hydraulic fracturing units are scheduled for delivery and deployment to dedicated customers in the second half of 2017. These units will provide us with an additional 135,000 HHP, bringing our total capacity to 690,000 HHP.

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Capitalize on improving pricing and efficiency gains. The increase in demand for HHP coupled with expected competitor equipment attrition is expected to drive more favorable hydraulic fracturing supply and demand fundamentals. We believe this market tightening may lead to a general increase in prices for hydraulic fracturing services. Furthermore, our consistently high fleet utilization levels and 24 hours per day, seven days per week operating schedule (with approximately 90% of our fleet currently operating on such a schedule, as compared to 2014, when the majority of our services were provided during daylight hours) should result in greater revenue opportunity and enhanced margins as fixed costs are spread over a broader revenue base. We believe that any incremental future fleet additions will benefit from these trends and associated economies of scale.

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Cross‑sell our complementary services. In addition to our hydraulic fracturing services, we offer a broad range of complementary services in support of our customers’ development activities, including cementing, acidizing, coiled tubing, flowback services and surface air drilling. These complementary services create operational efficiencies for our customers, and allow us to capture a greater percentage of their capital spending across the lifecycle of an unconventional well. We believe that, as our customers increase spending levels, we are well positioned to continue cross‑selling and growing our complementary service offerings.

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Maintain financial stability and flexibility to pursue growth opportunities. Consistent with our historical practices, we plan to continue to maintain a conservative balance sheet, which will allow us to better react to potential changes in industry and market conditions and opportunistically grow our business. In the near term, we intend to continue our past practice of aligning our growth capital expenditures with visible customer demand, by strategically deploying new equipment on a long‑term, dedicated basis in response to inbound customer requests. We will also selectively evaluate potential strategic acquisitions that increase our scale and capabilities or diversify our operations.

Risk Factors
Investing in our common stock involves risks. You should carefully read the section of this prospectus entitled “Risk Factors” beginning on page 8 and the other information in this prospectus for an explanation of these risks before investing in our common stock.
Principal Executive Offices and Internet Address
Our principal executive offices are located at 1706 S. Midkiff, Bldg. B, Midland, Texas 79701, and our telephone number is (432) 688‑0012. Our website is located at http://www.propetroservices.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
Our Emerging Growth Company Status
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

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the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about executive compensation arrangements.
We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering (“IPO”), (ii) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue, (iii) the date on which we issue more than $1.0 billion of non‑convertible debt over a three‑year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b‑2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
We have elected to take advantage of all of the applicable JOBS Act provisions, except that we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards (this election is irrevocable). Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.
Recent Developments
Initial Public Offering. On March 16, 2017, the registration statement on Form S-1 (File No. 333-215940) relating to our initial public offering (the “IPO”) was declared effective by the SEC. The IPO closed on March 22, 2017, at which time we issued and sold 13,250,000 shares of common stock, and certain selling shareholders sold 11,750,000 shares of common stock, at a price to the public of $14.00 per share. We received cash proceeds of approximately $170.1 million from this transaction, net of underwriting discounts and commissions and offering expenses, which we used (i) to repay $71.8 million in outstanding borrowings and accrued interest under our term loan, (ii) for the purchase of additional hydraulic fracturing fleets and ancillary equipment, and (iii) retained the balance for general corporate purposes.
In connection with the IPO, the Company executed a stock split, such that each holder of common stock of the Company received 1.45 shares of common stock for every one share of previous common stock. Accordingly, any information related to or dependent upon the share or option counts in our comparative 2016 and 2015 consolidated financial statements have been updated to reflect the effect of the stock split.

THE OFFERING

Common stock offered by the selling shareholders	17,355,045 shares.

Common stock outstanding prior to and after this offering	83,039,854 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders pursuant to this prospectus.

Dividend policy	We do not anticipate paying any cash dividends on our common stock. Please read “Dividend Policy.”

Trading symbol	Our common stock is listed on the NYSE under the symbol “PUMP.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

RISK FACTORS
Investing in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus and the documents and other information incorporated by reference herein before deciding to invest in shares of our common stock. If any of the following risks were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Inherent in Our Business
Our business and financial performance depends on the oil and natural gas industry and particularly on the level of capital spending and exploration and production activity within the United States and in the Permian Basin, and a decline in prices for oil and natural gas may have an adverse effect on our revenue, cash flows, profitability and growth.
Demand for most of our services depends substantially on the level of capital expenditures in the Permian Basin by companies in the oil and natural gas industry. As a result, our operations are dependent on the levels of capital spending and activity in oil and gas exploration, development and production. A prolonged reduction in oil and gas prices would generally depress the level of oil and natural gas exploration, development, production, and well completion activity and would result in a corresponding decline in the demand for the hydraulic fracturing services that we provide. The significant decline in oil and natural gas prices beginning in late 2014 caused a reduction in our customers’ spending and associated drilling and completion activities, which had an adverse effect on our revenue. If prices were to decline, similar declines in our customers’ spending would have an adverse effect on our revenue. In addition, a worsening of these conditions may result in a material adverse impact on certain of our customers’ liquidity and financial position resulting in further spending reductions, delays in the collection of amounts owing to us and similar impacts.
Many factors over which we have no control affect the supply of and demand for, and our customers’ willingness to explore, develop and produce oil and natural gas, and therefore, influence prices for our services, including:

•	the domestic and foreign supply of, and demand for, oil and natural gas;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the level of global oil and natural gas exploration and production;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	the supply of and demand for drilling and hydraulic fracturing equipment;

•	the expected decline rates of current production;

•	the price and quantity of foreign imports;

•	political and economic conditions in oil and natural gas producing countries and regions, including the United States, the Middle East, Africa, South America and Russia;

•	actions by the members of Organization of Petroleum Exporting Countries with respect to oil production levels and announcements of potential changes in such levels;

•	speculative trading in crude oil and natural gas derivative contracts;

•	the level of consumer product demand;

•	the discovery rates of new oil and natural gas reserves;

•	contractions in the credit market;

•	the strength or weakness of the U.S. dollar;

•	available pipeline and other transportation capacity;

•	the levels of oil and natural gas storage;

•	weather conditions and other natural disasters;

•	domestic and foreign tax policy;

•	domestic and foreign governmental approvals and regulatory requirements and conditions;

•	the continued threat of terrorism and the impact of military and other action, including military action in the Middle East;

•	technical advances affecting energy consumption;

•	the proximity and capacity of oil and natural gas pipelines and other transportation facilities;

•	the price and availability of alternative fuels;

•	the ability of oil and natural gas producers to raise equity capital and debt financing;

•	merger and divestiture activity among oil and natural gas producers; and

•	overall domestic and global economic conditions.
These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Such a decline would have a material adverse effect on our business, results of operation and financial condition.
The cyclical nature of the oil and natural gas industry may cause our operating results to fluctuate.
We derive our revenues from companies in the oil and natural gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices. We have experienced, and may in the future experience, significant fluctuations in operating results as a result of the reactions of our customers to changes in oil and natural gas prices. For example, prolonged low commodity prices experienced by the oil and natural gas industry during 2015 and 2016, combined with adverse changes in the capital and credit markets, caused many exploration and production companies to reduce their capital budgets and drilling activity. This resulted in a significant decline in demand for oilfield services and adversely impacted the prices oilfield services companies could charge for their services. In addition, a majority of the service revenue we earn is based upon a charge for a relatively short period of time (for example, a day, a week or a month) for the actual period of time the service is provided to our customers. By contracting services on a short‑term basis, we are exposed to the risks of a rapid reduction in market prices and utilization and resulting volatility in our revenues.

The majority of our operations are located in the Permian Basin, making us vulnerable to risks associated with operating in one major geographic area.
Our operations are geographically concentrated in the Permian Basin. For each of the six months ended June 30, 2017 and the year ended December 31, 2016, approximately 97% of our revenues were attributable to our operations in the Permian Basin. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in the Permian Basin caused by significant governmental regulation, processing or transportation capacity constraints, market limitations, curtailment of production or interruption of the processing or transportation of oil and natural gas produced from the wells in these areas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of our operations, we could experience any of the same conditions at the same time, resulting in a relatively greater impact on our revenue than they might have on other companies that have more geographically diverse operations.
We are exposed to the credit risk of our customers, and any material nonpayment or nonperformance by our customers could adversely affect our business, results of operations and financial condition.
We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration in their creditworthiness, any resulting increase in nonpayment or nonperformance by them and our inability to re‑market or otherwise use the production could have a material adverse effect on our business, results of operations and financial condition. The decline and volatility in oil and natural gas prices over the last two years has negatively impacted the financial condition of our customers and further declines, sustained lower prices, or continued volatility could impact their ability to meet their financial obligations to us.
We face significant competition that may cause us to lose market share.
The oilfield services industry is highly competitive and has relatively few barriers to entry. The principal competitive factors impacting sales of our services are price, reputation and technical expertise, equipment and service quality and health and safety standards. The market is also fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than we do. Our larger competitors’ greater resources could allow those competitors to compete more effectively than we can. For instance, our larger competitors may offer services at below‑market prices or bundle ancillary services at no additional cost our customers. We compete with large national and multi‑national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Several of our competitors provide a broader array of services and have a stronger presence in more geographic markets. In addition, we compete with several smaller companies capable of competing effectively on a regional or local basis.
Some jobs are awarded on a bid basis, which further increases competition based on price. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment may be further intensified by mergers and acquisitions among oil and natural gas companies or other events that have the effect of reducing the number of available customers. As a result of competition, we may lose market share or be unable to maintain or increase prices for our present services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. The amount of equipment available may exceed demand, which could result in active price competition. In addition, depressed commodity prices lower demand for hydraulic fracturing equipment, which results in excess equipment and lower utilization rates. In addition, some exploration and production companies have commenced completing their wells using their own hydraulic fracturing equipment and personnel.

Any increase in the development and utilization of in‑house fracturing capabilities by our customers could decrease the demand for our services and have a material adverse impact on our business.
In addition, competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality. We cannot assure that we will be able to maintain our competitive position.
Our business depends upon our ability to obtain specialized equipment, parts and key raw materials, including frac sand and chemicals, from third‑party suppliers, and we may be vulnerable to delayed deliveries and future price increases.
We purchase specialized equipment, parts and raw materials (including, for example, frac sand, chemicals and fluid ends) from third party suppliers and affiliates. At times during the business cycle, there is a high demand for hydraulic fracturing and other oil field services and extended lead times to obtain equipment and raw materials needed to provide these services. Should our current suppliers be unable or unwilling to provide the necessary equipment, parts or raw materials or otherwise fail to deliver the products timely and in the quantities required, any resulting delays in the provision of our services could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, future price increases for this type of equipment, parts and raw materials could negatively impact our ability to purchase new equipment, to update or expand our existing fleet, to timely repair equipment in our existing fleet or meet the current demands of our customers.
Reliance upon a few large customers may adversely affect our revenue and operating results.
The majority of our revenue is generated from our hydraulic fracturing services. Due to the large percentage of our revenue historically derived from our hydraulic fracturing services with recurring customers and the limited availability of our fracturing units, we have had some degree of customer concentration. Our top ten customers represented approximately 70% and 83% of our consolidated revenue for the years ended December 31, 2015 and 2016, respectively. It is likely that we will depend on a relatively small number of customers for a significant portion of our revenue in the future. If a major customer fails to pay us, revenue would be impacted and our operating results and financial condition could be harmed. Additionally, if we were to lose any material customer, we may not be able to redeploy our equipment at similar utilization or pricing levels and such loss could have an adverse effect on our business until the equipment is redeployed at similar utilization or pricing levels.
Certain of our completion services, particularly our hydraulic fracturing services, are substantially dependent on the availability of water. Restrictions on our or our customers’ ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.
Water is an essential component of unconventional shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Over the past several years, certain of the areas in which we and our customers operate have experienced extreme drought conditions and competition for water in such areas is growing. In addition, some state and local governmental authorities have begun to monitor or restrict the use of water subject to their jurisdiction for hydraulic fracturing to ensure adequate local water supply. For instance, some states require E&P companies to report certain information regarding the water they use for hydraulic fracturing and to monitor the quality of groundwater surrounding some wells stimulated by hydraulic fracturing. Generally, our water requirements are met by our customers from sources on or near their sites, but there is no assurance that our customers will be able to obtain a sufficient supply of water from sources in these areas. Our or our customers’ inability to obtain water from local sources or to effectively utilize flowback water could have an adverse effect on our financial condition, results of operations and cash flows.
We rely on a few key employees whose absence or loss could adversely affect our business.
Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services could adversely affect our business. In particular, the loss of the services of one or more members of our executive team, including our Chief Executive Officer, Chief Operating Officer and Chief Financial

Officer, could disrupt our operations. We do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.
If we are unable to employ a sufficient number of skilled and qualified workers, our capacity and profitability could be diminished and our growth potential could be impaired.
The delivery of our services requires skilled and qualified workers with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield services industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. In addition, our ability to expand our operations depends in part on our ability to increase the size of our skilled labor force. The demand for skilled workers is high, and the supply is limited. As a result, competition for experienced oilfield service personnel is intense, and we face significant challenges in competing for crews and management with large and well‑established competitors. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If either of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.
Our operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could limit our ability to grow.
The oilfield services industry is capital intensive. In conducting our business and operations, we have made, and expect to continue to make, substantial capital expenditures. Our total capital expenditures were approximately $46 million for the year ended December 31, 2016. We have historically financed capital expenditures primarily with funding from cash generated by operations, equipment and vendor financing and borrowings under our credit facilities. Following our IPO, we intend to finance our capital expenditures primarily with cash on hand, cash flow from operations and borrowings under our revolving credit facility. We may be unable to generate sufficient cash from operations and other capital resources to maintain planned or future levels of capital expenditures which, among other things, may prevent us from acquiring new equipment or properly maintaining our existing equipment. Further, any disruptions or continuing volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations. This could put us at a competitive disadvantage or interfere with our growth plans. Further, our actual capital expenditures for 2017 or future years could exceed our capital expenditure budget. In the event our capital expenditure requirements at any time are greater than the amount we have available, we could be required to seek additional sources of capital, which may include debt financing, joint venture partnerships, sales of assets, offerings of debt or equity securities or other means. We may not be able to obtain any such alternative source of capital. We may be required to curtail or eliminate contemplated activities. If we can obtain alternative sources of capital, the terms of such alternative may not be favorable to us. In particular, the terms of any debt financing may include covenants that significantly restrict our operations. Our inability to grow as planned may reduce our chances of maintaining and improving profitability.
Concerns over general economic, business or industry conditions may have a material adverse effect on our results of operations, liquidity and financial condition.
Concerns over global economic conditions, geopolitical issues, interest rates, inflation, the availability and cost of credit and the United States and foreign financial markets have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatility in commodity prices, business and consumer confidence and unemployment rates, have precipitated an economic slowdown. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could diminish further, which could impact the price at which oil, natural gas and natural gas liquids can be sold, which could affect the ability of our customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.

Our indebtedness and liquidity needs could restrict our operations and make us more vulnerable to adverse economic conditions.
Our existing and future indebtedness, whether incurred in connection with acquisitions, operations or otherwise, may adversely affect our operations and limit our growth, and we may have difficulty making debt service payments on such indebtedness as payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	the covenants that are contained in the agreements governing our indebtedness could limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants could also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

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any failure to comply with the financial or other debt covenants, including covenants that impose requirements to maintain certain financial ratios, could result in an event of default, which could result in some or all of our indebtedness becoming immediately due and payable;

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our level of debt could impair our ability to obtain additional financing, or obtain additional financing on favorable terms, in the future for working capital, capital expenditures, acquisitions or other general corporate purposes; and

•	our business may not generate sufficient cash flow from operations to enable us to meet our obligations under our indebtedness.
Restrictions in our revolving credit facility (as defined herein) and any future financing agreements may limit our ability to finance future operations or capital needs or capitalize on potential acquisitions and other business opportunities.
The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, our revolving credit facility restricts or limits our ability to:

•	grant liens;

•	incur additional indebtedness;

•	engage in a merger, consolidation or dissolution;

•	enter into transactions with affiliates;

•	sell or otherwise dispose of assets, businesses and operations;

•	materially alter the character of our business as currently conducted; and

•	make acquisitions, investments and capital expenditures.
Furthermore, our revolving credit facility contains certain other operating and financial covenants. Our ability to comply with the covenants and restrictions contained in the revolving credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our revolving credit facility or any new indebtedness could have similar or greater restrictions. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facility and Other Financing Arrangements .”
Our operations are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which we may not be adequately insured and which could cause us to lose customers and substantial revenue.
Our operations are exposed to the risks inherent to our industry, such as equipment defects, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards, such as oil spills and releases of, and exposure to, hazardous substances. For example, our operations are subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. In addition, our operations are exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean‑up responsibilities, regulatory investigations and penalties or other damage resulting in curtailment or suspension of our operations. The cost of managing such risks may be significant. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators. In particular, our customers may elect not to purchase our services if they view our environmental or safety record as unacceptable, which could cause us to lose customers and substantial revenues.
Our insurance may not be adequate to cover all losses or liabilities we may suffer. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In addition, sub‑limits have been imposed for certain risks. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we are not fully insured, it could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial position.
Since hydraulic fracturing activities are part of our operations, they are covered by our insurance against claims made for bodily injury, property damage and clean‑up costs stemming from a sudden and accidental pollution event. However, we may not have coverage if we are unaware of the pollution event and unable to report the “occurrence” to our insurance company within the time frame required under our insurance policy. In addition, these policies do not provide coverage for all liabilities, and the insurance coverage may not be adequate to cover claims that may arise, or we may not be able to maintain adequate insurance at rates we consider reasonable. A loss not fully covered by insurance could have a material adverse effect on our financial position, results of operations and cash flows.
A terrorist attack or armed conflict could harm our business.
Terrorist activities, anti‑terrorist efforts and other armed conflicts involving the United States could adversely affect the U.S. and global economies and could prevent us from meeting financial and other obligations. We could experience loss of business, delays or defaults in payments from payors or disruptions of fuel supplies and markets if pipelines, production facilities, processing plants, refineries or transportation facilities are direct targets or indirect casualties of an act of terror or war. Such activities could reduce the overall demand for oil and natural gas, which, in turn, could also reduce the demand for our services. Terrorist activities and the threat of potential terrorist activities and any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to realize certain business strategies.

Increasing trucking regulations may increase our costs and negatively impact our results of operations.
In connection with our business operations, including the transportation and relocation of our hydraulic fracking equipment and shipment of frac sand, we operate trucks and other heavy equipment. As such, we operate as a motor carrier in providing certain of our services and therefore are subject to regulation by the United States Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, driver licensing, insurance requirements, financial reporting and review of certain mergers, consolidations and acquisitions, and transportation of hazardous materials (HAZMAT). Our trucking operations are subject to possible regulatory and legislative changes that may increase our costs. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive or work in any specific period, onboard black box recorder device requirements or limits on vehicle weight and size.
Interstate motor carrier operations are subject to safety requirements prescribed by the United States Department of Transportation. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Matters such as the weight and dimensions of equipment are also subject to federal and state regulations. From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.
Certain motor vehicle operators require registration with the Department of Transportation. This registration requires an acceptable operating record. The Department of Transportation periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria that could result in a suspension of operations.
We are subject to environmental laws and regulations, and future compliance, claims, and liabilities relating to such matters may have a material adverse effect on our results of operations, financial position or cash flows.
The nature of our operations, including the handling, transporting and disposing of a variety of fluids and substances, including hydraulic fracturing fluids and other regulated substances, air emissions, and wastewater discharges exposes us to some risks of environmental liability, including the release of pollutants from oil and natural gas wells and associated equipment to the environment. The cost of compliance with these laws can be significant. Failure to properly handle, transport or dispose of these materials or otherwise conduct our operations in accordance with these and other environmental laws could expose us to substantial liability for administrative, civil and criminal penalties, cleanup and site restoration costs and liability associated with releases of such materials, damages to natural resources and other damages, as well as potentially impair our ability to conduct our operations. Such liability is commonly on a strict, joint and several liability basis, without regard to fault. Liability may be imposed as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Neighboring landowners and other third parties may file claims against us for personal injury or property damage allegedly caused by the release of pollutants into the environment. Environmental laws and regulations have changed in the past, and they may change in the future and become more stringent. Current and future claims and liabilities may have a material adverse effect on us because of potential adverse outcomes, defense costs, diversion of management resources, unavailability of insurance coverage and other factors. The ultimate costs of these liabilities are difficult to determine and may exceed any reserves we may have established. If existing environmental requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.
The adoption of climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for oil and natural gas.
The EPA has determined that greenhouse gases (“GHGs”) present an endangerment to public health and the environment because such gases contribute to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted and implemented, and continues to adopt and implement, regulations that restrict emissions of GHGs under existing provisions of the Clean Air Act (“CAA”). The EPA also requires the annual reporting of GHG emissions from certain large sources of GHG emissions in the United States, including certain oil and gas production facilities. The EPA has also taken steps to limit methane emissions from oil and gas production facilities. In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one‑half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. And in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of greenhouse gases. The Paris Agreement entered into force in November 2016. On June 1, 2017, President Trump announced that the United States planned to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or establish a new framework agreement. The Paris Agreement provides for a four‑year exit process beginning when it took effect in November 2016, which would resulting in an effective exit date of November 2020. The United States’ adherence to the exit process is uncertain and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time.
Moreover, climate change may cause more extreme weather conditions and increased volatility in seasonal temperatures. Extreme weather conditions can interfere with our operations and increase our costs, and damage resulting from extreme weather may not be fully insured.
Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.
Our hydraulic fracturing operations are a significant component of our business, and it is an important and common practice that is used to stimulate production of hydrocarbons, particularly oil and natural gas, from tight formations, including shales. The process, which involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and natural gas commissions. However, federal agencies have asserted regulatory authority over certain aspects of the process. For example, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking comment on the development of regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. Beginning in August 2012, the EPA issued a series of rules under the CAA that establish new emission control requirements for emissions of volatile organic compounds and methane from certain oil and natural gas production and natural gas processing operations and equipment. And in March 2015, the Bureau of Land Management finalized a rule governing hydraulic fracturing on federal lands, implementation of which has been stayed pending the resolution of legal challenges. Further, legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing (except when diesel fuels are used) from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, have been proposed in recent sessions of Congress. Several states and local jurisdictions in which we or our customers operate also have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids.
More recently, federal and state governments have begun investigating whether the disposal of produced water into underground injection wells has caused increased seismic activity in certain areas. For example, in December 2016, the EPA released its final report regarding the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances such as water withdrawals for fracturing in times or areas of low water availability, surface spills during the management of fracturing fluids, chemicals or produced water, injection of fracturing fluids into wells with inadequate mechanical integrity, injection of fracturing fluids directly into groundwater resources, discharge of inadequately treated fracturing wastewater to surface waters, and disposal or storage of fracturing wastewater in unlined pits. The results of these studies could lead federal and state governments and agencies to develop and implement additional regulations.

Increased regulation of hydraulic fracturing and related activities (whether as a result of the EPA study results or resulting from other factors) could subject us and our customers to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, and plugging and abandonment requirements. New requirements could result in increased operational costs for us and our customers, and reduce the demand for our services.
Conservation measures, commercial development and technological advances could reduce demand for oil and natural gas and our services.
Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas, resulting in reduced demand for oilfield services. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on our business, financial condition, results of operations and cash flows.
The commercial development of economically‑viable alternative energy sources and related products (such as electric vehicles, wind, solar, geothermal, tidal, fuel cells and biofuels) could have a similar effect. In addition, certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and development, including the allowance of percentage depletion for oil and natural gas properties, may be eliminated as a result of proposed legislation. Any future decreases in the rate at which oil and natural gas reserves are discovered or developed, whether due to the passage of legislation, increased governmental regulation leading to limitations, or prohibitions on exploration and drilling activity, including hydraulic fracturing, or other factors, could have a material adverse effect on our business and financial condition, even in a stronger oil and natural gas price environment.
We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
We operate with most of our customers under master service agreements, or MSAs. We endeavor to allocate potential liabilities and risks between the parties in the MSAs. Generally, under our MSAs, including those relating to our hydraulic fracturing services, we assume responsibility for, including control and removal of, pollution or contamination which originates above surface and originates from our equipment or services. Our customer assumes responsibility for, including control and removal of, all other pollution or contamination which may occur during operations, including that which may result from seepage or any other uncontrolled flow of drilling fluids. We may have liability in such cases if we are negligent or commit willful acts. Generally, our customers also agree to indemnify us against claims arising from their employees’ personal injury or death to the extent that, in the case of our hydraulic fracturing operations, their employees are injured or their properties are damaged by such operations, unless resulting from our gross negligence or willful misconduct. Similarly, we generally agree to indemnify our customers for liabilities arising from personal injury to or death of any of our employees, unless resulting from gross negligence or willful misconduct of the customer. In addition, our customers generally agree to indemnify us for loss or destruction of customer‑owned property or equipment and in turn, we agree to indemnify our customers for loss or destruction of property or equipment we own. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer. However, despite this general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims. As a result, we may incur substantial losses which could materially and adversely affect our financial condition and results of operation.

We are subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.
The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain processing activities. For example, we depend on digital technologies to perform many of our services and process and record operational and accounting data. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Our technologies, systems and networks, and those of our vendors, suppliers and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of our business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Our insurance coverage for cyberattacks may not be sufficient to cover all the losses we may experience as a result of such cyberattacks.
Risks Related to Ownership of Our Common Stock
The concentration of our capital stock ownership among our largest shareholders and their affiliates will limit your ability to influence corporate matters.
Energy Capital Partners owns approximately 41.6% of our outstanding common stock. Consequently, Energy Capital Partners has significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial. Moreover, this concentration of stock ownership may also adversely affect the trading price of our common stock to the extent investors perceive a disadvantage in owning stock of a company with a significant shareholder.
Conflicts of interest could arise in the future between us, on the one hand, and Energy Capital Partners and its affiliates and affiliated funds, including its and their current and future portfolio companies, on the other hand, concerning among other things, potential competitive business activities or business opportunities.
Conflicts of interest could arise in the future between us, on the one hand, and Energy Capital Partners and its affiliates and affiliated funds, including its and their current and future portfolio companies, on the other hand, concerning among other things, potential competitive business activities or business opportunities. Energy Capital Partners and its affiliated funds are primarily North American investors in essential, long‑lived and capital intensive energy assets within a host of energy related industries. Energy Capital Partners and its affiliated funds currently have investments in companies that operate in the energy infrastructure and oilfield services industries. As a result, Energy Capital Partners and its affiliates’ and affiliated funds’ current and future portfolio companies which it controls may now, or in the future, directly or indirectly, compete with us for investment or business opportunities.
Our governing documents provide that Energy Capital Partners and its affiliates and affiliated funds (including portfolio investments of Energy Capital Partners and its affiliates and affiliated funds) are not restricted from owning assets or engaging in businesses that compete directly or indirectly with us and will not have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or doing business with any of our clients, customers or vendors. In particular, subject to the limitations of applicable law, our certificate of incorporation, among other things:

•
permits Energy Capital Partners and its affiliates and affiliated funds and our non‑employee directors to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

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provides that if Energy Capital Partners or any of its affiliates who is also one of our non‑employee directors becomes aware of a potential business opportunity, transaction or other matter, they will have no duty to communicate or offer that opportunity to us.

Energy Capital Partners or its affiliates or affiliated funds may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. In addition, Energy Capital Partners and its affiliates and affiliated funds may dispose of their interests in energy infrastructure or other oilfield services companies or other assets in the future, without any obligation to offer us the opportunity to purchase any of those assets. As a result, our renouncing our interest and expectancy in any business opportunity that may be from time to time presented to Energy Capital Partners and its affiliates and affiliated funds could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.
In any of these matters, the interests of Energy Capital Partners and its affiliates and affiliated funds may differ or conflict with the interests of our other shareholders. Any actual or perceived conflicts of interest with respect to the foregoing could have an adverse impact on the trading price of our common stock.
Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.
Our certificate of incorporation authorizes our board of directors to issue preferred stock, in addition to the Series A Preferred Shares, without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our shareholders, including:

•	limitations on the removal of directors;

•	limitations on the ability of our shareholders to call special meetings;

•	advance notice provisions for shareholder proposals and nominations for elections to the board of directors to be acted upon at meetings of shareholders;

•	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

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establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

We do not intend to pay dividends on our common stock, and our debt agreements place certain restrictions on our ability to do so. Consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.
We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, our revolving credit facility places certain restrictions on our ability to pay cash dividends. Consequently, unless we revise our dividend policy, your only opportunity to achieve a return on your investment in us will be if you sell your common stock at a price greater than you paid for it.

Future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.
We may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock or convertible securities. As of September 7, 2017 there were 83,039,854 shares of common stock outstanding. We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.
A significant reduction by Energy Capital Partners of its ownership interests in us could adversely affect us.
We believe that Energy Capital Partners’ substantial ownership interest in us provides them with an economic incentive to assist us to be successful. However, Energy Capital Partners will not be subject to any obligation to maintain its ownership interest in us and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce its ownership interest in us. If Energy Capital Partners sells all or a substantial portion of its ownership interest in us, it may have less incentive to assist in our success and its affiliate(s) that are expected to serve as members of our board of directors may resign. Such actions could adversely affect our ability to successfully implement our business strategies which could adversely affect our cash flows or results of operations.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes‑Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company. If some investors find our common stock less attractive because we rely on these exemptions, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non‑affiliates as of any June 30 or issue more than $1.0 billion of non‑convertible debt over a rolling three‑year period.
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile
Our ability to use our net operating loss carryforwards may be limited.
As of December 31, 2016, we had approximately $175.6 million of U.S. federal and state net operating loss carryforwards (“NOLs”). Our NOLs begin to expire in 2024. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. In addition, Section 382 of the Internal Revenue Code of

1986, as amended (“Section 382”), generally imposes an annual limitation on the amount of taxable income that may be offset by NOLs when a corporation has undergone an “ownership change” (as determined under Section 382). Generally, a change of more than 50% in the ownership of a corporation’s stock, by value, over a three‑year period constitutes an ownership change for U.S. federal income tax purposes. Any unused annual limitation may, subject to certain limitations, be carried over to later years. We have previously experienced an ownership change, which resulted in an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long‑term tax‑exempt rate as defined in Section 382, increased under certain circumstances as a result of recognizing built‑in gains in our assets existing at the time of the ownership change. The limitations arising from our prior ownership change may prevent utilization of our NOLs prior to their expiration. Future ownership changes or regulatory changes could further limit our ability to utilize our NOLs. To the extent we are not able to offset our future income with our NOLs, this could adversely affect our operating results and cash flows if we attain profitability.
Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders pursuant to this prospectus. In addition, we have agreed to pay certain expenses of the selling shareholders in connection with the sale of common stock from time to time. Please read “Selling Shareholders.”

DETERMINATION OF OFFERING PRICE
Our common stock is listed on the NYSE under the symbol “PUMP.” The actual offering price by the selling shareholders of the shares of common stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling shareholders or as otherwise described in the section entitled “Plan of Distribution.”

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Our common stock is currently listed on the NYSE under the symbol “PUMP.” The following table sets forth for the periods indicated, the reported high and low bid quotations per share for our common stock.

	Price Per Share of Common Stock		Dividends Per Share
	High	Low
2017
Third quarter (through September 12, 2017)	14.29	11.07	N/A
Second quarter	14.70	11.93	N/A
First quarter	14.50	12.47	N/A
On September 12, 2017, the closing price of our common stock was $11.80. As of September 12, 2017, there were 83,039,854 shares of common stock outstanding, held of record by 22 holders. The number of record holders of our common stock does not include DTC participants or beneficial owners holding shares through nominee names.

DIVIDEND POLICY
We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then‑existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, our revolving credit facility places restrictions on our ability to pay cash dividends.

SELECTED HISTORICAL FINANCIAL DATA
The following table presents selected historical financial and operating data of ProPetro Holding Corp. as of the dates and for the years indicated. The selected historical financial data as of and for the years ended December 31, 2016 and 2015 are derived from the audited consolidated financial statements appearing elsewhere in this prospectus. The selected historical interim financial data as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, are derived from the unaudited interim financial statements appearing elsewhere in this prospectus. Historical results are not necessarily indicative of future results.
We conduct our business through seven operating segments: hydraulic fracturing, cementing, acidizing, coil tubing, flowback, surface drilling and Permian drilling. For reporting purposes, the hydraulic fracturing, cementing and acidizing operating segments are aggregated into our one reportable segment: pressure pumping. The selected historical consolidated financial and operating data presented below should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes and other financial data included elsewhere in this prospectus.

	For the Six Months Ended June 30,		For the Year Ended December 31,
(In thousands, except for per share data and percentages)	2017	2016	2016	2015
Statement of Operations Data:
Revenue	$385,423	$156,095	$436,920	$569,618
Pressure pumping	367,431	141,712	409,014	510,198
All other	17,992	14,383	27,906	59,420
Costs and Expenses:
Cost of services(1)	326,342	145,139	404,140	483,338
General and administrative(2)	27,776	11,340	26,613	27,370
Depreciation and amortization	23,857	21,879	43,542	50,134
Property and equipment impairment expense	—	—	6,305	36,609
Goodwill impairment expense	—	—	1,177	—
Loss on disposal of assets	20,229	6,936	22,529	21,268
Total costs and expenses	$398,204	$185,294	$504,306	$618,719
Operating Loss	$(12,781)	$(29,199)	$(67,386)	$(49,101)
Other Income (Expense):
Interest expense	(5,825)	(11,392)	(20,387)	(21,641)
Gain on extinguishment of debt	—	6,975	6,975	—
Other expense	(602)	(312)	(321)	(499)
Total other expense	(6,427)	(4,729)	(13,733)	(22,140)
Loss before income taxes	(19,208)	(33,928)	(81,119)	(71,241)
Income tax benefit (expense)	(223)	11,697	27,972	25,388
Net loss	$(19,431)	$(22,231)	$(53,147)	$(45,853)
Per Share Information
Net loss per common share:
Basic	$(0.28)	$(0.60)	$(1.19)	$(1.31)
Diluted	$(0.28)	$(0.60)	$(1.19)	$(1.31)
Weighted average common shares outstanding:
Basic	69,593	37,244	44,787	34,993
Diluted	69,593	37,244	44,787	34,993
Balance Sheet Data as of:
Cash and cash equivalents	$25,108		$133,596	$34,310
Property and equipment — net of accumulated depreciation	$360,308		$263,862	$291,838
Total assets	$561,916		$541,422	$446,454
Long-term debt — net of deferred loan costs	$10,210		$159,407	$236,876
Total shareholders’ equity	$379,697		$221,009	$69,571
Cash Flow Statement Data:
Net cash (used in) provided by operating activities	$(463)	$2,063	$10,658	$81,231
Net cash used in investing activities	$(111,401)	$(15,051)	$(41,688)	$(62,776)
Net cash provided by (used in) financing activities	$3,376	$(1,140)	$130,315	$(15,216)
Other Data:
Adjusted EBITDA(3)	$46,884	$235	$7,816	$60,149
Adjusted EBITDA margin(3)	12.16%	0.15%	1.80%	10.60%
Capital expenditures	$143,811	$10,052	$46,008	$71,677
___________________________

(1)	Exclusive of depreciation and amortization.

(2)	Inclusive of stock‑based compensation.

(3)
We view Adjusted EBITDA and Adjusted EBITDA margin as important indicators of performance. We define EBITDA as our net income, before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus (i) loss on disposal of assets, (ii) gain on extinguishment of debt, (iii) stock based compensation, and (iv) other unusual or non‑recurring charges, such as costs related to our initial public offering. Adjusted EBITDA margin reflects our Adjusted EBITDA as a percentage of our revenues.
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates). EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools and should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.
We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA margin will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA, Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in our industry, our definition of EBITDA, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin for each of the years indicated.
Reconciliation of net loss to Adjusted EBITDA

	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in thousands, except percentages)	2017	2016	2016	2015
Net loss	$(19,431)	$(22,231)	$(53,147)	$(45,853)
Interest expense	5,825	11,392	20,387	21,641
Income tax (benefit) expense	223	(11,697)	(27,972)	(25,388)
Depreciation and amortization	23,857	21,879	43,542	50,134
EBITDA	$10,474	$(657)	$(17,190)	$534
Property and equipment impairment expense	—	—	6,305	36,609
Goodwill impairment expense	—	—	1,177	—
Loss on disposal of assets	20,229	6,936	22,529	21,268
Gain on extinguishment of debt	—	(6,975)	(6,975)	—
Stock-based compensation	7,978	619	1,649	1,239
Other expense	602	312	321	499
Other general and administrative expense (1)	572	—	—	—
Deferred IPO bonus expense	7,029	—	—	—
Adjusted EBITDA	$46,884	$235	$7,816	$60,149
Revenue	$385,423	$156,095	$436,920	$569,618
Adjusted EBITDA margin	12.16%	0.15%	1.80%	10.60%
___________________________

(1)	Other general and administrative expense relates to legal settlement expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward‑looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward‑looking statements contained in the following discussion and analysis.
Basis of Presentation
Unless otherwise indicated, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “ProPetro Holding Corp.,” “the Company,” “we,” “our,” “us” or like terms refer to ProPetro Holding Corp. and its subsidiary.
Overview
We are a growth‑oriented, Midland, Texas‑based oilfield services company providing hydraulic fracturing and other complementary services to leading upstream oil and gas companies engaged in the exploration and production, or E&P, of North American unconventional oil and natural gas resources. Our operations are primarily focused in the Permian Basin, where we have cultivated longstanding customer relationships with some of the region’s most active and well‑capitalized E&P companies. The Permian Basin is widely regarded as the most prolific oil‑producing area in the United States, and we believe we are currently one of the largest providers of hydraulic fracturing services in the region by hydraulic horsepower, or HHP, with an aggregate deployed capacity of 555,000 HHP. Our fleet has been designed to handle the highest intensity, most complex hydraulic fracturing jobs, and has been 100% utilized since September 2016. In the quarter ended June 30, 2017, we purchased and put in service two additional hydraulic fracturing units, and took delivery and put into service a third unit following the end of quarter, bringing our fleet total to 13 deployed units. In addition, we have contracted to purchase three new hydraulic fracturing units scheduled for delivery and deployment to dedicated customers in the second half of 2017, as well as other ancillary equipment such as engines and spare parts. These units will provide us with an additional 135,000 HHP, bringing our aggregate capacity to 690,000 HHP.
Our Assets and Operations
Through our pressure pumping segment, which includes cementing and acidizing operations, we primarily provide hydraulic fracturing services to E&P companies in the Permian Basin. Our modern hydraulic fracturing fleet has been designed to handle Permian Basin specific operating conditions and the region’s increasingly high‑intensity well completions, which are characterized by longer horizontal wellbores, more frac stages per lateral and increasing amounts of proppant per well. Over 75% of our fleet has been delivered over the past four years, and we have fully maintained our equipment throughout the recent industry downturn to ensure optimal performance and reliability. Additionally, all of the hydraulic horsepower delivered over the last four years has been sourced from a single manufacturer, leading to a homogeneous fleet with streamlined maintenance programs and training for our personnel.
In addition to our core pressure pumping segment operations, we also offer a suite of complementary well completion and production services, including coiled tubing, flowback services and surface air drilling. We believe these complementary services create operational efficiencies for our customers and allow us to capture a greater portion of their capital spending across the lifecycle of a well. Additionally, we believe that these complementary services should benefit from a continued industry recovery and that we are well positioned to continue expanding these offerings in response to our customers increasing service needs and spending levels.

How We Generate Revenue
We generate revenue primarily through our pressure pumping segment, and more specifically, by providing hydraulic fracturing services to our customers. We own and operate a fleet of mobile hydraulic fracturing units and other auxiliary equipment to perform fracturing services. We also provide personnel and services that are tailored to meet each of our customers’ needs. We generally do not have long‑term written contractual arrangements with our customers other than standard master service agreements, which include general contractual terms between our customers and us. We charge our customers on a per‑job basis, in which we set pricing terms after receiving full specifications for the requested job, including the lateral length of the customer’s wellbore, the number of frac stages per well, the amount of proppant to be employed and other parameters of the job.
In addition to hydraulic fracturing services, we generate revenue through the complementary services that we provide to our customers, including cementing, acidizing, coiled tubing, flowback services and surface air drilling. These complementary services are provided through various contractual arrangements, including on a turnkey contract basis, in which we set a price to perform a particular job, a daywork contract basis, in which we are paid a set price per day for our services, or a footage contract basis, in which we are paid a set price per foot we drill. We are also sometimes paid by the hour for these complementary services.
Costs of Conducting our Business
The principal direct costs involved in operating our business are expendables, other direct costs, and direct labor costs. Generally, we price each job to reflect a predetermined margin over our expendables and direct labor costs. Our fixed costs are relatively low and a large portion of the costs described below are only incurred as we perform jobs for our customers.
Expendables. Expendables are the largest expenses incurred, and include the product and freight costs associated with proppant, chemicals and other consumables used in our pressure pumping and other operations. These costs comprise a substantial variable component of our service costs, particularly with respect to the quantity and quality of sand and chemicals demanded when providing hydraulic fracturing services. Expendable product costs comprised approximately 61.0% and 58.9% of total costs of service for the years ended December 31, 2016 and 2015, respectively.
Other Direct Costs. We incur other direct expenses related to our service offerings, including the costs of fuel, repairs and maintenance, general supplies, equipment rental and other miscellaneous operating expenses. Fuel is consumed both in the operation and movement of our hydraulic fracturing fleet and other equipment. Repairs and maintenance costs are expenses directly related to upkeep of equipment, which have been amplified by the demand for higher horsepower jobs. Capital expenditures to upgrade or extend the useful life of equipment are not included in other direct costs. Other direct costs were 24.4% and 24.3% of total costs of service for the years ended December 31, 2016 and 2015, respectively.
Direct Labor Costs. Payroll and benefit expenses related to our crews and other employees that are directly attributable to the effective delivery of services are included in our operating costs. Direct labor costs amounted to 14.5% and 16.9% of total costs of service for the years ended December 31, 2016 and 2015, respectively.
How We Evaluate Our Operations
Our management uses a variety of financial and operating metrics to evaluate and analyze the performance of our business, including Adjusted EBITDA and Adjusted EBITDA margin.
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin
We view Adjusted EBITDA and Adjusted EBITDA margin as important indicators of performance. We define EBITDA as our net income, before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus (i) loss/(gain) on disposal of assets, (ii) gain on extinguishment of debt, (iii) stock based compensation, and (iv) other unusual or non‑recurring expenses, such as costs related to our initial public offering. Adjusted EBITDA margin reflects our Adjusted EBITDA as a percentage of our revenues.
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), nonrecurring expenses (such as IPO bonus) and items outside the control of our management team (such as income tax rates). EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools and should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.
Note Regarding Non‑GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not financial measures presented in accordance with GAAP. We believe that the presentation of these non‑GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Our non‑GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non‑GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA or Adjusted EBITDA margin in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in our industry, our definitions of these non‑GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please read “Selected Historical Financial Data” for definition of EBITDA, Adjusted EBITDA and Adjusted EBITDA margin.
Factors Affecting the Comparability of Our Financial Results
Our future results of operations may not be comparable to our historical results of operations for the reasons described below:
Our strategic focus on our pressure pumping segment and other complementary services will reduce the relative financial contribution of the Permian drilling operating segment in our results of operations. We expect revenues and costs of services related to our Permian drilling operating segment to comprise a lower percentage of total revenues and total costs of service in future results of operations when compared to historic results due to our increased focus on pressure pumping and other complementary service offerings. We idled all seven of our Permian vertical drilling rigs throughout 2016. As a result, Permian drilling comprised only $9.9 million of revenue (or 2.3% of revenues) for the year ended December 31, 2016, as compared to $35.7 million (or 6.3% of revenues) for the year ended December 31, 2015. Likewise cost of services related to Permian drilling was $8.5 million (2.1% of all costs of services) for the year ended December 31, 2016 as compared to $30.8 million (or 6.4% of cost of service) for the year ended December 31, 2015. We anticipate the financial significance of this service line relative to the financial results from pressure pumping and other service offerings to continue to decline.
Results of Operations
We conduct our business through seven operating segments: hydraulic fracturing, cementing, acidizing, coil tubing, flowback, surface drilling, and Permian drilling. For reporting purposes, the hydraulic fracturing, cementing and acidizing operating segments are aggregated into our one reportable segment: pressure pumping. We expect revenues and costs of services related to our Permian drilling operating segment to comprise a lower percentage of total revenues and total costs of service in future results of operations when compared to historic results due to our increased focus on pressure pumping and other complementary service offerings. We anticipate the financial significance of this service line relative to the financial results from pressure pumping and other service offerings to continue to decline.
The following table sets forth selected operating data for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2017	2016	2016	2015
Revenue	$385,423	$156,095	$436,920	$569,618
Cost of services(1)	326,342	145,139	404,140	483,338
General and administrative expense(2)	27,776	11,340	26,613	27,370
Depreciation and amortization	23,857	21,879	43,542	50,134
Property and equipment impairment expense	—	—	6,305	36,609
Goodwill impairment expense	—	—	1,177	—
Loss on disposal of assets	20,229	6,936	22,529	21,268
Interest expense	5,825	11,392	20,387	21,641
Gain on extinguishment of debt	—	(6,975)	(6,975)	—
Other expense	602	312	321	499
Income tax expense/(benefit)	223	(11,697)	(27,972)	(25,388)
Net loss	$(19,431)	$(22,231)	$(53,147)	$(45,853)
Adjusted EBITDA(3)	$46,884	$235	$7,816	$60,149
Adjusted EBITDA Margin(3)	12.16%	0.15%	1.80%	10.60%
Pressure pumping segment results of operations:
Revenue	$367,431	$141,712	$409,014	$510,198
Cost of services	$312,647	$132,122	$379,815	$432,372
Adjusted EBITDA	$48,283	$3,549	$15,655	$62,540
Adjusted EBITDA Margin(4)	13.14%	2.50%	3.80%	12.30%
___________________________

(1)	Exclusive of depreciation and amortization.

(2)	Inclusive of stock‑based compensation.

(3)
For definitions of the non‑GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin and reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to our most directly comparable financial measures calculated in accordance with GAAP, please read “Selected Historical Financial Data”.

(4)
The non‑GAAP financial measure of Adjusted EBITDA margin for the pressure pumping segment is calculated by taking Adjusted EBITDA for the pressure pumping segment as a percentage of our revenues for the pressure pumping segment.

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016
Revenues.    Revenues increased 146.9%, or $229.3 million, to $385.4 million for the six months ended June 30, 2017, as compared to $156.1 million for the six months ended June 30, 2016. The increase was primarily attributable to the increase in customer activity, fleet size and demand for our services, which has led to an increase in pricing for our hydraulic fracturing and other services. Our pressure pumping segment revenues increased 159.3%, or $225.7 million for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016. Revenues from services other than pressure pumping increased 25.1%, or $3.6 million, in the six months ended June 30, 2017, as compared to the six months ended June 30, 2016. The increase in revenues from services other than pressure pumping during the six months ended June 30, 2017 was primarily attributable to the increase in revenues and customer demand for our flowback, coil tubing and surface drilling services, offset by the decrease in revenue from idling of our Permian drilling rigs.

Cost of Services.    Cost of services increased 124.8%, or $181.2 million, to $326.3 million for the six months ended June 30, 2017, from $145.1 million during the six months ended June 30, 2016. Cost of services in our pressure pumping segment increased $180.5 million for the six months ended June 30, 2017, as compared to the six months ended June 30, 2016. The increases were primarily attributable to higher activity levels, coupled with an increase in personnel headcount following the increased activity levels. As a percentage of pressure pumping segment revenues, pressure pumping cost of services decreased to 85.1% for the six months ended June 30, 2017, as compared to 93.2% for the six months ended June 30, 2016. The decrease in cost of services as a percentage of revenue for the pressure pumping segment resulted from greater pricing power as demand for our services increased, without a corresponding increase in costs, which resulted in significantly higher realized Adjusted EBITDA margins during the six months ended June 30, 2017.
General and Administrative Expenses.    General and administrative expenses increased 144.9%, or $16.4 million, to $27.8 million for the six months ended June 30, 2017, as compared to $11.3 million for the six months ended June 30, 2016. The increase was primarily attributable to marginal increases in legal and professional fees, insurance expense, payroll and travel, and non-recurring expenses— an IPO bonus of $7.0 million to key employees, along with $6.8 million of accelerated stock compensation in connection with the IPO and non-recurring stock compensation for restricted stock units. General and administrative expenses, excluding non-recurring expenses, as a percentage of total revenues decreased to 3.6% for the six months ended June 30, 2017, as compared to 7.3% for the six months ended June 30, 2016, and the decrease is as a result of the higher revenue in the six months ended June 30, 2017.
Depreciation and Amortization.    Depreciation and amortization increased 9.0%, or $2.0 million, to $23.9 million for the six months ended June 30, 2017, as compared to $21.9 million for the six months ended June 30, 2016. The increase was primarily attributable to additional property and equipment purchased and put into service during the six months ended June 30, 2017. We calculate depreciation of property and equipment using the straight-line method.
Loss on Disposal of Assets.    Loss on the disposal of assets increased 191.7%, or 13.3 million, to $20.2 million for the six months ended June 30, 2017, as compared to $6.9 million for the six months ended June 30, 2016. The increase was primarily attributable to greater service intensity of jobs completed coupled with higher activity levels and utilization of our equipment.
Interest Expense.    Interest expense decreased 48.9%, or $5.6 million, to $5.8 million for the six months ended June 30, 2017, as compared to $11.4 million for the six months ended June 30, 2016. The decrease in interest expense was primarily attributable to a reduction in our average debt balance during 2017 due to the early retirement of our Term Loan and Revolving Credit Facility.
Other Expense.    Other expense was $0.6 million for the six months ended June 30, 2017, as compared to $0.3 million for the six months ended June 30, 2016. The increase was primarily attributable to an increase in lenders related expenses, non-recurring listing related expenses, and partially offset by an increase in the unrealized gain resulting from the change in the fair value of our interest rate swap liability at June 30, 2017 compared to June 30, 2016.
Gain on Extinguishment of Debt.    There was no debt extinguishment gain or loss during the six months ended June 30, 2017, compared to the gain on extinguishment of debt, net of cost, of $6.98 million during the six months ended June 30, 2016. The gain on extinguishment of debt during 2016 was as a result of the auction process with our lenders to repurchase $37.5 million of our Term Loan at a 20% discount to par value.
Income Tax Expense/(Benefit).    For the six months ended June 30, 2017, the Company has utilized the discrete effective tax rate method as allowed by Accounting Standards Codification (“ASC”) 740-270-30-18, Income Taxes - Interim Reporting to calculate its interim tax provision. The discrete method treats the year to date period as if it was the annual period and determines the income tax expense or benefit on that basis. The Company believes that, at this time, the use of this discrete method is more appropriate than the annual effective tax rate method as the annual effective tax rate is not reliable because small changes in estimated “ordinary” income would result in significant changes in the estimated annual effective tax rate. Total income tax expense was $0.2 million resulting in a negative effective tax rate of 1.2% for the six months ended June 30, 2017, compared to total income tax benefit of $11.7 million and a positive effective tax rate of 34.5% for the six months ended June 30, 2016. The negative effective tax rate is primarily due to the Company’s full valuation allowance position, impact of indefinite lived assets, and state tax expense which creates a deviation from the customary relationship between income tax expense/(benefit) and pre-tax income/(loss).
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Revenues. Revenues decreased 23.3%, or $132.7 million, to $436.9 million for the year ended December 31, 2016 as compared to $569.6 million for the year ended December 31, 2015. The decrease was primarily attributable to a reduction in customer activity, a decline in pricing for our frac services as a result of an over‑supply of HHP in our areas of operations, and the idling of our seven Permian drilling rigs. Our pressure pumping segment revenues decreased 19.8%, or $101.2 million, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. Revenues other than pressure pumping decreased 53.0%, or $31.5 million, for the year December 31, 2016 as compared to the year ended December 31, 2015. The decrease was primarily attributable to a decline in demand and pricing for these ancillary services. The overall decrease in revenues was attributable to a competitive market environment caused by the decrease in U.S. onshore drilling and completion activity as a result of decreased oil and natural gas commodity prices. Average oil and natural gas prices have decreased 11.0% and 3.8%, respectively, from the year ended December 31, 2015 as compared to the year ended December 31, 2016. The Baker Hughes U.S. onshore rig count also decreased 48.3% during the year ended December 31, 2016 as compared to the year ended December 31, 2015.
Cost of Services. Cost of services decreased 16.4%, or $79.2 million, to $404.1 million for the year ended December 31, 2016 from $483.3 million as compared to the year ended December 31, 2015. Cost of services in our pressure pumping segment decreased $52.6 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decreases were primarily attributable to lower activity levels, coupled with reduced personnel headcount. As a percentage of pressure pumping segment revenues, pressure pumping cost of services increased to 92.9% for the year ended December 31, 2016 as compared to 84.7% for the year ended December 31, 2015. The increase in cost of services as a percentage of sales for the pressure pumping segment resulted from lower revenue generating activity levels without a corresponding reduction in costs as well as depressed pricing for our services, which resulted in significantly lower realized EBITDA margins.
General and Administrative Expenses. General and administrative expenses decreased 2.8%, or $0.8 million, to $26.6 million for the year ended December 31, 2016 as compared to $27.4 million for the year ended December 31, 2015. The decrease was primarily attributable to a $2.2 million reduction in insurance expense due to a reduction in personnel headcount and a $1.0 million reduction in property taxes, partially offset by an increase in bonus expense of $2.5 million as compared to 2015. General and administrative expenses as a percentage of total revenues was 6.1% for the year ended December 31, 2016 as compared to 4.8% for the year ended December 31, 2015. This increase was due partially to pricing pressures in a competitive operating environment, as well as our decision to maintain equipment and retain key personnel during times of lower equipment utilization levels.
Depreciation and Amortization. Depreciation and amortization decreased 13.1%, or $6.6 million, to $43.5 million for the year ended December 31, 2016 as compared to $50.1 million for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in average depreciable assets partially offset by approximately $46.0 million in capital expenditures during the year ended December 31, 2016. We calculate depreciation of property and equipment using the straight‑line method.
Property and Equipment Impairment Expense. Property and equipment impairment expense was $36.6 million for the year ended December 31, 2015, as compared to $6.3 million for the year ended December 31, 2016. The non‑cash impairment expense in 2015 was associated with our Permian drilling rigs and acidizing assets and was recognized as a result of depressed commodity prices and a negative future near‑term outlook for these assets. The non‑cash impairment expense in 2016 was a result of the continuous depressed demand for our vertical drilling rigs.
Goodwill Impairment Expense. Goodwill impairment expense was $1.2 million for the year ended December 31, 2016, as compared to no goodwill impairment expense for the year ended December 31, 2015. The impairment expense in 2016 was attributable to the write‑down of goodwill related to our surface drilling reporting unit.
Loss on Disposal of Assets. Loss on the disposal of assets increased 5.9%, or $1.3 million, to $22.5 million for the year ended December 31, 2016 as compared to $21.3 million for the year ended December 31, 2015. The increase was primarily attributable to greater service intensity of jobs completed despite lower pressure pumping activity levels.
Interest Expense. Interest expense decreased 5.8%, or $1.3 million, to $20.4 million for the year ended December 31, 2016 as compared to $21.6 million for the year ended December 31, 2015. The decrease in interest expense was primarily attributable to a reduction in our average debt balance during 2016.
Gain on Extinguishment of Debt. Gain on extinguishment of debt was $7.0 million, net of cost, for the year ended December 31, 2016, as compared to no debt extinguishment gain or loss for the year ended December 31, 2015. In June 2016, we conducted an auction process with our lenders to repurchase $37.5 million of our term loan at a 20% discount to par value.
Other Expense. Other expense decreased to $0.3 million for the year ended December 31, 2016 as compared to $0.5 million for the year ended December 31, 2015. The decrease was primarily attributable to an unrealized gain resulting from the change in the fair value of our interest rate swap liability at December 31, 2016 compared to 2015, partially offset by restructuring expenses related to the first amendment to our existing credit agreement incurred in 2016 and the reduction of other income in 2016 as compared to 2015.
Income Tax Benefit. The increase of $2.6 million in income tax benefit for the year ended December 31, 2016 as compared to the year ended December 31, 2015 is primarily attributable to a higher loss before income taxes, partially offset by the valuation allowance of $0.9 million recorded in the year.
Liquidity and Capital Resources
Historically, our primary sources of liquidity and capital resources have been borrowings under our term loan and revolving credit facility, cash flows from our operations and capital contributions from our shareholders. Our primary uses of capital have been investing in and maintaining our property and equipment and repaying indebtedness. As of December 31, 2016, our cash and cash equivalents were $133.6 million, and as of December 31, 2015, were $34.3 million.
As of June 30, 2017, our cash and cash equivalents were $25.1 million, as compared to $133.6 million at December 31, 2016. Our liquidity is currently provided by (i) existing cash balances, (ii) operating cash flows and (iii) borrowings under our revolving credit facility. As of June 30, 2017, our revolving credit facility was undrawn. Our primary uses of cash will be to continue to fund our operations, support organic growth opportunities and satisfy debt payments, if incurred.
Effective as of December 27, 2016, we completed a private placement of 16,999,990 shares of Series A Preferred Shares, par value $0.001 per share (the “Series A Preferred Shares”). We received net proceeds of approximately $163 million and used the net proceeds (i) to repay a portion of the indebtedness outstanding under our revolving credit facility and term loan, (ii) to acquire new hydraulic fracturing units totaling 90,000 additional HHP and (iii) for general corporate purposes.
On March 22, 2017, we completed our IPO for proceeds of approximately $170.1 million, net of underwriting discounts and commissions and offering expenses. We used the net proceeds to repay outstanding borrowings under our term loan, to fund the purchase of additional hydraulic fracturing units and for general corporate purposes. Following our IPO, we expect that our primary sources of liquidity and capital resources going forward will be cash flows generated by operating activities and borrowings under our revolving credit facility.
There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Future cash flows are subject to a number of variables, and are highly dependent on the drilling, completion, and production activity by our customers, which in turn is highly dependent on oil and gas prices. Depending upon market conditions and other factors, we may issue equity and debt securities or take other actions necessary to fund our business or meet our future obligations.
Working Capital
Working capital is the amount by which current assets exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. The following table presents the components of our working capital as of June 30, 2017 compared to December 31, 2016 and compared to December 31, 2015.

	June 30,	December 31,
($ in thousands)	2017	2016	2015
Current Assets:
Cash and cash equivalents	$25,108	$133,596	$34,310
Accounts receivable — net of allowance for doubtful accounts	147,820	115,179	90,291
Inventories	4,819	4,713	8,572
Prepaid expenses	6,933	4,609	4,488
Other current assets	3,689	6,683	804
Total current assets	$188,369	$264,780	$138,465
Current liabilities:
Accounts payable	$155,956	$129,093	$87,365
Accrued liabilities	8,335	13,620	7,052
Current portion of long‑term debt	6,337	16,920	16,295
Accrued interest payable	—	108	77
Total current liabilities	$170,628	$159,741	$110,789
Working capital	$17,741	$105,039	$27,676
Our working capital totaled $17.7 million, $105.0 million and $27.7 million at June 30, 2017, December 31, 2016 and December 31, 2015, respectively.
The $87.3 million decrease in working capital from December 31, 2016 to June 30, 2017 is primarily attributable to our use of cash for repayment of debt of $163.1 million, capital expenditures of $112.6 million, and other expenditures, partially offset by the receipt of $170.1 million (net of IPO underwriting discounts, commissions and other offering expenses) from the proceeds of our IPO.
The $77.4 million increase in working capital between December 31, 2015 and December 31, 2016 was primarily due to the receipt of $163.0 million (net of $7.5 million transaction costs) from the private placement issuance of Series A Preferred Shares. As of December 31, 2016, $25 million of the proceeds from the private placement were used to pay a portion of the outstanding indebtedness under our revolving credit facility. The increase in cash due to the proceeds from the private placement was partially offset by a decrease in cash provided by operations as a result of depressed revenues and margins during 2016. These factors contributed to a $99.3 million net increase in cash and cash equivalents.

Cash and Cash Flows
Our cash and cash equivalents were $25.1 million, $133.6 million and $34.3 million at June 30, 2017, December 31, 2016 and December 31, 2015, respectively.
The following table sets forth our cash flow for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
($ in thousands)	2017	2016	2016	2015
Net cash (used in) provided by operating activities	$(463)	$2,063	$10,658	$81,231
Net cash (used in) provided by investing activities	$(111,401)	$(15,051)	$(41,688)	$(62,776)
Net cash (used in) provided by financing activities	$3,376	$(1,140)	$130,315	$(15,216)
Operating Activities
Net cash used in operating activities was $0.5 million for the six months ended June 30, 2017, compared to net cash provided by operating activities of $2.1 million for the six months ended June 30, 2016. The net decrease of $2.5 million was primarily due to increased working capital needs resulting from higher and expanding activity levels.
Net cash provided by operating activities was $10.7 million for the year ended December 31, 2016 and $81.2 million for the year ended December 31, 2015. The decrease was primarily due to a decrease in operating margins when adjusted for non‑cash items. Operating income (loss), excluding depreciation, amortization and impairment expenses, decreased from income of $37.6 million in 2015 to a loss of $16.4 million in 2016. Additionally, the change in operating assets and liabilities decreased from a $38.3 million cash inflow in 2015 to a $19.8 million cash inflow in 2016 due to an increase in accounts receivable attributable to higher business activity levels in the fourth quarter of 2016 as compared to 2015, partially offset by the timing of payments of our accounts payable.
Investing Activities
Net cash used in investing activities increased to $111.4 million for the six months ended June 30, 2017, from $15.1 million during the six months ended June 30, 2016. The increase was primarily attributable to the new additional hydraulic fracturing units and other ancillary equipment purchased during the period, and a slight increase in maintenance capital expenditures, during the six months ended June 30, 2017, compared to the six months ended June 30, 2016.
Net cash used in investing activities was $41.7 million and $62.8 million for the years ended December 31, 2016 and 2015, respectively. The decrease was primarily due to the addition of one hydraulic fracturing unit in January 2015 and a decline in capital expenditures in response to lower activity levels in 2016. Approximately 97.8% of our capital expenditures during 2016 is related to maintenance of equipment.
Financing Activities
Net cash provided by financing activities was $3.4 million for the six months ended June 30, 2017, and net cash used in financing activities was $1.1 million for the six months ended June 30, 2016. The net increase in cash provided was primarily due to the receipt of $185.5 million of IPO proceeds, partially offset by payment of IPO costs of $15.1 million and $163.1 million in repayment of borrowings, during the six months ended June 30, 2017, compared to net cash used of $38.1 million for repayment of borrowings, offset by the equity capitalization proceeds of $40.0 million during the six months ended June 30, 2016.

Net cash provided by financing activities was $130.3 million for the year ended December 31, 2016, and net cash used in financing activities was $15.2 million for the year ended December 31, 2015. The change was primarily due to a $210.4 million increase in equity capitalization, $40.4 million common equity and $170.0 million preferred equity, partially offset by a $28.2 million increase in net repayments of borrowings, $7.5 million of transaction costs occurred related to the private placement and $30.0 million extinguishment of debt during 2016. In 2015, we entered into a new equipment financing arrangement relating to three hydraulic fracturing units, where we extended the amortization period from 13 to 36 months and reduced the amount of required monthly installment payments.
Credit Facility and Other Financing Arrangements
Revolving Credit Facility
On March 22, 2017, the Company entered into a revolving credit facility with a $150 million borrowing capacity (the “revolving credit facility”). Borrowings under the revolving credit facility accrue interest based on a three‑tier pricing grid tied to availability, and we may elect for loans to be based on either LIBOR or base rate, plus the applicable margin, which ranges from 1.75% to 2.25% for LIBOR loans and 0.75% to 1.25% for base rate loans, with no LIBOR floor. Borrowings under the revolving credit facility are secured by a first priority lien and security interest in substantially all assets of the Company. The revolving credit facility has a tenor of 5 years and a borrowing base of 85% of eligible accounts receivables less customary reserves. Under this facility we are required to comply, subject to certain exceptions and materiality qualifiers, with certain customary affirmative and negative covenants, including, but not limited to, covenants pertaining to our ability to incur lien, indebtedness, changes in the nature of our business, mergers and other fundamental changes, disposal of assets, investments and restricted payments, amendments to our organizational documents or accounting policies, making prepayments of certain debt, dividends, transactions with affiliates, and certain other activities. In addition, the revolving credit facility includes a Springing Fixed Charge Coverage Ratio (“FCCR”) of 1.0x when excess availability is less than the greater of (i) 10% of the lesser of the facility size and the borrowing base (as set forth in the revolving credit facility) and (ii) $12 million. The revolving credit facility has a commitment fee of 0.25% if the utilization is greater than 50% of the borrowing base, otherwise it is 0.375%.
Equipment Financing Arrangements
On November 24, 2015, we entered into a 36‑month equipment financing arrangement for three hydraulic fracturing units, and received proceeds of $25.0 million. A portion of the proceeds were used to pay off manufacturer notes, and the remainder was used for additional liquidity.
On June 30, 2017, we entered into a financing arrangement for the purchase of light vehicles. As of June 30, 2017, we purchased certain light vehicles under this financing arrangement in the amount of $0.2 million.
Off Balance Sheet Arrangements
We had no off balance sheet arrangements as of June 30, 2017.
Capital Requirements
Capital expenditures incurred were $143.8 million during the six months ended June 30, 2017 as compared to $10.1 million during the six months ended June 30, 2016. The increase was primarily attributable to additional property and equipment purchased.
Capital expenditures were $46.0 million in 2016 and $71.7 million in 2015.
Our capital expenditures, maintenance costs and other expenses, including labor, proppant and fuel costs have increased commensurately with our organic fleet growth and increase in overall hydraulic fracturing fleet utilization to 100% utilization since September 2016.

Customer Concentration
For the year ended December 31, 2016, sales to Parsley Energy and Diamondback Energy accounted for 18.0% and 12.5%, respectively, of total revenue. No other customer accounted for more than 10% of total revenue for the year ended December 31, 2016.
Contractual Obligations
The following table presents our contractual obligations and other commitments as of December 31, 2016 (in thousands).

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
6.25% Term loan(1)	$173,267	$21,340	$151,927	$—	$—
Revolving Credit Facility	13,500	—	13,500	—	—
Equipment refinancing(2)	22,115	7,773	14,342	—	—
Operating leases(3)	2,382	471	793	688	430
Total contractual obligations	$211,264	$29,584	$180,562	$688	$430
___________________________

(1)
Includes estimated interest cost at an interest rate of 6.25% plus rate with a 1% floor, per the terms of our Term Loan. As the Eurodollar Rate is floating and cannot be determined with accuracy for future periods, the floor rate of 1% was utilized to calculate anticipated future interest payments.

(2)	Equipment refinancing includes estimated interests costs of $2.9 million.

(3)	Operating leases include agreements for various office locations.
Quantitative and Qualitative Disclosure of Market Risks
Market risk is the risk of loss arising from adverse changes in market rates and prices. Historically, our risks have been predominantly related to potential changes in the fair value of our long‑term debt due to fluctuations in applicable market interest rates. Going forward our market risk exposure generally will be limited to those risks that arise in the normal course of business, as we do not engage in speculative, non‑operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.
Commodity Price Risk
Our material and fuel purchases expose us to commodity price risk. Our material costs primarily include the cost of inventory consumed while performing our pressure pumping services such as proppants, chemicals, guar, trucking and fluid supplies. Our fuel costs consist primarily of diesel fuel used by our various trucks and other motorized equipment. The prices for fuel and the raw materials in our inventory are volatile and are impacted by changes in supply and demand, as well as market uncertainty and regional shortages. Historically, we have generally been able to pass along price increases to our customers; however, we may be unable to do so in the future. We do not engage in commodity price hedging activities.
Interest Rate Risk
We may be subject to interest rate risk on variable rate debt under our credit facility. The Company also has fixed rate debt. The impact of a 1% increase in interest rates on our outstanding debt as of June 30, 2017 and 2016 would have resulted in an increase in interest expense and corresponding decrease in pre‑tax income of approximately $0.1 million and $1 million, for the six months ended June 30, 2017 and 2016, respectively.

Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk are trade receivables. We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including credit evaluations and maintaining an allowance for doubtful accounts.
Internal Controls and Procedures
We are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes‑Oxley Act of 2002, which requires our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year of our second annual report required to be filed with the SEC.
Our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. Please read “Summary — Our Emerging Growth Company Status.”
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014‑09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014‑09 requires entities to recognize revenue to depict transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014‑09 requires entities to disclose both qualitative and quantitative information that enables users of the consolidated financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including disclosure of significant judgments affecting the recognition of revenue. ASU No. 2014‑09 was originally effective for annual periods beginning after December 15, 2016, using either the retrospective or cumulative effect transition method. On August 12, 2015, the FASB issued ASU No. 2015‑14, which defers the effective date of the revenue standard, ASU No. 2014‑09, by one year for all entities and permits early adoption on a limited basis. Per our preliminary evaluation, we believe that the adoption of this guidance will not materially affect our revenue recognition. However, we will continue to evaluate and quantify the effect of the adoption of this guidance on our consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015‑11, Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU No. 2015‑11 does not apply to inventories that are measured by using either the last‑in, first‑out method or the retail inventory method. The amendments in ASU No. 2015‑11 are effective for fiscal years beginning after December 15, 2016. The ASU became effective for us in 2017 and the adoption of this guidance did not materially affect our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016‑02, Leases, a new standard on accounting for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB’s new revenue recognition standard. However, the ASU eliminates the use of bright‑line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for annual reporting periods beginning after December 15, 2018, including periods within that reporting period, using a modified retrospective approach. Early adoption is permitted. We have not completed an evaluation of the impact the pronouncement will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016‑09, Compensation‑ Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting, which modifies several aspects of the accounting for share‑based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new standard is effective for fiscal years and interim periods beginning after December 15, 2016, with early adoption permitted. The ASU became effective for us in 2017 and the adoption of this guidance did not materially affect our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017‑04, Simplifying the Test for Goodwill Impairment, which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step two of the goodwill impairment test. As a result, under this ASU, an entity would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This pronouncement is effective for impairment tests in fiscal years beginning after December 15, 2019, on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We believe that the adoption of this guidance will not materially affect our consolidated financial statements.
Emerging Growth Company
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt‑out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non‑emerging growth companies. Our election to “opt‑out” of the extended transition period is irrevocable.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally acceptable in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.
Listed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.
Property and Equipment
Our property and equipment are recorded at cost, less accumulated depreciation.
Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the balance sheet and the net amount, less proceeds from disposal, is recognized as a gain or loss in earnings.
We retired certain components of equipment rather than entire pieces of equipment, which resulted in a net loss on disposal of assets of $20.2 million and $6.9 million for the six months ended June 30, 2017 and 2016, respectively. For the years ended December 31, 2016 and 2015, we recorded a net loss on disposal of assets of $22.5 million and $21.3 million, respectively.
Depreciation of property and equipment is provided on the straight‑line method over estimated useful lives. The estimated useful lives and salvage values of property and equipment is subject to key assumptions such as maintenance, utilization and job variation. Unanticipated future changes in these assumptions could negatively or positively impact our net income. A 10% change in the useful lives of our property and equipment would have resulted in a $2.4 million and $4.3 million impact on net loss during the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.
Depreciation of property and equipment is provided on the straight‑line method over the following estimated useful lives:

Vehicles	1-5 years
Equipment	1-20 years
Buildings and improvements	5-20 years
Impairment of Long-Lived Assets
In accordance with the Financial Accounting Standards Board Accounting Standards Codification 360 regarding Accounting for the Impairment or Disposal of Long‑Lived Assets, we review the long‑lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future undiscounted cash flows attributable to the assets is less than the carrying amount of such assets. In this circumstance, we recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Our cash flows forecasts require us to make certain judgements regarding long‑term forecasts of future revenue and costs and cash flows related to the assets subject to review. The significant assumption in our cash flow forecasts is our future growth expectations. The significant assumption is uncertain in that it is driven by future demand for our services and utilization which could be impacted by crude oil market prices, future market conditions and technological advancements. Our fair value estimates for certain long‑lived assets require us to use significant other observable inputs among others including significant assumptions related to market approach based on recent auction sales or selling prices of comparable equipment. The estimates of fair value are also subject to significant variability, are sensitive to changes in market conditions, and are reasonably likely to change in the future. No events or changes in circumstances occurred that would indicate a potential impairment of property and equipment during the six months ended June 30, 2017 or 2016. We recorded an impairment loss of $6.3 million during the fourth quarter of 2016 related to our Permian drilling asset group, as our cash flow forecasts were negatively impacted with the idling of these rigs during the fourth quarter. The fair value estimate also declined as observable market inputs, such as recent auction sales also decreased.
If the crude oil market declines or the demand for vertical drilling does not recover, and if our equipment remains idle or under‑utilized, the estimated fair value of such equipment may decline, which could result in additional impairment charges. Though the impacts of variations in any of these factors can have compounding or off‑setting impacts, a 10% decline in the estimated fair value of our Permian drilling assets at December 31, 2016 would result in additional impairment of $0.9 million, and a 10% decline in the estimated future cash flows for our other asset groups would not indicate an impairment.
Goodwill
Goodwill is the excess of the consideration transferred over the fair value of the tangible and identifiable intangible assets and liabilities recognized. Goodwill is not amortized. We perform an annual impairment test of goodwill as of December 31, or more frequently if circumstances indicate that impairment may exist.

There were no additions to, or disposal of, goodwill during the six months ended June 30, 2017 and 2016. We performed our annual goodwill impairment test in accordance with ASC 350 on December 31, 2016, at which time, we determined that the fair value of our hydraulic fracturing reporting unit was substantially in excess of its carrying value and the fair value of our surface drilling reporting unit was less than its carrying value, resulting in the impairment of the entire $1.2 million of our surface drilling goodwill. The hydraulic fracturing and surface drilling operating segments are the only two segments which have goodwill. The quantitative impairment test we perform for goodwill utilizes certain assumptions, including forecasted revenue and cost assumptions. If the crude oil market declines and remains at low levels for a sustained period of time, we could record an impairment of the carrying value of our goodwill in the future. If crude oil prices decline further or remain at low levels, to the extent appropriate we expect to perform our goodwill impairment assessment on a more frequent basis to determine whether an impairment is required. Our discounted cash flow analysis for each reporting unit includes significant assumptions regarding discount rates, revenue growth rates, expected profitability margin, forecasted capital expenditures, the timing of an anticipated market recovery, and the timing of expected cash flow. As such, these analyses incorporate inherent uncertainties that are difficult to predict in volatile economic environments and could result in impairment charges in future periods if actual results materially differ from the estimated assumptions utilized in our forecast.
Income Taxes
Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and the results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. In determining the valuation allowance of $5.8 million for the six months ended June 30, 2017, we have considered and made judgments and estimates regarding estimated future taxable income. These estimates and judgments include some degree of uncertainty and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets and the ultimate realization of tax assets depends on the generation of sufficient taxable income.
Our methodology for recording income taxes requires a significant amount of judgment in the use of assumptions and estimates. Additionally, we forecasts certain tax elements, such as future taxable income, as well as evaluate the feasibility of implementing tax planning strategies. Given the inherent uncertainty involved with the use of such variables, there can be significant variation between anticipated and actual results. Unforeseen events may significantly impact these variables, and changes to these variables could have a material impact on our income tax accounts. The final determination of our income tax liabilities involves the interpretation of local tax laws and related authorities in each jurisdiction. Changes in the operating environments, including changes in tax law, could impact the determination of our income tax liabilities for a tax year.

BUSINESS
Overview
We are a growth‑oriented, Midland, Texas‑based oilfield services company providing hydraulic fracturing and other complementary services to leading upstream oil and gas companies engaged in the exploration and production, or E&P, of North American unconventional oil and natural gas resources. Our operations are primarily focused in the Permian Basin, where we have cultivated longstanding customer relationships with some of the region’s most active and well‑capitalized E&P companies. The Permian Basin is widely regarded as the most prolific oil‑producing area in the United States, and we believe we are one of the largest providers of hydraulic fracturing services in the region by hydraulic horsepower, or HHP, with an aggregate deployed capacity of 555,000 HHP. Our fleet has been designed to handle the highest intensity, most complex hydraulic fracturing jobs, and has been 100% utilized since September 2016. In the quarter ended June 30, 2017, we purchased and put in service two additional hydraulic fracturing units, and took delivery and put into service a third unit following the end of quarter, bringing our fleet total to 13 deployed units. In addition, we have contracted to purchase three new hydraulic fracturing units scheduled for delivery and deployment to dedicated customers in the second half of 2017, as well as other ancillary equipment such as engines and spare parts. These units will provide us with an additional 135,000 HHP, bringing our aggregate capacity to 690,000 HHP.
Our modern hydraulic fracturing fleet has been designed to handle Permian Basin specific operating conditions and the region’s increasingly high‑intensity well completions, which are characterized by longer horizontal wellbores, more frac stages per lateral and increasing amounts of proppant per well. Over 75% of our fleet has been delivered over the past four years, and we have fully maintained our equipment throughout the recent industry downturn to ensure optimal performance and reliability. In contrast, we believe many of our competitors have deferred necessary maintenance capital spending throughout the downturn, which we believe positions us to respond more quickly and reliably to customer needs during the ongoing market recovery.
In addition to our core hydraulic fracturing operations, we also offer a suite of complementary well completion and production services, including cementing, acidizing, coiled tubing, flowback services, Permian drilling and surface air drilling. We believe these complementary services create operational efficiencies for our customers and allow us to capture a greater portion of their capital spending across the lifecycle of an unconventional well. We believe that these complementary services should benefit from a continued industry recovery and that we are well positioned to continue expanding these offerings in response to our customers’ increasing service needs and spending levels.
Our primary business objective is to serve as a strategic partner to our customers. We achieve this objective by providing reliable, high‑quality services that are tailored to our customers’ needs and synchronized with their well development programs. This alignment assists our customers in optimizing the long‑term development of their unconventional resources. Over the past four years, we have leveraged our strong Permian Basin relationships to grow our installed HHP capacity by over four times and organically build our Permian Basin cementing, coiled tubing and acidizing lines of business. Consistent with past performance, we believe our substantial market presence will continue to yield a variety of actionable growth opportunities allowing us to expand both our hydraulic fracturing and complementary services going forward. To this end, we intend to continue our past practice of opportunistically deploying new equipment on a long‑term, dedicated basis in response to specific customer demand.
For the years ended December 31, 2016 and 2015, we generated net losses of approximately $(53.1) million and $(45.9) million, respectively, and Adjusted EBITDA of approximately $7.8 million and $60.1 million, respectively. Over these same years, approximately 94% and 90% of our revenues, respectively, were generated from our pressure pumping segment, which includes our hydraulic fracturing, cementing and acidizing services. For the definition of Adjusted EBITDA and a reconciliation from its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical Financial Data.”

Recent Developments
On March 16, 2017, the registration statement on Form S-1 (File No. 333-215940) relating to our initial public offering (the “IPO”) was declared effective by the SEC. The IPO closed on March 22, 2017, at which time we issued and sold 13,250,000 shares of common stock, and certain selling shareholders sold 11,750,000 shares of common stock, at a price to the public of $14.00 per share. We received cash proceeds of approximately $170.1 million from this transaction, net of underwriting discounts and commissions and offering expenses, which we used (i) to repay $71.8 million in outstanding borrowings and accrued interest under our term loan, (ii) for the purchase of additional hydraulic fracturing fleets and ancillary equipment, and (iii) retained the balance for general corporate purposes.
In connection with the IPO, the Company executed a stock split, such that each holder of common stock of the Company received 1.45 shares of common stock for every one share of previous common stock. Accordingly, any information related to or dependent upon the share or option counts in our comparative 2016 and 2015 consolidated financial statements have been updated to reflect the effect of the stock split.
Our Services
We conduct our business through seven operating segments: hydraulic fracturing, cementing, acidizing, coil tubing, flowback, surface drilling and Permian drilling. For reporting purposes, the hydraulic fracturing, cementing and acidizing operating segments are aggregated into our one reportable segment: pressure pumping.
Pressure Pumping
Hydraulic Fracturing
We primarily provide hydraulic fracturing services to E&P companies in the Permian Basin. These services are intended to optimize hydrocarbon flow paths during the completion phase of horizontal shale wellbores. We have significant expertise in multi‑stage fracturing of horizontal oil‑producing wells in unconventional geological formations. As of August 1, 2017, we had grown our hydraulic fracturing business to a total of 13 hydraulic fracturing units with an aggregate of 555,000 HHP, of which 455,000 HHP has been delivered since 2013. Further, three additional hydraulic fracturing units are scheduled for delivery and deployment to dedicated customers in the second half of 2017, which will increase our capacity to an aggregate of 690,000 HHP.
The fracturing process consists of pumping a fracturing fluid into a well at sufficient pressure to fracture the formation. Materials known as proppants, which in our business are comprised primarily of sand, are suspended in the fracturing fluid and are pumped into the fracture to prop it open. The fracturing fluid is designed to “break,” or loosen viscosity, and be forced out of the formation by its pressure, leaving the proppants suspended in the fractures created, thereby increasing the mobility of the hydrocarbons. As a result of the fracturing process, production rates are usually enhanced substantially, thus increasing the rate of return of hydrocarbons for the operator.
We own and operate a fleet of mobile hydraulic fracturing units and other auxiliary equipment to perform fracturing services. We refer to all of our fracturing units, other equipment and vehicles necessary to perform fracturing jobs as our “fleet” and the personnel assigned to each unit as a “crew.” Our hydraulic fracturing units consist primarily of a high pressure hydraulic pump, a diesel engine, a transmission and various hoses, valves, tanks and other supporting equipment that are typically mounted to a flat‑bed trailer.
We provide dedicated equipment, personnel and services that are tailored to meet each of our customer’s needs. Each unit in our fleet has a designated team of personnel, which allows us to provide responsive and customized services, such as project design, proppant and other consumables procurement, real‑time data provision and post‑completion analysis for each of our jobs. Many of our hydraulic fracturing units and associated personnel have continuously worked with the same customer for the past several years promoting deep relationships and a high degree of coordination and visibility into future customer activity levels. Furthermore, in light of our substantial market presence and historically high fleet utilization levels, we have established a variety of entrenched relationships with key equipment, sand and other downhole consumable suppliers. These strategic relationships ensure ready access to equipment, parts and materials on a timely and economic basis and allow our dedicated procurement logistics team to ensure consistently safe and reliable operations.
Cementing
We provide cementing services for completion of new wells and remedial work on existing wells. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. Cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened.
We currently operate a total of 14 cementing units, with eight units operating in the Permian Basin and six units operating in the Uinta‑Piceance Basin. We believe that our cementing segment provides an organic growth opportunity for us to expand our service offerings within our existing customer base.
Acidizing
We operate 10 acidizing pumps and four combination units in the Permian Basin, together totaling approximately 22,000 HHP, which perform procedures like toe preps, pump downs and foamed acid. Acidizing is a stimulation technique where acid is injected under pressure into formations (typically carbonate reservoirs) which can form or expand fissures. We believe that our acidizing operations provide an organic growth opportunity for us to expand our service offerings within our existing customer base.
Other Services
Coiled Tubing
Coiled tubing services involve injecting coiled tubing into wells to perform various completion well intervention operations. Coiled tubing is a flexible steel pipe with a diameter of typically less than three inches and manufactured in continuous lengths of thousands of feet. It is wound or coiled on a truck‑mounted reel for onshore applications. Due to its small diameter, coiled tubing can be inserted into existing production tubing and used to perform a variety of services to enhance the flow of oil or natural gas.
The principal advantages of using coiled tubing include the ability to (i) continue production from the well without interruption, thus reducing the risk of formation damage, (ii) move continuous coiled tubing in and out of a well significantly faster than conventional pipe in the case of a workover rig, which must be jointed and unjointed, (iii) direct fluids into a wellbore with more precision, allowing for improved stimulation fluid placement, (iv) provide a source of energy to power a downhole motor or manipulate down‑hole tools and (v) enhance access to remote fields due to the smaller size and mobility.
As of June 30, 2017, we had one 2”, one 2 3/8” and one 1V4” coiled tubing unit, all of which were operating in the Permian Basin. We believe these units are well suited for the performance requirements of the unconventional resource markets we serve. The average age of these units is less than four years old.
Flowback Services
Our flowback services consist of production testing, solids control, hydrostatic testing and torque services. Flowback involves the process of allowing fluids to flow from the well following a treatment, either in preparation for an impending phase of treatment or to return the well to production. Our flowback equipment consists of manifolds, accumulators, valves, flare stacks and other associated equipment that combine to form up to a total of five well‑testing spreads. We provide flowback services in the Permian Basin and mid‑continent markets.

Surface Air Drilling
We currently operate a surface air drilling operation in the Uinta‑Piceance Basin, which is capable of offering cost‑effective, pre‑set surface air drilling services to target depths of approximately 4,000 feet in areas of fragile geology. Air drilling is a technique in which oil, natural gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure, which results in increased rates of penetration, reduced formation damage and reduced drilling costs. This division is uniquely suited to the fragile geology of the Uinta‑Piceance Basin and is highly complementary to our cementing offering.
Competitive Strengths
Our primary business objective is to serve as a strategic partner for our customers. We achieve this objective by providing reliable, high‑quality services that are tailored to our customers’ needs and synchronized with their well development programs. This alignment assists our customers in optimizing the long‑term development of their unconventional resources. We believe that the following competitive strengths differentiate us from our peers and uniquely position us to achieve our primary business objective.

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Strong market position in the Permian Basin. We believe we are one of the largest hydraulic fracturing providers by HHP in the Permian Basin, which is the most prolific oil producing area in the United States. Our longstanding customer relationships and substantial Permian Basin market presence uniquely position us to continue growing in tandem with the basin’s ongoing development. The Penman Basin is a mature, liquids‑rich basin with well‑known geology and a large, exploitable resource base that delivers attractive E&P producer economics at or below current commodity prices. As a result of its significant size, coupled with the presence of multiple prospective geologic benches and other favorable characteristics, the Permian Basin has become widely recognized as the most attractive and economic oil resource in North America.

Our operational focus has historically been in the Permian Basin’s Midland sub‑basin in support of our customers’ core operations. More recently, however, many of our customers (including Callon Petroleum, Diamondback Energy, Parsley Energy, RSP Permian and XTO Energy) have made sizeable acquisitions in the Delaware Basin. We anticipate that many of these customers will request our services in the Delaware Basin to help develop their acreage, and we believe that we are uniquely positioned to capture a large addressable growth opportunity as the basin develops. For the foreseeable future, we expect both the Midland Basin and the Delaware Basin to continue to command a disproportionate share of future North American E&P spending.

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Hydraulic fracturing is highly levered to increasing drilling activity and completion intensity levels. The combination of an expanding Permian Basin horizontal rig count and more complex well completions has a compounding effect on HHP demand growth. Horizontal drilling has become the default method for E&P operators to most economically extract unconventional resources, and the number of horizontal rigs has increased from 22% of the total Permian Basin rig count in December 2011 to over 80% of the Permian Basin rig count in January 2017. As the horizontal rig count has grown, well completion intensity levels have also increased as a result of longer wellbore lateral lengths, more fracturing stages per foot of lateral and increasing amounts of proppant per stage. Furthermore, the ongoing improvement in drilling and completion efficiencies, driven by innovations such as multi‑well pads and zipper fracs, have further increased the demand for HHP. Taken together, these demand drivers have helped contribute to the full utilization of our fleet and leave us well positioned to capture future organic growth opportunities and enhanced pricing for the services we offer.

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Deep relationships and operational alignment with high‑quality, Permian Basin‑focused customers. Our deep local roots, operational expertise and commitment to safe and reliable service have allowed us to cultivate longstanding customer relationships with the most active and well‑capitalized Penman Basin operators. Our diverse customer base is comprised of market leaders such as Callon Petroleum, Diamondback Energy, Parsley Energy, Pioneer Natural

Resources, Surge Energy and XTO Energy, with no single customer representing more than 20% of our revenue for the year ended December 31, 2016. Many of our current customers have worked with us since our inception and have integrated our fleet scheduling with their well development programs. This high degree of operational alignment and their continued support have allowed us to maintain relatively high utilization rates over time. As our customers increase activity levels, we expect to continue to leverage these strong relationships to keep our fleet fully utilized and selectively expand our platform in response to specific customer demand.

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Standardized fleet of modern, well‑maintained equipment We have a large, homogenous fleet of modem equipment that is configured to handle the Permian Basin’s most complex, highest‑intensity, hydraulic fracturing jobs. We believe that our fleet design is a key competitive advantage compared to many of our competitors who have fracturing units that are not optimized for Permian Basin conditions. Our fleet is largely standardized across units to facilitate efficient maintenance and repair, reducing equipment downtime and improving labor efficiency. Importantly, we have fully maintained our fleet throughout the recent industry downturn to ensure optimal performance and reliability. In contrast, we believe many of our competitors have deferred necessary maintenance capital spending and cannibalized essential equipment for spare parts during the same period. Furthermore, our entrenched relationships with a variety of key suppliers and vendors provide us with the reliable access to the equipment necessary to support our continued organic growth strategy.

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Proven cross‑cycle financial performance. Over the past several years, we have maintained relatively high cross‑cycle fleet utilization rates. Since September 2016, our fleet has been 100% utilized, and for each of the years ended December 31, 2015 and 2016 and the quarter ended June 30, 2017, we operated in excess of 65% utilization. Our consistent track record of steady organic growth, coupled with our ability to immediately deploy new HHP on a dedicated and fully utilized basis, has resulted in revenue growth across industry cycles. We believe that we will be able to grow faster than our competitors while preserving attractive EBITDA margins as a result of our differentiated service offerings and a robust backlog of demand for our services. Furthermore, we believe that our philosophy of maintaining modest financial leverage and a healthy balance sheet has left us more conservatively capitalized than our peers. Several of our customers have recently requested additional HHP capacity from us, and we expect that improving market fundamentals, our superior execution and our customer‑focused approach should result in enhanced financial performance going forward.

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Seasoned management and operating team and exemplary safety record. We have a seasoned executive management team, with our three most senior members contributing more than 100 years of collective industry and financial experience. Members of our management team founded our business and seeded our company with a portion of our original investment capital. We believe their track record of successfully building premier oilfield service companies in the Permian Basin, as well as their deep roots and relationships throughout the West Texas community, provide a meaningful competitive advantage for our business. In addition, our management team has assembled a loyal group of highly‑motivated and talented divisional managers and field personnel, and we have had virtually no manager‑level turnover in our core service divisions over the past three years. We employ a balanced decision‑making structure that empowers managerial and field personnel to work directly with customers to develop solutions while leveraging senior management’s oversight. This collaborative approach fosters strong customer links at all levels of the organization and effectively institutionalizes customer relationships beyond the executive suite. We promote a “Safety First” culture, which has led to a Total Recordable Incident Rate, or TRIR, well below industry averages. For example, for the year ended December 31, 2016, we had a TRIR of 0.9, compared to a peer average of 2.5 for the year ended December 31, 2014.

Business Strategies
We intend to achieve our primary business objective through the following business strategies:

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Capture an increasing share of rising demand for hydraulic fracturing services in the Permian Basin. We intend to continue to position ourselves as a Permian Basin‑focused hydraulic fracturing business, as we believe the Permian Basin hydraulic fracturing market offers supportive long‑term growth fundamentals. These fundamentals are characterized by increased demand for our HHP, driven by increasing drilling activity and well completion intensity levels, along with underinvestment by our competitors in their equipment. We are currently operating at 100% utilization, and several of our customers have requested additional HHP capacity from us. As our customers continue to develop their assets in the Midland Basin and Delaware Basin, we believe we are strategically positioned to deploy additional hydraulic fracturing equipment in support of their ongoing needs. Further, three additional hydraulic fracturing units are scheduled for delivery and deployment to dedicated customers in the second half of 2017. These units will provide us with an additional 135,000 HHP, bringing our total capacity to 690,000 HHP.

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Capitalize on improving pricing and efficiency gains. The increase in demand for HHP coupled with expected competitor equipment attrition is expected to drive more favorable hydraulic fracturing supply and demand fundamentals. We believe this market tightening may lead to a general increase in prices for hydraulic fracturing services. Furthermore, our consistently high fleet utilization levels and 24 hours per day, seven days per week operating schedule (with approximately 90% of our fleet currently operating on such a schedule, as compared to 2014, when the majority of our services were provided during daylight hours) should result in greater revenue opportunity and enhanced margins as fixed costs are spread over a broader revenue base. We believe that any incremental future fleet additions will benefit from these trends and associated economies of scale.

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Cross‑sell our complementary services. In addition to our hydraulic fracturing services, we offer a broad range of complementary services in support of our customers’ development activities, including cementing, acidizing, coiled tubing, flowback services and surface air drilling. These complementary services create operational efficiencies for our customers, and allow us to capture a greater percentage of their capital spending across the lifecycle of an unconventional well. We believe that, as our customers increase spending levels, we are well positioned to continue cross‑selling and growing our complementary service offerings.

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Maintain financial stability and flexibility to pursue growth opportunities. Consistent with our historical practices, we plan to continue to maintain a conservative balance sheet, which will allow us to better react to potential changes in industry and market conditions and opportunistically grow our business. In the near term, we intend to continue our past practice of aligning our growth capital expenditures with visible customer demand, by strategically deploying new equipment on a long‑term, dedicated basis in response to inbound customer requests. We will also selectively evaluate potential strategic acquisitions that increase our scale and capabilities or diversify our operations.

Properties
Our corporate headquarters are located at 1706 S. Midkiff, Bldg. B, Midland, Texas 79701. In addition to our headquarters, we also lease nine properties that are used for field offices, yards or storage. We believe that our facilities are adequate for our current operations.
Our Customers
Our customers consist primarily of oil and natural gas producers in North America. Our top five customers accounted for approximately 58% and 53% of our revenue, for the years ended December 31, 2016 and 2015, respectively. During the year ended December 31, 2016, Parsley Energy accounted for 18.0% and Diamondback Energy accounted for 12.5%, respectively, of our total revenue.
Our Relationship with Energy Capital Partners
Our principal shareholder is Energy Capital Partners.
Energy Capital Partners, together with its affiliate funds and related persons, is a private equity firm with over $13.5 billion in capital commitments that is focused on investing in North America’s energy infrastructure. Energy Capital Partners has significant energy and financial expertise to complement its investment in us, including investments in power generation, midstream oil and gas, oilfield services, environmental infrastructure and energy services sectors.
We believe that our relationship with Energy Capital Partners is a competitive advantage, as it brings significant financial and management experience, which we believe it will use to help support our business, and also relationships throughout the energy industry.
Competition
The markets in which we operate are highly competitive. To be successful, an oilfield services company must provide services that meet the specific needs of oil and natural gas exploration and production companies at competitive prices. Competitive factors impacting sales of our services are price, reputation and technical expertise, service and equipment quality, and health and safety standards. Although we believe our customers consider all of these factors, we believe price is a key factor in E&P companies’ criteria in choosing a service provider. While we seek to price our services competitively, we believe many of our customers elect to work with us based on our deep local roots, operational expertise, equipment’s ability to handle the most complex Permian Basin well completions, and commitment to safety and reliability.
We provide our services primarily in the Permian Basin, and we compete against different companies in each service and product line we offer. Our competition includes many large and small oilfield service companies, including the largest integrated oilfield services companies. Our major competitors for hydraulic fracturing services, which make up the majority of revenues, include C&J Energy Services, Halliburton, Patterson‑UTI Energy Inc., RPC, Inc., Schlumberger, Superior Energy Services and a number of locally oriented businesses.
Seasonality
Our results of operations have historically reflected seasonal tendencies, generally in the fourth quarter, relating to the conclusion of our customers’ annual capital expenditure budgets, the holidays and inclement winter weather during which we may experience declines in our operating results.
Operating Risks and Insurance
Our operations are subject to hazards inherent in the oilfield services industry, such as accidents, blowouts, explosions, fires and spills and releases that can cause personal injury or loss of life, damage or destruction of property, equipment, natural resources and the environment and suspension of operations.
In addition, claims for loss of oil and natural gas production and damage to formations can occur in the oilfield services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in us being named as a defendant in lawsuits asserting large claims.
Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.

Despite our efforts to maintain safety standards, we from time to time have suffered accidents in the past and anticipate that we could experience accidents in the future. In addition to the property damage, personal injury and other losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability and our relationships with customers, employees, regulatory agencies and other parties. Any significant increase in the frequency or severity of these incidents, or the general level of compensation awards, could adversely affect the cost of, or our ability to obtain, workers’ compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.
We maintain commercial general liability, workers’ compensation, business auto, commercial property, umbrella liability, in certain instances, excess liability, and directors and officers insurance policies providing coverages of risks and amounts that we believe to be customary in our industry. Further, we have pollution legal liability coverage for our business entities, which would cover, among other things, third party liability and costs of clean‑up relating to environmental contamination on our premises while our equipment are in transit and while on our customers’ job site. With respect to our hydraulic fracturing operations, coverage would be available under our pollution legal liability policy for any surface or subsurface environmental clean‑up and liability to third parties arising from any surface or subsurface contamination. We also have certain specific coverages for some of our businesses, including for our hydraulic fracturing services.
Although we maintain insurance coverage of types and amounts that we believe to be customary in the industry, we are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risk. Further, insurance rates have in the past been subject to wide fluctuation and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on us. See “Risk Factors” for a description of certain risks associated with our insurance policies.
Environmental and Occupational Health and Safety Regulations
Environmental, Health and Safety Matters and Regulation
Our operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, and occupational health and safety. Numerous federal, state and local governmental agencies issue regulations that often require difficult and costly compliance measures that could carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non‑compliance. These laws and regulations may, for example, restrict the types, quantities and concentrations of various substances that can be released into the environment, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically or seismically sensitive areas and other protected areas, or require action to prevent or remediate pollution from current or former operations. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental, health and safety laws and regulations occur frequently, and any changes that result in more stringent and costly requirements could materially adversely affect our operations and financial position. We have not experienced any material adverse effect from compliance with these requirements. This trend, however, may not continue in the future.
Below is an overview of some of the more significant environmental, health and safety requirements with which we must comply. Our customers’ operations are subject to similar laws and regulations. Any material adverse effect of these laws and regulations on our customers operations and financial position may also have an indirect material adverse effect on our operations and financial position.
Waste Handling. We handle, transport, store and dispose of wastes that are subject to the Resource Conservation and Recovery Act (“RCRA”) and comparable state laws and regulations, which affect our activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non‑hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although certain petroleum production wastes are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute “solid wastes” that are subject to the less stringent requirements of non‑hazardous waste provisions.
Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. Moreover, the EPA or state or local governments may adopt more stringent requirements for the handling of non‑hazardous wastes or recategorize some non‑hazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to recategorize certain oil and natural gas exploration, development and production wastes as hazardous wastes. Several environmental organizations have also petitioned the EPA to modify existing regulations to recategorize certain oil and natural gas exploration, development and production wastes as hazardous. Any such changes in these laws and regulations could have a material adverse effect on our capital expenditures and operating expenses. Although we do not believe the current costs of managing our wastes, as presently classified, to be significant, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase our costs to manage and dispose of such wastes.
Remediation of Hazardous Substances. The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) and analogous state laws generally impose liability without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Liability for the costs of removing or remediating previously disposed wastes or contamination, damages to natural resources, the costs of conducting certain health studies, amongst other things, is strict and joint and several. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In the course of our operations, we use materials that, if released, would be subject to CERCLA and comparable state laws. Therefore, governmental agencies or third parties may seek to hold us responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such hazardous substances have been released.
One of our facilities in Midland, Texas is located within the boundaries of the West County Road 112 federal Superfund site, which site and the associated investigation and cleanup is being managed by EPA Region 6. The site’s soil and groundwater is contaminated with chromium and hexavalent chromium as a result of historic site operations unaffiliated with the Company and unassociated with the Company’s operations. Toxic tort claims also have been asserted as a result of this groundwater contamination against various unaffiliated parties. In 2013, in order to reduce the Company’s risk of incurring any future liabilities in connection with this site, the Company negotiated and obtained a bona fide prospective purchaser (“BFPP”) letter from EPA Region 6 in connection with a reorganization of the facility site ownership and lease. The BFPP letter generally acknowledges and provides that the Company is unaffiliated with any potentially responsible parties or known contamination that is the subject of the Superfund action, the Company agrees to comply with any future land use restrictions that may be imposed in connection with a site remedy (none have been imposed to date), and the Company agrees to cooperate with and provide access and assistance to EPA Region 6 in connection with the remediation. In exchange for these undertakings, the Company will not be subject to any CERCLA action by the EPA. In addition, the Company separately obtained a 10‑year environmental pollution legal liability insurance policy, effective March 4, 2013, with an aggregate limit of $20 million to insure against potential third‑party claims and any known or unknown pre‑existing conditions at the site, including Superfund or toxic tort liabilities. Both prior to and since obtaining the BFPP letter and the insurance policy, no claims have been made or threatened against the Company or any of its affiliated persons or entities with regard to this Superfund site or any related liabilities, and the Company has not incurred any significant expenses in connection with this matter.
NORM. In the course of our operations, some of our equipment may be exposed to naturally occurring radioactive materials (“NORM”) associated with oil and gas deposits and, accordingly may result in the generation of wastes and other materials containing NORM. NORM exhibiting levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage vessels, piping and work area affected by NORM may be subject to remediation or restoration requirements.
Water Discharges. The Clean Water Act, Safe Drinking Water Act, Oil Pollution Act and analogous state laws and regulations impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other gas and oil wastes, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. Also, spill prevention, control and countermeasure plan requirements require appropriate containment berms and similar structures to help prevent the contamination of regulated waters.
Air Emissions. The Clean Air Act (“CAA”) and comparable state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other emissions control requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants from specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. These and other laws and regulations may increase the costs of compliance for some facilities where we operate. Obtaining or renewing permits also has the potential to delay the development of oil and natural gas projects.
Climate Change. The EPA has determined that GHGs present an endangerment to public health and the environment because such gases contribute to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted and implemented, and continues to adopt and implement, regulations that restrict emissions of GHGs under existing provisions of the CAA. The EPA also requires the annual reporting of GHG emissions from certain large sources of GHG emissions in the United States, including certain oil and gas production facilities. The U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one‑half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. And in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of greenhouse gases. The Paris Agreement entered into force in November 2016. On June 1, 2017, President Trump announced that the United States planned to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or establish a new framework agreement. The Paris Agreement provides for a four‑year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process is uncertain and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time.
Moreover, climate change may cause more extreme weather conditions and increased volatility in seasonal temperatures. Extreme weather conditions can interfere with our operations and increase our costs, and damage resulting from extreme weather may not be fully insured.
Endangered and Threatened Species. Environmental laws such as the Endangered Species Act (“ESA”) and analogous state laws may impact exploration, development and production activities in areas where we operate. The ESA provides broad protection for species of fish, wildlife and plants that are listed as threatened or endangered. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act and various state analogs. The U.S. Fish and Wildlife Service may identify previously unidentified endangered or threatened species or may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species, which could cause us or our customers to incur additional costs or become subject to operating restrictions or operating bans in the affected areas.
Regulation of Hydraulic Fracturing and Related Activities. Our hydraulic fracturing operations are a significant component of our business. Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process, which involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and natural gas commissions. However, federal agencies have asserted regulatory authority over certain aspects of the process. For example, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking comment on the development of regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. Beginning in August 2012, the EPA issued a series of rules under the CAA that establish new emission control requirements for certain oil and natural gas production and natural gas processing operations and associated equipment. And in March 2015, the Bureau of Land Management finalized a rule governing hydraulic fracturing on federal lands, implementation of which has been stayed pending the resolution of legal challenges. Further, legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing (except when diesel fuels are used) from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, have been proposed in recent sessions of Congress. Several states and local jurisdictions in which we or our customers operate also have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids.
More recently, federal and state governments have begun investigating whether the disposal of produced water into underground injection wells has caused increased seismic activity in certain areas. For example, in December 2016, the EPA released its final report regarding the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances such as water withdrawals for fracturing in times or areas of low water availability, surface spills during the management of fracturing fluids, chemicals or produced water, injection of fracturing fluids into wells with inadequate mechanical integrity, injection of fracturing fluids directly into groundwater resources, discharge of inadequately treated fracturing wastewater to surface waters, and disposal or storage of fracturing wastewater in unlined pits. The results of these studies could lead federal and state governments and agencies to develop and implement additional regulations.
Increased regulation of hydraulic fracturing and related activities (whether as a result of the EPA study results or resulting from other factors) could subject us and our customers to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, and plugging and abandonment requirements. New requirements could result in increased operational costs for us and our customers, and reduce the demand for our services.
OSHA Matters. The Occupational Safety and Health Act (“OSHA”) and comparable state statutes regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public.
Employees
As of June 30, 2017, we employed 842 people. None of our employees are represented by labor unions or subject to collective bargaining agreements.
Legal Proceedings
From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings that we believe would have a material adverse effect on our financial position, results of operations or cash flows and are not aware of any material legal proceedings contemplated by governmental authorities.

MANAGEMENT
Directors and Executive Officers of ProPetro Holding Corp.
The following table sets forth the names, ages and titles of our directors and executive officers. Directors hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors. The following table shows information for the directors and executive officers as of September 12, 2017.

Name	Age	Position with ProPetro Holding Corp.
Dale Redman	56	Chief Executive Officer and Director
David Sledge	60	Chief Operating Officer
Jeffrey Smith	58	Chief Financial Officer
Mark Howell	38	General Counsel and Corporate Secretary
Ian Denholm	29	Chief Accounting Officer
Spencer D. Armour, III	63	Chairman of the Board of Directors
Steven Beal	58	Director
Schuyler E. Coppedge	43	Director
Stephen Herman	73	Director
Matthew H. Himler	31	Director
Peter Labbat	52	Director
Alan E. Douglas	58	Director
Christopher Leininger	48	Director
Jack B. Moore	63	Director
Dale Redman
Dale Redman is a co‑founder of ProPetro and has been Chief Executive Officer since 2008, and he has been a member of our board of directors since 2005. Mr. Redman has over 32 years of executive and entrepreneurial experience in the energy services industry. He was a co‑founder and Chief Executive Officer of Downhole Injection Systems, LLC, which was sold in 2004. Prior to that, Mr. Redman was President and CEO of Reef Chemical Company from 1993 to 1998. Mr. Redman received a B.B.A. in Finance from Texas Tech University. We believe that Mr. Redman’s industry experience and deep knowledge of our business and our customers makes him well suited to serve as Chief Executive Officer and director.
David Sledge
David Sledge has served as our Chief Operating Officer since 2011. Mr. Sledge has over 37 years of experience in the energy services industry, Mr. Sledge currently serves on the Board of Directors for Comstock Resources, Inc. where he has served since 1996. Prior to joining ProPetro Mr. Sledge was Vice President ‑ Drilling for Basic Energy Services from 2007 to 2009. Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Corp., which was sold to Basic Energy Services in 2007. Mr. Sledge received a B.B.A. in Management from Baylor University. We believe Mr. Sledge’s experience in the oilfield services business, combined with his executive management experience, makes him well suited to serve as our Chief Operating Officer.
Jeffrey Smith
Jeffrey Smith is a co‑founder of ProPetro and has been our Chief Financial Officer since 2005. Mr. Smith has over 33 years of accounting and financial experience. Prior to joining the Company, Mr. Smith served as

President of Nittany Enterprises from 1991 to 2005, and before that Mr. Smith served as Chief Financial Officer for Southmark Commercial Management Inc., a national commercial real estate company. Mr. Smith is a licensed certified public accountant. Mr. Smith received a B.B.A. in Finance from Penn State University and a M.B.A. from the University of Michigan. We believe that Mr. Smith’s extensive experience in accounting and finance, and history in the energy services industry, makes him well suited to serve as our Chief Financial Officer.
Mark Howell
Mark Howell has served as ProPetro’s General Counsel and Corporate Secretary since March 2017. Prior to joining ProPetro, Mr. Howell served Anthem, Inc. as Associate General Counsel ‑ Corporate Securities and Finance from September 2015, and Vantage Drilling Company, an international oil and gas services company, in various legal roles from 2010 to 2015, including as General Counsel from 2014 and Legal Director from 2011. Prior to joining Vantage, Mr. Howell worked as an attorney focused on corporate and securities law and oil and gas transactions at Burleson Cooke LLP and Andrews Kurth LLP. Mr. Howell holds a Doctorate of Jurisprudence from South Texas College of Law and a B.A. from the University of Texas. We believe that Mr. Howell’s experience with corporate and securities law and the oil and gas industry makes him well suited to serve as General Counsel and Corporate Secretary.
Ian Denholm
Ian Denholm has served as ProPetro’s Chief Accounting Officer since August 2017. Mr. Denholm joined ProPetro as Director of Finance in 2013 through the acquisition of Academy Drilling, an oil and gas drilling services company headquartered in Odessa, Texas, where he served as Chief Financial Officer since 2011. Prior to joining Academy Drilling, Mr. Denholm served PricewaterhouseCoopers LLP where his work focused on master limited partnerships. Mr. Denholm holds both a Bachelor’s and Master’s degree in Accounting from Texas Tech University. We believe that Mr. Denholm’s experience with accounting matters unique to the oil and gas industry and oilfield services companies makes him well suited to serve as Chief Accounting Officer.
Spencer D. Armour, III
Spencer D. Armour, III has served as chairman of our board of directors since February 2013. Mr. Armour has over 30 years of executive and entrepreneurial experience in the energy services industry. Mr. Armour currently serves as President of PT Petroleum LLC in Midland, Texas. He was the Vice President of Corporate Development for Basic Energy Services, Inc. from 2007 to 2008, which acquired Sledge Drilling Corp., a company Mr. Armour co‑founded and served as Chief Executive Officer for from 2005 to 2006. From 1998 through 2005, he served as Executive Vice President of Patterson‑UTI Energy, Inc., which acquired Lone Star Mud, Inc., a company Mr. Armour founded and served as President for from 1986 to 1997. He also served on the Patterson ‑ UTI Board of Directors from 1999 through 2001. Mr. Armour received a B.S. in Economics from the University of Houston in 1977 and was appointed to the University of Houston System Board of Regents in 2011 by former Texas Governor, Rick Perry. We believe that Mr. Armour’s extensive experience in the energy services industry and his deep knowledge of the industry dynamics within the Permian Basin make him well suited to serve as a director.
Steven Beal
Steven Beal has served as a member of our board of directors since April 2017. Mr. Beal has over 30 years of experience in energy industry and accounting activities. Mr. Beal served as a consultant to Concho Resources Inc. from 2009 to 2013, and, prior to that, served as the president and chief operating officer of Concho Resources Inc. from its formation in 2004 until his retirement in 2009. Previously, Mr. Beal was a director and the executive vice president and chief financial officer of Concho Oil & Gas Corp. from its formation until becoming its president and chief operating officer in 2002, a position he held until 2004. Prior to Concho Oil & Gas Corp., Mr. Beal was a director and the vice president and chief financial officer of Concho Resources Inc., a predecessor company to Concho Resources Inc., from its formation in 1997 until its sale in 2001. From 1988 to 1997, Mr. Beal was employed by Parker & Parsley Petroleum company in a variety of capacities, including serving as senior vice president and chief financial officer. From 1981 to 1988, Mr. Beal was employed by the accounting firm currently known as PricewaterhouseCoopers. Mr. Beal currently serves on the board of directors of Concho Resources Inc. and First Financial Bankshares, Inc. Mr. Beal received a Bachelor of Business Administration in accounting from the University of Texas. Mr. Beal was selected to serve as a director on the board due to his extensive experience in the energy industry and his extensive accounting experience.
Schuyler E. Coppedge
Schuyler E. Coppedge has served as a member of our board of directors since March 2013. Mr. Coppedge is a Partner at Energy Capital Partners where he has worked since 2005. Mr. Coppedge has over 20 years of experience in energy industry finance and investment activities, with a particular emphasis on oil field services, midstream oil and gas and renewable power generation. Prior to joining Energy Capital in 2005, Mr. Coppedge spent over six years at JP Morgan. In addition to ProPetro, Mr. Coppedge currently serves on the boards of CIG Logistics, STEAG‑SCR Tech, Terra‑Gen, LLC and USD Partners LP and as an observer to NCSG Crane & Heavy Haul Corporation. Mr. Coppedge also served on the board of FirstLight Power Enterprises, Inc. Mr. Coppedge received a B.A. in history from Middlebury College and an M.B.A. in finance from the Wharton School at the University of Pennsylvania. Mr. Coppedge was selected to serve as a director on the board due to his affiliation with Energy Capital Partners and his extensive experience across the finance and energy sectors.
Stephen Herman
Stephen Herman has served as a member of our board of directors since March 2013. Mr. Herman has served as a Managing Director at Energy Capital Partners since 2005. Mr. Herman has over 43 years of energy industry experience, with a particular emphasis on renewable and fossil generation and environmental and oil field services. Prior to joining Energy Capital Partners in 2005, Mr. Herman was Senior Energy Counsel for Goldman Sachs. Mr. Herman was also the Senior Vice President and General Counsel of PG&E National Energy Group and its predecessor, U.S. Generating Company. Mr. Herman was also previously a Partner at Latham & Watkins LLP and Kirkland & Ellis LLP. Mr. Herman currently serves on the boards of ADA Carbon Solutions LLC, STEAG‑SCR Tech, EnergySolutions, Inc. and Granite Holdings, Inc. (the parent company of Wheelabrator Technologies, Inc.). Mr. Herman has also served on the boards of FirstLight Resources Inc., NextLight Renewable Power, LLC, PLH Group, Inc., Power Holdings of Illinois, LLC and Ice Energy, Inc. Mr. Herman received a B.S. in Economics from the Wharton School of Finance and Commerce at the University of Pennsylvania and an LL.B. from the University of Virginia Law School. Mr. Herman was selected to serve as a director on the board due to his affiliation with Energy Capital Partners, his extensive experience in the law and finance, and his history in the energy industry.
Matthew H. Himler
Matthew H. Himler has served as a member of our board of directors since October 2016 and was appointed to the board in connection with his affiliation with Energy Capital Partners. Mr. Himler is a Vice President at Energy Capital Partners, where he has worked since 2012. Mr. Himler has over seven years of experience in energy industry investment and finance activities. In addition to ProPetro, Mr. Himler serves on the board of NESCO Holdings LP and is an observer to NCSG Crane and Heavy Haul Corporation. Prior to joining Energy Capital Partners in 2012, Mr. Himler was an analyst at Lazard Freres & Co. Mr. Himler received a B.A. in Economics and Political Science from Amherst College. Mr. Himler was selected to serve as a director on the board due to his affiliation with Energy Capital Partners and his experience in investment activities within the oilfield and energy services sectors.
Peter Labbat
Peter Labbat has served as a member of our board of directors since March 2013 and was appointed to the board in connection with his affiliation with Energy Capital Partners. Mr. Labbat has served as a Partner of Energy Capital Partners since 2006. Mr. Labbat has over 27 years of financial and investment experience and specializes in the energy and power sectors. Prior to joining Energy Capital Partners in 2006, Mr. Labbat was a Managing Director at Goldman, Sachs &Co. He currently serves on the boards of ADA Carbon Solutions, LLC, Chieftain Sand and Proppant, LLC, Next Wave Energy Partners, LP, Sendero Midstream Partners, LP and Summit Midstream Partners,

LP. Mr. Labbat has also served on the boards of NextLight Renewable Power, LLC, Odessa Power Holdings, LLC, Ice Energy, Inc. and Red Oak Power Holdings, LLC. Mr. Labbat received a B.A. in Economics from Georgetown University and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Labbat was selected to serve as a director on the board due to his affiliation with Energy Capital Partners and his extensive experience across the finance and energy sectors.
Alan E. Douglas
Alan E. Douglas has served as a member of our board of directors since March 2017 and was appointed to the board in connection with our IPO. Mr. Douglas is a shareholder of Johnson, Miller & Co. where he has worked for 25 years. Mr. Douglas is a Certified Public Accountant with over 37 years of experience in accounting and audit activities. Prior to joining Johnson, Miller & Co., Mr. Douglas was a Certified Public Accountant at KPMG for twelve years. Mr. Douglas received a B.B.A. in accounting from Texas Tech University. Mr. Douglas was selected to serve as a director on the board due to his extensive experience with accounting and auditing activities.
Christopher M. Leininger
Christopher M. Leininger has served as a member of our board of directors since March 2017 and was appointed to the board in connection with our IPO. Mr. Leininger is Managing Director and Deputy General Counsel at Energy Capital Partners where he has worked since 2006. Mr. Leininger has over 17 years of experience in legal and finance activities in the energy industry. Mr. Leininger currently serves on the boards of Wheelabrator Technologies, Inc., NESCO Holdings, LP, EnergySolutions, Inc. and PLH Group, Inc. Prior to joining Energy Capital Partners, Mr. Leininger was an associate at Latham & Watkins LLP for 7 years. Mr. Leininger received a B.A. in History and Political Science from the University of San Diego and a J.D. from the University of Virginia School of Law. Mr. Leininger was selected to serve as a director on the board due to his affiliation with Energy Capital Partners and his experience in financing, acquisition and development transactions.
Jack B. Moore
Jack B. Moore has served as a member of our board of directors since March 2017 and was appointed to the board in connection with our IPO. Mr. Moore served as Chairman of the Board of Cameron International Corporation from 2011 until it was acquired in April 2016. Mr. Moore worked at Cameron International Corporation from 1999 until 2014, serving as Chief Executive Officer from 2008 to 2015 and as President from 2008 to 2014. Prior to that, he held various management positions at Baker Hughes Incorporated, where he was employed for 23 years. Mr. Moore currently serves on the board of directors of Occidental Petroleum Corporation, Rowan Companies plc and KBR Inc. Mr. Moore also previously served on the board of directors of the American Petroleum Institute, the National Ocean Industries Association, and the Petroleum Equipment Suppliers Association. Mr. Moore received a B.B.A. from the University of Houston and is a graduate of the Advanced Management Program at Harvard Business School. Mr. Moore was selected to serve as a director on the board due to his wealth of experience in the oilfield service sector, including service as a director and executive officer to public corporations in the sector.
Board of Directors and Committees
Our board of directors consists of ten directors, five of which were designated by Energy Capital Partners. See “Certain Relationships and Related Party Transactions ‑ Stockholders Agreement.” Our bylaws provide that the terms of office of the directors are one year from the time of their election until the next annual meeting of shareholders or until their successors are duly elected and qualified.
Our certificate of incorporation provides that the authorized number of directors will, subject to the provisions of the stockholders agreement, be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the whole board. In addition, our certificate of incorporation and our bylaws provide that, in general, vacancies on the board may be filled by a majority of directors in office, although less than a quorum.

Each of our committees has a charter, which along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available on our website at www.propetroservices.com and stockholders may obtain printed copies, free of charge by sending a written request to ProPetro Holding Corp. at 1706 S. Midkiff, Bldg. B, Midland, Texas 79701; Attn: General Counsel. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the SEC.
Audit Committee
Our board of directors has established an audit committee whose functions include the following:

•
assist the board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence and our accounting and financial reporting processes of and the audits of our financial statements;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	approve audit and non‑audit services to be performed by the independent accountants;

•	perform such other functions as the board of directors may from time to time assign to the audit committee.
The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our audit committee is comprised of Steven Beal, Alan E. Douglas and Jack B. Moore, each of whom is independent and satisfies the financial literacy standards for audit committee members under the Exchange Act and NYSE listing standards. Each of Steven Beal and Jack B. Moore qualifies as an “audit committee financial expert” under applicable SEC rules.
Pursuant to our bylaws, our board of directors may, from time to time, establish other committees to facilitate the management of our business and operations.
Compensation Committee
We have a standing compensation committee comprised of Spencer D. Armour, III, Jack B. Moore and Alan E. Douglas. This committee establishes salaries, incentives and other forms of compensation for officers and directors. The compensation committee also administers our long‑term incentive plan.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Schuyler E. Coppedge, Alan E. Douglas and Jack B. Moore, of whom Messrs. Moore and Douglas satisfy the independence requirements of the Exchange Act and NYSE listing standards. The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Board Role in Risk Oversight
Our corporate governance guidelines provide that the board of directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2016 Summary Compensation Table” below. In 2016, our “named executive officers” and their positions were as follows:

•	Dale Redman, Chief Executive Officer;

•	Jeffrey Smith, Chief Financial Officer; and

•	David Sledge, Chief Operating Officer.
This discussion may contain forward‑looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
2016 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2015 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)	All Other Compensation ($)(2)	Total ($)
Dale Redman	2016	250,000	750,000	885,478(1)	10,800	1,896,278
Chief Executive Officer	2015	250,000	—	—	10,800	260,800
Jeffrey Smith	2016	250,000	500,000	549,028(1)	10,800	1,309,828
Chief Financial Officer	2015	250,000	—	—	10,800	260,800
David Sledge	2016	250,000	500,000	407,869(1)	10,800	1,168,669
Chief Operating Officer	2015	250,000	—	—	10,800	260,800
___________________________

(1)
All option awards granted to any named executive officer have been valued based on the fair value of the option awards at the grant dates computed in accordance with FASB ASC 718, and do not represent amounts realized by the named executive officers. We provide information regarding the assumptions used to calculate the value of all option awards granted in 2016 in Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)	This column shows the amounts that Messrs. Redman, Smith and Sledge each received in 2015 and 2016 pursuant to our Vehicle Allowance Program.
NARRATIVE TO SUMMARY COMPENSATION TABLE
2016 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each named executive officer’s initial base salary was provided in his employment agreement. There were no changes in the base salaries of any of the named executive officers in 2016.
2016 Bonuses
Each of the named executive officers received a discretionary bonus payment in 2016, determined by our board of directors. In determining bonus amounts, our board of directors considered our performance during the fiscal year, including the private placement round that was closed prior to the end of 2016, as well as the fact that no bonuses were paid with respect to fiscal year 2015.

Equity Compensation
We maintain an equity incentive plan, the 2013 Stock Option Plan, which has provided 28 of our employees, including the named executive officers, the opportunity to participate in the equity appreciation of our business through the receipt of options to purchase shares of our common stock. We believe that such stock options function as a compelling retention tool.
On June 14, 2013, we granted stock options to purchase 699,852 shares of our common stock to each of our named executive officers. Each such stock option has a $3.96 per share exercise price. Such stock options are scheduled to vest in equal annual installments over four years from the date of the grant. The vesting of the stock options is subject to acceleration upon a change of control of the Company if the participant remains employed by the Company. A change of control does not include an offering, and therefore a change of control did not occur in connection with our IPO and will not occur in connection with this offering. Additionally, in connection with our IPO, Mr. Sledge cashlessly exercised a portion of the vested portion of his 2013 option, resulting in his receipt of 81,106 shares of our common stock.
In addition, we granted Mr. Redman 372,335 restricted stock units on September 30, 2013 pursuant to a stand‑alone restricted stock unit agreement, which restricted stock units are not subject to the 2013 Stock Option Plan or any equity plan. Each restricted stock unit represents the right to receive one share of common stock of the Company. Pursuant to their original terms, the restricted stock units would only be settled upon a change of control of the Company, whether or not Mr. Redman is an employee, consultant or director on such date. As defined in the agreement, a change of control does not include an offering, and therefore a change of control did not occur in connection with our IPO and will not occur in connection with this offering. In connection with our IPO, we terminated and will liquidate, in accordance with Section 409A of the Code, (i) Mr. Redman’s restricted stock units and (ii) stock options granted to various employees other than the named executive officers on December 1, 2013 (but not the stock options granted to our named executive officers in June 2013 as described above). Subject to approval by our board of directors, we will provide Mr. Redman with the 372,335 shares of our common stock subject to his restricted stock units on the first anniversary of our initial public offering. Additionally, we will pay each employee who received an option on December 1, 2013, in exchange for his or her terminated stock option, a cash amount equal to (a) the excess, if any, of the (1) IPO price per share of our common stock, or $14.00, over (2) $3.96 (the per share exercise price of such option) multiplied by (b) the number of shares of common stock subject to such option, with 50% of such payment payable on the first anniversary of our IPO and the remaining 50% of such payment payable on the second anniversary of our IPO, subject to such employee’s continued employment with us through each applicable payment date. Any such employee whose employment is terminated by us without cause (as determined by our board of directors) prior to the second anniversary of our IPO will remain entitled to his or her option cancellation payments on the applicable anniversaries.
We did not grant any additional stock options in 2014 or 2015, but on July 19, 2016, we granted additional stock options to our named executive officers pursuant to the 2013 Stock Option Plan. These 2016 options were primarily granted in order to prevent the equity ownership of the named executive officers from being diluted as a result of Energy Capital Partners’ equity contribution to the Company on June 8, 2016. The options were also granted to reward the named executive officers’ past contributions to the Company and expected future contributions. This 2016 grant included options to purchase 501,540 shares of our common stock granted to Mr. Redman, options to purchase 310,971 shares of our common stock granted to Mr. Smith and options to purchase 231,019 shares of our common stock granted to Mr. Sledge. All of these 2016 options have a $2.25 per share exercise price. Such stock options are scheduled to vest in five equal semi‑annual installments starting on December 31, 2016. The vesting of the stock options is subject to acceleration upon a change of control of the Company if the participant remains employed by the Company, but a change of control does not include an offering and so, for purposes of the stock options, did not occur in connection with our IPO and will not occur in connection with this offering. In connection with our IPO, however, we fully accelerated the vesting of the unvested portion of Messrs. Redman, Smith and Sledge’s 2016 options.
In connection with our IPO, we adopted the 2017 Incentive Award Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long‑term success. For additional information about the 2017 Incentive Award Plan, please see the section titled “Equity Incentive Plans” below.
IPO Grants to Employees under the 2017 Incentive Award Plan
In connection with our IPO, we granted to certain of our employees awards of stock options under the 2017 Incentive Award Plan at an exercise price equal to the IPO price of our common stock, or $14.00, with respect to an aggregate of 793,738 shares of common stock. The following table shows the numbers of stock options granted to the named executive officers. The stock options will vest in equal installments upon the first four anniversaries of the date of grant, subject to the named executive officer’s continued employment, and will expire upon the tenth anniversary of the date of grant.

Name	Number of Stock Options
Dale Redman	119,988
Jeffrey Smith	119,988
David Sledge	119,988
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full‑time employees, but currently do not participate in the 401(k) plan. The Internal Revenue Code, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre‑tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions and we may make certain discretionary profit sharing contributions. Both the matching contributions and the profit sharing contributions vest in equal installments over five years of service, with full vesting on retirement, death or disability. We believe that offering a vehicle for tax‑deferred retirement savings though our 401(k) plan, and making matching contributions and profit sharing contributions that vest over time, add to the overall desirability of our executive compensation package and further incentivize our employees in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans.
Employee Benefits and Perquisites
Health/Welfare Plans. All of our full‑time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short‑term and long‑term disability insurance; and

•	life insurance.
Vehicle Allowance Program. In addition, our named executive officers each participate in a vehicle allowance program.
We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross‑Ups
We do not make gross‑up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Employment Agreements
The Company entered into employment agreements with Messrs. Redman, Smith and Sledge, each dated April 17, 2013, providing for their respective positions as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and initial annual base salaries of $250,000 for each such executive officer. The employment agreements provide for an initial two‑year term and automatically renew for successive one‑year terms unless either party gives notice of non‑extension to the other no later than 90 days prior to the expiration of the then‑applicable term.
The employment agreements provide that each executive will be eligible to receive an annual cash bonus in an amount up to 50% of the executive’s annual base salary, based upon individual and Company annual performance targets established by the Board in its sole discretion. The employment agreements also provided for the executives’ initial stock option grants.
Pursuant to the employment agreements, upon termination of employment by the Company without Cause or by the executive for Good Reason, each executive will receive the sum of his then current annual base salary and his annual bonus for the immediately preceding calendar year, payable over the year following termination, as well as subsidized COBRA premiums for such period. Each executive will be required to execute a release of claims in favor of the Company in order to receive his severance benefits.
“Cause” is defined in the employment agreements as (i) the executive’s willful failure to substantially perform his duties, (ii) the executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of our board of directors, (iii) the executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, a plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the executive’s duties and responsibilities; (v) the executive’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company or (vi) the executive’s material breach of the employment agreement or any other agreement with the Company, subject to certain procedural requirements.
“Good Reason” is defined in the employment agreements as (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in base compensation or (iii) any other action or inaction that constitutes a material breach of the employment agreement by the Company, in each case subject to certain procedural requirements.
The agreements contain noncompetition covenants that apply through one year following termination of employment and nonsolicitation covenants that apply through three years following termination of employment.
Outstanding Equity Awards at Fiscal Year‑End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Dale Redman	524,889(1)	174,963	$3.96	6/14/2023	—	—
	—	—	—	—	372,335(3)	3,723,354
	100,308(2)	401,232	$2.25	7/19/2026	—	—
Jeffrey Smith	524,889(1)	174,963	$3.96	6/14/2023	—	—
	62,194(2)	248,777	$2.25	7/19/2026	—	—
David Sledge	524,889(1)	174,963	$3.96	6/14/2023	—	—
	46,204(2)	184,815	$2.25	7/19/2026	—	—
__________________

(1)
On June 14, 2013, Messrs. Redman, Smith and Sledge were each granted 699,852 options to purchase our common stock that vest in equal annual installments on June 14, 2014, June 14, 2015, June 14, 2016 and June 14, 2017.

(2)
On July 19, 2016, Mr. Redman was granted 501,540 options to purchase our common stock, Mr. Smith was granted 310,971 options to purchase our common stock, and Mr. Sledge was granted 231,019 options to purchase our common stock. These grants are currently scheduled to vest in equal installments on December 31, 2016, June 30, 2017, December 31, 2017, June 30, 2018, and December 30, 2018. However, as described under “Narrative to Summary Compensation Table—Equity Compensation,” we fully accelerated the vesting of the unvested portion of these grants in connection with our IPO.

(3)
On September 30, 2013, Mr. Redman was granted 372,335 restricted stock units that were originally intended to be settled only upon a change of control of the Company. However, as described under “Narrative to Summary Compensation Table—Equity Compensation,” in connection with our initial public offering, we terminated Mr. Redman’s restricted stock units and will provide Mr. Redman with the underlying shares on the first anniversary of our IPO.

(4)	The amount reported above under the heading “Market Value of Shares or Units of Stock That Have Not Vested” reflects the fair market value of shares of our common stock as of December 31, 2016.
Director Compensation
Only one of our directors, Spencer D. Armour, III, received compensation for his director service for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Spencer D. Armour, III	220,000	407,869(2)	627,869
__________________

(1)
All option awards granted to our non‑employee director have been valued based on the fair value of the option awards at the grant dates computed in accordance with FASB ASC 718, and do not represent amounts realized by the non‑employee director. We provide information regarding the assumptions used to calculate the value of all option awards granted in 2016 in Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)
On July 19, 2016, Mr. Armour was granted 231,019 options to purchase our common stock. This grant was originally scheduled to vest in equal installments on December 31, 2016, June 30, 2017, December 31, 2017, June 30, 2018, and December 30, 2018. These options have a $2.25 exercise price. However, we fully accelerated the vesting of the unvested portion of this grant in connection with our IPO. The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2016 by Mr. Armour. Mr. Armour did not hold any stock awards as of such date and no other directors held any equity awards as of such date.

Name	Grant Date	Number of Securities Underlying Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
Spencer D. Armour, III	6/14/2013	699,852	524,889	174,963
	7/19/2016	231,019	46,204	184,815
Total		930,871	571,093	359,778
Narrative to Director Compensation Table
2016 Fees Earned
Mr. Armour was paid $120,000 in director fees in 2016 to compensate him for his attendance at and contributions to our quarterly board meetings, as well as for counseling us and Energy Capital Partners on various strategic matters with respect to the Company during the year, including capital raising and capital expenditure decisions. Additionally, Mr. Armour earned a $100,000 bonus for the year 2016. Similar to the bonuses of the named executive officers, Mr. Armour’s bonus was discretionary and determined by our board of directors. In determining bonus amounts, our board of directors considered our performance during the fiscal year, including the private placement round that was closed prior to the end of 2016, as well as the fact that no bonuses were paid with respect to fiscal year 2015. Considering both his director fees and his 2016 bonus, Mr. Armour earned a total of $220,000 for his services as a non‑employee director for the Company.
Equity Compensation
Pursuant to the 2013 Stock Option Plan, on June 14, 2013, we granted stock options to purchase 699,852 shares of our common stock to Mr. Armour in his role as a director of the Company. These 2013 options have a $3.96 per share exercise price. Such stock options are scheduled to vest in equal annual installments over four years from the date of the grant. The vesting of the stock options is subject to acceleration upon a change of control of the Company if Mr. Armour remains in the service of the Company. A change of control does not include an offering, and therefore a change of control did not occur in connection with our IPO and will not occur in connection with this offering. Additionally, in connection with our IPO, Mr. Armour cashlessly exercised a portion of the vested portion of his 2013 option, resulting in his receipt of 81,106 shares of our common stock.
On July 19, 2016, we granted additional stock options to Mr. Armour in his role as a director of the Company pursuant to the 2013 Stock Option Plan. Like the options granted on such date to our named executive officers, these 2016 options were primarily granted in order to prevent Mr. Armour’s equity ownership from being diluted as a result of Energy Capital Partners’ equity contribution to the Company on June 8, 2016. Pursuant to this 2016 grant, Mr. Armour received options to purchase 231,019 shares of our common stock. These 2016 options have a $2.25 per share exercise price. Pursuant to their original terms, such stock options were scheduled to vest in equal five equal semi‑annual installments starting on December 31, 2016. The vesting of the stock options was subject to acceleration upon a change of control of the Company if Mr. Armour remained in the service of the Company. A change of control does not include an offering, and therefore a change of control, for the purposes of the stock options, did not occur in connection with our IPO and will not occur in connection with this offering. In connection with our initial public offering, however, we fully accelerated the vesting of the unvested portion of Mr. Armour’s 2016 options.
Non‑Employee Director Compensation Policy
In connection with our IPO, we adopted a non‑employee director compensation policy that is applicable to each of our non‑employee directors who is not an affiliate of Energy Capital Partners. Pursuant to this policy, each eligible non‑employee director who is not an affiliate of Energy Capital Partners will receive an annual cash retainer of $55,000. The chairperson of the Board will receive an additional annual cash retainer of $15,000. Further, the chairperson of the audit committee will receive an additional annual cash retainer of $15,000, the chairperson of the compensation committee will receive an additional annual cash retainer of $10,000 and the chairperson of the nominating and governance committee will receive an additional $10,000. Each annual retainer will be paid quarterly in arrears.
Also, pursuant to the non‑employee director compensation policy, on the date of any annual meeting of our shareholders, we intend to grant each eligible non‑employee director who is not an affiliate of Energy Capital Partners an award of restricted stock units that have a grant date fair value of $100,000. The terms of each such award will be set forth in a written award agreement between each director and us, which will generally provide for vesting after one year of continued service as a director. Any eligible non‑employee director who is not an affiliate of Energy Capital Partners and who is elected or appointed mid‑year will receive a pro‑rated portion of the annual award adjusted to reflect his or her period of service.
All cash and equity awards granted under the non‑employee director compensation policy will be granted under, and subject to the limits of, the Plan.
Non‑Employee Director Stock Ownership Policy
In connection with our IPO, we adopted a non‑employee director stock ownership policy that is applicable to all of our eligible non‑employee directors who are not affiliates of Energy Capital Partners. Pursuant to this policy, each eligible non‑employee director who is not an affiliate of Energy Capital Partners is encouraged to hold, on and following the later of the fifth anniversary of (i) the closing and (ii) the non‑employee director’s election or appointment to the Board, shares of our common stock (valued based on the closing price of our common stock) with a value equal to or in excess of 300% of the non‑employee director’s annual cash retainer, as such threshold may be amended by our nominating and corporate governance committee from time to time.
Equity Incentive Plans 2013 Stock Option Plan
 We maintain the 2013 Stock Option Plan, as described above. As of the closing of our IPO and following the effectiveness of the 2017 Incentive Award Plan (as described below), no further grants will be made under the 2013 Stock Option Plan.
2017 Incentive Award Plan
In connection with our IPO, we adopted the 2017 Incentive Award Plan, or the Plan, under which we may grant cash and equity incentive awards to eligible employees, consultants and directors in order to attract, motivate and retain the talent for which we compete. The material terms of the Plan are summarized below.
Eligibility and Administration. Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries are eligible to receive awards under the Plan. The Plan is administered by our board of directors with respect to awards to non‑employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. The plan administrator sets the terms and conditions of all awards under the Plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available. An aggregate of 5,800,000 shares of our common stock are available for issuance under awards granted pursuant to the Plan, which shares may be authorized but unissued shares, or shares purchased in the open market. If an award under the Plan is forfeited, expires, is converted to shares of another entity in connection with a spin‑off or other similar event or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, conversion or cash settlement, be used again for new grants under the Plan. However, the following shares may not be used again for grant under the Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any participant pursuant to the Plan during any calendar year is 725,000 and the maximum amount that may be paid under a cash award pursuant to the Plan to any one participant during any calendar year period is $5,000,000; provided that these limitations will not apply until Section 162(m) applies to certain awards under the Plan (as described below). Further, the sum of the grant date fair value of equity‑based awards and the amount of any cash compensation granted to a non‑employee director during any calendar year is $400,000.
Awards. The Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, stock appreciation rights, or SARS, restricted stock, restricted stock units, or RSUs, other stock or cash based awards and dividend equivalents. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post‑termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•
Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•
Other Stock or Cash Based Awards. Other stock or cash awards are cash payments, cash bonus awards, stock payments, stock bonus awards or incentive awards paid in cash, shares of our common stock or a combination of both, and may include deferred stock, deferred stock units, retainers, committee fees and meeting based fees.

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards granted under the Plan unless and until such awards have vested.

The plan administrator will determine whether any awards are intended to constitute “qualified performance‑based compensation,” or QPBC, within the meaning of Section 162(m) of the Code, in which case (unless the award is a stock option or SAR) the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.
Section 162(m) of the Code imposes a $1 million cap on the compensation deduction that a public company may take in respect of compensation paid to its “covered employees” (which, for emerging growth companies and smaller reporting companies, consists of the Chief Executive Officer and the next two most highly compensated employees, and for all other public companies, includes the Chief Executive Officer and the next three most highly compensated employees other than the Chief Financial Officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. Under current tax law, we do not expect Section 162(m) of the Code to apply to certain awards under the Plan until the earliest to occur of (1) our annual shareholders’ meeting at which members of our Board are to be elected in 2021; (2) a material modification of the Plan; (3) an exhaustion of the share supply under the Plan; or (4) the expiration of the Plan. However, QPBC performance criteria may be used with respect to awards that are not intended to constitute QPBC. In addition, the Company may issue awards that are not intended to constitute QPBC even if such awards might be non‑deductible as a result of Section 162(m) of the Code.
In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre‑established, objective performance goals set by our compensation committee and linked to shareholder‑approved performance criteria. For purposes of the Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other awards: (i) adjusted net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non‑cash equity‑based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; (xxiii) productivity; (xxiv) operating efficiency; (xxv) economic value‑added; (xxvi) cash flow return on capital; (xxvii) return on net assets; (xxviii) funds from operations; (xxix) funds available for distributions; (xxx) market penetration and geographic business expansion; (xxxi) customer satisfaction/growth; (xxxii) recruitment and retention of personnel; (xxxiii) human resources management; (xxxiv) supervision of litigation and other legal matters; (xxxv) strategic partnerships and transactions; (xxxvi) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxxvii) financing and other capital raising transactions; (xxxviii) year‑end cash; (xxxix) acquisition activity and marketing initiatives; and (xl) safety metrics, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Plan also permits the plan administrator, in its sole discretion, to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non‑operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequent corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on‑going business activities; (xiv) items related to acquired in‑process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions. For all Awards intended to qualify as Performance‑Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
Certain Transactions. The plan administrator has broad discretion to take action under the Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non‑reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Plan and outstanding awards. In the event of a change in control of our company (as defined in the Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants, Claw‑Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw‑back policy implemented by our company to the extent set forth in such claw‑back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Plan are generally non‑transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination. Our Board may amend or terminate the Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Plan after the tenth anniversary of the date on which our Board adopts the Plan.

Executive Bonus Plan
Also in connection with our IPO, we adopted a Senior Executive Incentive Bonus Plan, or the Executive Bonus Plan. The Executive Bonus Plan is designed to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of us and our shareholders and to enable us to attract and retain highly qualified executives. The principal features of the Executive Bonus Plan are summarized below.
The Executive Bonus Plan is an incentive bonus plan under which certain key executives, including our named executive officers, are eligible to receive bonus payments with respect to a specified period (for example, our fiscal year). Bonuses will generally be payable under the Executive Bonus Plan upon the attainment of pre‑established performance goals. Notwithstanding the foregoing, we may pay bonuses (including, without limitation, discretionary bonuses) to participants under the Executive Bonus Plan based upon such other terms and conditions as the compensation committee may in its discretion determine.
The performance goals under the Executive Bonus Plan will relate to one or more financial, operational or other metrics with respect to individual or company performance with respect to us or any of our subsidiaries, including, but not limited to, the following possible performance goals: (i) adjusted net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non‑cash equity‑based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; (xxiii) productivity; (xxiv) operating efficiency; (xxv) economic value‑added; (xxvi) cash flow return on capital; (xxvii) return on net assets; (xxviii) funds from operations; (xxix) funds available for distributions; (xxx) market penetration and geographic business expansion; (xxxi) customer satisfaction/growth; (xxxii) recruitment and retention of personnel; (xxxiii) human resources management; (xxxiv) supervision of litigation and other legal matters; (xxxv) strategic partnerships and transactions; (xxxvi) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxxvii) financing and other capital raising transactions; (xxxviii) year‑end cash; (xxxix) acquisition activity and marketing initiatives; and (xl) safety metrics, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
The Executive Bonus Plan also permits the plan administrator, in its sole discretion, to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non‑operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequent corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on‑going business activities; (xiv) items related to acquired in‑process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions. For all Awards intended to qualify as Performance‑Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
The Executive Bonus Plan is administered by the compensation committee. The compensation committee will select the participants in the Executive Bonus Plan and any performance goals to be utilized with respect to the participants, establish the bonus formulas for each participant’s annual bonus, and certify whether any applicable performance goals have been met with respect to a given performance period. The Executive Bonus Plan provides that we may amend or terminate the Executive Bonus Plan at any time in our sole discretion. Any amendments to the Executive Bonus Plan will require shareholder approval only to the extent required by applicable law, rule or regulation. The Executive Bonus Plan will expire on the earlier of:

•	the material modification of the Executive Bonus Plan; and

•	the first shareholders meeting at which members of our board of directors are elected during 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Review, Approval and Ratification of Related Person Transactions
Our board of directors has adopted a code of business conduct and ethics in whereby the board of directors or its authorized committee will review on at least a quarterly basis all transactions with related persons that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. We have established an audit committee consisting solely of independent directors whose functions are set forth in the audit committee charter. One of the audit committee’s functions is to review and approve all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest.
The code of business conduct and ethics provides that, in determining whether or not to recommend the initial approval or ratification of a transaction with a related person, the board of directors or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.
Registration Rights Agreement
We have entered into a registration rights agreement with certain shareholders, including Energy Capital Partners and Special Situations Fund III, L.P. Pursuant to this registration rights agreement, we are required to cause a shelf registration statement to be filed as soon as permitted by the applicable securities laws. Also pursuant to the registration rights agreement, certain shareholders have the right to demand we undertake an underwritten offering of such shareholders’ shares of our common stock at any time after the first anniversary of the consummation of our IPO. Pursuant to this provision, Energy Capital Partners has the right to demand up to five underwritten offerings, and Special Situations Fund III, L.P. has the right to demand up to two underwritten offerings, so long as the minimum expected offering price is $15 million. In addition, shareholders have certain “piggyback” rights when we undertake an underwritten offering of shares of our common stock, subject to customary cutbacks.
Preferred Shareholder Registration Rights Agreement
In connection with the sale of Series A Preferred Stock that occurred in December 2016, we entered into a registration rights agreement with the holders of Series A Preferred Stock, who now comprise a portion of the selling shareholders. The Series A Preferred Stock automatically converted into shares of common stock upon the consummation of the IPO. Pursuant to this registration rights agreement, we are required to use commercially reasonable efforts to cause a shelf registration statement for the converted common stock to become effective no later than 180 days following the consummation of the IPO. Also pursuant to this registration rights agreement, each holder of converted Series A Preferred Stock has the right to demand we undertake an underwritten offering of such shareholders’ shares of our common stock at any time after the six‑month anniversary of the consummation of our IPO up to a maximum of five underwritten offerings in the aggregate, each of which must have a minimum expected offering price of $15 million. In addition, holders have certain “piggyback” rights when we undertake an underwritten offering of shares of our common stock, subject to customary cutbacks.
Stockholders Agreement
We have entered into a stockholders agreement with Energy Capital Partners that provides Energy Capital Partners and its affiliates who hold our shares certain rights to designate nominees for election to our board of directors. The stockholders agreement provides that, subject to compliance with applicable law and stock exchange rules, for so long as Energy Capital Partners and its affiliates beneficially own at least 30% of our common stock then outstanding, it shall be entitled to designate a number of directors equal to one fewer than a majority of the directors; for so long as Energy Capital Partners and its affiliates beneficially own at least 20% of our common stock then outstanding, it shall be entitled to designate the greater of three directors and 25% of the total number of directors (rounded up to the next whole number); and for so long as Energy Capital Partners and its affiliates beneficially own at least 10% of our common stock then outstanding, it shall be entitled to designate the greater of two directors and 15% of the total number of directors (rounded up to the next whole number); and for so long as Energy Capital Partners and its affiliates beneficially own at least 5% of our common stock then outstanding, it shall be entitled to designate one director.
Pursuant to the stockholders agreement, our board of directors initially consisted of ten directors after our IPO, five of which were designated by Energy Capital Partners.
Energy Capital Partners is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of their beneficial ownership at such time. Energy Capital Partners also has the right, but not the obligation, to designate at least one of its nominees as a member to each of the committees of our board of directors for so long as it has the right to designate at least one director, subject to compliance with applicable law and stock exchange rules.
For so long as Energy Capital Partners and its affiliates hold at least 30% of our outstanding common stock, we and our subsidiaries shall not, without the approval of Energy Capital Partners and its affiliates:

•
effect any transaction or series of related transactions that would result in a change of control of our company or a sale of all or substantially all of our assets (or enter into any agreement to take such action);

•	issue any additional equity securities other than under equity compensation plans approved by our shareholders or intra‑company issuances among the company and our subsidiaries; or

•	change the size of our board of directors.
Additionally, for as long as Energy Capital Partners and its affiliates hold at least 10% of our outstanding common stock, any directors designated by Energy Capital Partners will have certain information and access rights to our management, including the right to receive our annual budget, business plan and financial forecasts.
The stockholders agreement will terminate upon the earliest to occur of (a) the dissolution of the Company, (b) the date on which Energy Capital Partners and its affiliates cease to own any outstanding shares of our common stock and (c) the written agreement of the company and Energy Capital Partners.
Indemnification Agreements
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our bylaws.
Payments to Executive Officers
For the years ended December 31, 2015 and 2016, we paid Dale Redman, our Chief Executive Officer, $164,000 and $186,000, respectively, for reimbursement of costs incurred through use of his aircraft.

We rent certain flowback equipment from PD Properties, an entity jointly owned by Dale Redman. For the years ended December 31, 2015 and 2016, we paid $192,000 and $192,000, respectively.
We lease our corporate headquarters from South Midkiff Partners LLC, a entity owned jointly by Dale Redman, David Sledge, Spencer D. Armour, III and Jeff Smith pursuant to a five‑year lease agreement with a five‑year extension option requiring a base rent of $72,000 per year. In addition, we lease five properties adjacent to our corporate office from South Midkiff Partners LLC with annual base rents of $30,000, $30,000, $90,000, $90,000, and $180,000.
Jordan Frosch is a corporate sales manager for our company and the son‑in‑law of Dale Redman. Mr. Frosch received total compensation of approximately $137,500 in 2016 for his services. His current annual salary is approximately $179,000.
Initial Public Offering
On March 16, 2017, the registration statement on Form S‑1 (File No. 333‑215940) relating to our IPO was declared effective by the SEC. The IPO closed on March 22, 2017, at which time we issued and sold 13,250,000 shares of common stock, and certain selling shareholders sold 11,750,000 shares of common stock, at a price to the public of $14.00 per share. We received cash proceeds of approximately $170.1 million from this transaction, net of underwriting discounts and commissions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock that, as of September 7, 2017, was owned by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	each of our director and director nominees;

•	our executive officers; and

•	all of our directors, director nominees and executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be. The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Shares Beneficially Owned
5% Stockholders	Number	Percentage
Energy Capital Partners(2)	34,527,928	41.6%
Double Black Diamond Offshore Ltd.(3)	6,261,891	7.5%
Adage Capital Partners, L.P.(4)	4,179,201	5.0%
Directors/Director Nominees/Named Executive Officers
Dale Redman(5)	910,575	1.1%
David Sledge(5)	27,214	*
Jeffrey Smith(5)	74,113	*
Spencer D. Armour, III(5)	7,558	*
Steven Beal(5)	22,558	*
Schuyler E. Coppedge(5)	—	—
Stephen Herman(5)	—	—
Matthew H. Himler(5)	—	—
Peter Labbat(5)	—	—
Alan E. Douglas(5)	7,558	*
Christopher Leininger(5)	—	—
Jack B. Moore(5)	7,558	*
All Directors, Director Nominees and Executive Officers as a group (12 persons)(5)	1,057,134	1.3%

___________________________

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owners in this table is c/o ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701.

(2)
Includes (i) 517,092 shares held by Energy Capital Partners II, LP (“ECPII”), (ii) 16,843,582 shares held by Energy Capital Partners II‑A, LP (“ECP II‑A”), (iii) 3,526,945 shares held by Energy Capital Partners II‑B, LP (“ECP II‑B”), (iv) 6,195,410 shares held by Energy Capital Partners II‑C (Direct IP), LP (“ECP II‑C”), (v) 4,151,258 shares held by Energy Capital Partners II‑D, LP (“ECP II‑D”), and (vi) 3,293,641 shares held by Energy Capital Partners II (Midland Co‑Invest), LP (“ECP Co‑Invest”). Each of ECP II, ECP II‑A, ECP II‑B, ECP II‑C and ECP II‑D is managed by its general partner, Energy Capital Partners GP II, LP. Energy Capital Partners GP II, LP is managed by its general partner, Energy Capital Partners II, LLC (“Energy Capital Partners”). As a result, each of Energy Capital Partners GP II, LP and Energy Capital Partners may be deemed to share beneficial ownership of the shares held by ECP II, ECP II‑A, ECP II‑B, ECP II‑C and ECP II‑D. ECP Co‑Invest is managed by its general partner, Energy Capital Partners GP II Co‑Investment (Midland), LLC, which is managed by its sole member, Energy Capital Partners. Douglas W. Kimmelman, Peter Labbat, Thomas K. Lane, Tyler Reeder and Andrew D. Singer are the managing members of, and Rahman D’Argenio is a partner of, Energy Capital Partners and share the power to direct the voting and disposition of the shares beneficially owned by Energy Capital Partners. Each such individual disclaims beneficial ownership of such shares. The address for Energy Capital Partners and each of the other persons and entities in this footnote is 51 John F. Kennedy Parkway, Suite 200, Short Hills, New Jersey 07078.

(3)
Includes (i) 5,811,097 shares held by Double Black Diamond Offshore Ltd. (“Double Black Diamond”), (ii) 354,905 shares held by Black Diamond Energy L/S Offshore Ltd. (“Black Diamond Energy”) and (iii) 95,889 shares held by Black Diamond Offshore Ltd. (“Black Diamond”). The investment advisor of each of Double Black Diamond, Black Diamond Energy and Black Diamond is Carlson Capital, L.P., and the general partner of Carlson Capital, L.P. is Asgard Investment Corp. II. The sole stockholder of Asgard Investment Corp. II. is Asgard Investment Corp., and Clint D. Carlson is its controlling person. The business address of each person and entity named in this footnote 3 is 2100 McKinney Ave, Suite 1800, Dallas, TX 75201.

(4)
Adage Capital Partners, GP, LLC (“ACPGP”), serves as the general partner of Adage Capital Partners, LP, a Delaware limited partnership (the “Fund”) and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC, a Delaware limited liability company (“ACA”), is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.

(5)	Includes, for each executive officer, director and director nominee, shares of common stock that are issuable pursuant to options that are currently exercisable or exercisable within 60 days.
SELLING SHAREHOLDERS
This prospectus covers the offer and sale of up to an aggregate of 17,355,045 shares of common stock that may be offered and sold from time to time by the selling shareholders identified below under this prospectus, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our common stock.
We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling shareholders on or prior to July 14, 2017. We have not sought to verify such information.
Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of common stock subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Selling Shareholder	Shares Beneficially Owned Prior to this Offering	Number of Shares Offered Hereby	Shares Beneficially Owned After this Offering (1)	Percentage of Class Beneficially Owned
				Before Offering	After Offering (1)
Adage Capital Partners, L.P.(2)	4,179,201	2,999,999	1,179,202	5.0%	1.4%
Arosa Opportunistic Fund LP(3)	1,499,998	1,499,998	—	1.8%	—
Double Black Diamond Offshore Ltd(4).	6,261,891	4,999,998	1,261,893	7.5%	1.5%
Encompass Capital Master Fund L.P. (5)	1,281,817	1,199,999	81,818	1.5%	*
Encompass Capital E&P Master Fund L.P(6).	1,068,182	1,000,000	68,182	1.3%	*
Hartree Partners, LP(7)	799,999	799,999	—	1.0%	—
John and Maurine Cox Foundation(8)	100,001	100,001	—	*	—
JM Cox Resources, L.P. (9)	949,999	949,999	—	1.1%	—
JM Cox Legacy L.P. (10)	949,999	949,999	—	1.1%	—
J.P. Morgan Securities LLC (11)	340,286	140,286	—	*	—
MMF Moore ET Investments, LP(12)	2,499,998	2,499,998	—	3.0%	—
Dale Redman	612,774	167,870	444,904	1.1%	*
Jeffrey Smith	74,113	46,899	27,214	*	*
Total	20,418,258	17,355,045	3,063,213	24.6%	3.7%
___________________________

*	Less than 1%.

(1)
Represents the amounts of shares that will be held by the selling shareholder after completion of this offering based on the assumptions that: (a) all shares registered for sale by the registration statement of which this prospectus is a part will be sold by or on behalf of the selling shareholder; and (b) no other shares of our common stock will be acquired prior to completion of this offering by the selling shareholder. The selling shareholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling shareholders after completion of this offering or otherwise.

(2)
Adage Capital Partners, GP, LLC (“ACPGP”), serves as the general partner of Adage Capital Partners, LP, a Delaware limited partnership (the “Fund”) and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC, a Delaware limited liability company (“ACA”), is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.

(3)
Arosa Capital Management Opportunistic GP II LLC is the general partner of Arosa Opportunistic Fund LP and Arosa Capital Management LP is its investment manager. The members of Arosa Capital Management Opportunistic GP II LLC and the limited partners of Arosa Capital Management LP are Till Bechtolsheimer and Abraham Joseph. The business address of each person and entity named in this footnote is 120 West 45th St. Suite 3700, NY, NY 10036.

(4)
Also includes 354,905 shares held by Black Diamond Energy and 95,889 shares held by Black Diamond. The investment advisor of each of Double Black Diamond, Black Diamond Energy and Black Diamond is Carlson Capital, L.P., and the general partner of Carlson Capital, L.P. is Asgard Investment Corp. II. The sole stockholder of Asgard Investment Corp. II. is Asgard Investment Corp., and Clint D. Carlson is its controlling person. The business address of each person and entity named in this footnote 5 is 2100 McKinney Ave, Suite 1800, Dallas, TX 75201.

(5)
Encompass Capital Advisors LLC (“Encompass Capital Advisors”), as the investment adviser for Encompass Capital Master Fund L.P., may be deemed to beneficially own the shares of our common stock held by Encompass Capital Master Fund L.P.

Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by Encompass Capital Master Fund L.P. Encompass Capital Advisors and Mr. Kantor each disclaim beneficial ownership of such shares of common stock except to the extent of their respective economic interests in Encompass Capital Master Fund L.P., if any.

(6)
Encompass Capital Advisors LLC (“Encompass Capital Advisors”), as the investment adviser for Encompass Capital E&P Master Fund L.P., may be deemed to beneficially own the shares of our common stock held by Encompass Capital E&P Master Fund L.P. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by Encompass Capital E&P Master Fund L.P. Encompass Capital Advisors and Mr. Kantor each disclaim beneficial ownership of such shares of common stock except to the extent of their respective economic interests in Encompass Capital E&P Master Fund L.P., if any.

(7)
The beneficial owner of the shares held by Hartree Partners, LP is Hartree Partners GP, LLC. The holders of partnership interests in Hartree Partners GP, LLC are Stephen M. Semlitz, Stephen M. Hendel, Jonathan Guy Merison, and Opps Energy Trading Holding, L.P. The business address of Hartree Partners, LP is 1185 Avenue of the Americas, 9th Fl., New York, NY 10036.

(8)	John and Maurine Cox Foundation is managed by its Agents, Adam Rubinson and Matthew McMahan, appointed by the Trustee, James Kelly Cox.

(9)
JM Cox Resources, LP is managed by its General Partner, JM Cox Resources Genpar, LLC. JM Cox Resources Genpar, LLC elected the following persons to serve as Officers and to serve pursuant to the agreement: President: James Kelly Cox; Vice President: Anita Shipman Cox; Vice President: Adam Rubinson; Vice President: Matthew McMahan.

(10)
JM Cox Legacy, LP is managed by its General Partner, JM Cox Legacy Management, LLC. JM Cox Legacy Management, LLC elected the following persons to serve as Officers and to serve pursuant to the agreement: President: James Kelly Cox; Vice President: Anita Shipman Cox; Vice President: Adam Rubinson; Vice President: Matthew McMahan.

(11)
JPMorgan Chase & Co. controls J.P. Morgan Securities LLC. J.P. Morgan Securities LLC is a wholly owned subsidiary of JPMorgan Chase & Co., which, in its capacity as parent holding company, disclaims beneficial ownership of these shares. J.P. Morgan Securities LLC is controlled as set forth below:

Each of Eric J. Stein, Erin Elizabeth Hill, Jason Edwin Sippel, Matthew Cherwin, Patrick C. Kirby, Robert C. Holmes and Christopher L. Harvey is a Manager of J.P. Morgan Securities LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the shares held by J.P. Morgan Securities LLC. Each of Eric J. Stein, Erin Elizabeth Hill, Jason Edwin Sippel, Matthew Cherwin, Patrick C. Kirby, Robert C. Holmes and Christopher L. Harvey disclaims beneficial ownership of the shares.

The address for each of J.P. Morgan Securities LLC, Eric J. Stein, Erin Elizabeth Hill, Jason Edwin Sippel, Matthew Cherwin, Patrick C. Kirby, Robert C. Holmes and Christopher L. Harvey is 383 Madison Avenue, 3rd Floor, New York, New York 10179.

(12)
Moore Capital Management, LP, the investment manager of MMF Moore ET Investments, LP, has voting and investment control of the shares held by MMF Moore ET Investments, LP. Louis Moore Bacon is the controlling stockholder of the general partner of Moore Capital Management, LP and may be deemed to be the beneficial owner of the shares of ProPetro Holding Corp.’s common stock held by MMF Moore ET Investments, LP.

PLAN OF DISTRIBUTION
The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling shareholders may sell their shares of common stock from time to time at the prevailing market price or in privately negotiated transactions. We will not receive any of the proceeds from the sale of shares of common stock pursuant to this prospectus.
The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

•	block trades in which the broker‑dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker‑dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling shareholders may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling shareholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE or any other exchange or market.
The shares may be sold directly or through broker‑dealers acting as principal or agent. The selling shareholders may also enter into hedging transactions with broker‑dealers. In connection with such transactions, broker‑dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker‑dealers or other financial institutions which require the delivery to such broker‑dealer or other financial institution of shares offered by this prospectus, which shares such broker‑dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling shareholders and any commissions received by broker‑dealers may be deemed to be underwriting commissions under the Securities Act.
The selling shareholders may agree to indemnify an underwriter, broker‑dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the registration rights agreements for the benefit of the selling shareholders, including both Energy Capital Partners and the former holders of Series A Preferred Stock, we have agreed to indemnify the selling shareholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under these registration rights agreements, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock. All other expenses of issuance and distribution, including selling shareholder legal fees, brokers’ or underwriters’ discounts and commissions, if any, and all transfer taxes and transfer fees relating to the sale or disposition of the selling shareholders will be borne by the selling shareholders.
The selling shareholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling shareholders. The anti‑manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market‑making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market‑making activities for the shares.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling shareholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We cannot assure you that the selling shareholders will sell all or any portion of our common stock offered hereby.
Under the registration rights agreement for Energy Capital Partners and other existing shareholders, we agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the earlier of (a) the date when all of the shares covered by such registration statement have been sold and (b) the date on when there are no shares covered by such registration statement outstanding.
Under the registration rights agreements for the benefit of the seller shareholders that are former holders of Series A Preferred Stock, we agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the earlier of (a) the date when all of the shares covered by such registration statement have been sold, (b) the date on when there are no shares covered by such registration statement outstanding, and (c) the fifth anniversary of the consummation of the IPO.

DESCRIPTION OF CAPITAL STOCK
We are a Delaware corporation. The following description of the certificate of incorporation and bylaws of ProPetro Holding Corp. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation, bylaws and stockholders agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.
Common Stock
Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholder, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non‑assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre‑emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding‑up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.
Preferred Stock
Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law and in our stockholders agreement, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of 30,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.
Anti‑Takeover Effects of Provisions of Our Certificate of Incorporation, our Bylaws and Delaware Law
Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law
Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination (as defined in Section 203) with any interested stockholder (as defined in Section 203) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•
the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors before the date the interested shareholder attained that status;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two‑thirds of the outstanding voting stock that is not owned by the interested shareholder.

A corporation may elect not to be subject to Section 203 of the DGCL. We have elected to not be subject to the provisions of Section 203 of the DGCL.
See also “Certain Relationships and Related Party Transactions ‑ Stockholders Agreement” for a description of our stockholders agreement, which provides Energy Capital Partners certain rights to designate nominees for election to our board of directors.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
We list our common stock on the NYSE under the symbol “PUMP.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON‑U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non‑U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non‑U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non‑U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non‑U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non‑U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non‑U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long‑term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax‑exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code and entities, all of the interests of which are held by qualified foreign pension funds); and

•	tax‑qualified retirement plans.
If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON‑U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non‑U.S. Holder
For purposes of this discussion, a “Non‑U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non‑U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non‑U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non‑U.S. Holder furnishes to us or our paying agent prior to the payment of dividends a valid IRS Form W‑8BEN or W‑8BEN‑E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non‑U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non‑U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non‑U.S. Holder are effectively connected with the Non‑U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non‑U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non‑U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non‑U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W‑8ECI, certifying that the dividends are effectively connected with the Non‑U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non‑U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non‑U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non‑U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with the Non‑U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non‑U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non‑U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non‑U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.
A Non‑U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may generally be offset by U.S. source capital losses of the Non‑U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non‑U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non‑U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non‑U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non‑U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five‑year period ending on the date of the sale or other taxable disposition or the Non‑U.S. Holder’s holding period. If we were to become a USRPHC and our common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant disposition by a Non‑U.S. holder occurs, such Non‑U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non‑U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non‑U.S. Holder is a United States person and the Non‑U.S. Holder either certifies its non‑U.S. status, such as by furnishing a valid IRS Form W‑8BEN, W‑8BEN‑E or W‑8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non‑U.S.

Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.‑related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non‑U.S. Holder is a United States person, or the Non‑U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non‑U.S. office of a non‑U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non‑U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non‑U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non‑U.S. financial institutions and certain other non‑U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non‑financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non‑financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non‑financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non‑financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States‑owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non‑compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas.
EXPERTS
The consolidated financial statements as of and for the years ended December 31, 2016 and 2015 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S‑1 relating to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement, of which this prospectus constitutes a part, including its exhibits and schedules, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC‑0330.
The SEC maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website. These reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at http://www.propetroservices.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
We intend to furnish or make available to our shareholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10‑Q, for the first three fiscal quarters of each fiscal year.

FORWARD‑LOOKING STATEMENTS
This prospectus contains forward‑looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward‑looking statements. Our forward‑looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance and our capital programs.
A forward‑looking statement may include a statement of the assumptions or bases underlying the forward‑looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. You are cautioned not to place undue reliance on any forward‑looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward‑looking statements include:

•	the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, natural gas, natural gas liquids and other hydrocarbons;

•	changes in general economic and geopolitical conditions;

•	competitive conditions in our industry;

•	changes in the long‑term supply of and demand for oil and natural gas;

•	actions taken by our customers, suppliers, competitors and third‑party operators;

•	changes in the availability and cost of capital;

•	our ability to successfully implement our business plan;

•	large or multiple customer defaults, including defaults resulting from actual or potential insolvencies;

•	the price and availability of debt and equity financing (including changes in interest rates);

•	our ability to complete growth projects on time and on budget;

•	changes in our tax status;

•	technological changes;

•	operating hazards, natural disasters, weather‑related delays, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations (or the interpretation thereof);

•	the effects of future litigation; and

•	other factors discussed in this prospectus.
You should not place undue reliance on our forward‑looking statements. Although forward‑looking statements reflect our good faith beliefs at the time they are made, forward‑looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward‑looking statements. We undertake no obligation to publicly update or revise any forward‑looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law. These cautionary statements qualify all forward‑looking statements attributable to us or persons acting on our behalf.

GLOSSARY OF OIL AND NATURAL GAS TERMS
Acidizing. The pumping of acid into the wellbore to remove near‑well formation damage and other damaging substances. This procedure commonly enhances production by increasing the effective well radius. When performed at pressures above the pressure required to fracture the formation, the procedure is often referred to as acid fracturing.
Air drilling. A drilling technique whereby gases (typically compressed air or nitrogen) are used to cool the drill bit and lift cuttings out of the wellbore, instead of the more conventional use of liquids. The advantages of air drilling are that it is usually much faster than drilling with liquids and it may eliminate lost circulation problems. The disadvantages are the inability to control the influx of formation fluid into the wellbore and the destabilization of the borehole wall in the absence of the wellbore pressure typically provided by liquids.
Blowout. An uncontrolled flow of reservoir fluids into the wellbore, and sometimes catastrophically to the surface. A blowout may consist of salt water, oil, natural gas or a mixture of these. Blowouts can occur in all types of exploration and production operations, not just during drilling operations. If reservoir fluids flow into another formation and do not flow to the surface, the result is called an underground blowout. If the well experiencing a blowout has significant open‑hole intervals, it is possible that the well will bridge over (or seal itself with rock fragments from collapsing formations) down‑hole and intervention efforts will be averted.
Cementing. To use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. Cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the freshwater aquifers, and provides structural integrity for the casing by securing it to the earth.
Coiled tubing. A long, continuous length of pipe wound on a spool. The pipe is straightened prior to pushing into a wellbore and rewound to coil the pipe back onto the transport and storage spool. Depending on the pipe diameter (1 in. to 4 1/2 in.) and the spool size, coiled tubing can range from 2,000 ft. to 15,000 ft. (610 m to 4,570 m) or greater length.
Completion. A generic term used to describe the assembly of down‑hole tubulars and equipment required to enable safe and efficient production from an oil or gas well. The point at which the completion process begins may depend on the type and design of the well.
Downhole. Pertaining to or in the wellbore (as opposed to being on the surface).
Downhole motor. A drilling motor located in the drill string above the drilling bit powered by the flow of drilling mud. Down‑hole motors are used to increase the speed and efficiency of the drill bit or can be used to steer the bit in directional drilling operations. Drilling motors have become very popular because of horizontal and directional drilling applications and the increase of day rates for drilling rigs.
Drilling rig. The machine used to drill a wellbore.
Flowback. The process of allowing fluids to flow from the well following a treatment, either in preparation for a subsequent phase of treatment or in preparation for cleanup and returning the well to production.
Frac sand. A proppant used in the completion and re‑completion of unconventional oil and natural gas wells to stimulate and maintain oil and natural gas production through the process of hydraulic fracturing.
Frac stage. A specified portion of the section of the wellbore that is being stimulated through hydraulic fracturing techniques. The average number of frac stages per horizontal well has increased dramatically as hydraulic fracturing has become standard industry practice and as the lateral lengths of horizontal wells has increased.

Horizontal drilling. A subset of the more general term “directional drilling,” used where the departure of the wellbore from vertical exceeds about 80 degrees. Note that some horizontal wells are designed such that after reaching true 90‑degree horizontal, the wellbore may actually start drilling upward. In such cases, the angle past 90 degrees is continued, as in 95 degrees, rather than reporting it as deviation from vertical, which would then be 85 degrees. Because a horizontal well typically penetrates a greater length of the reservoir, it can offer significant production improvement over a vertical well.
Hydraulic fracturing. A stimulation treatment routinely performed on oil and gas wells in low permeability reservoirs. Specially engineered fluids are pumped at high pressure and rate into the reservoir interval to be treated, causing a vertical fracture to open. The wings of the fracture extend away from the wellbore in opposing directions according to the natural stresses within the formation. Proppant, such as grains of sand of a particular size, is mixed with the treatment fluid to keep the fracture open when the treatment is complete. Hydraulic fracturing creates high‑conductivity communication with a large area of formation and bypasses any damage that may exist in the near‑wellbore area.
Hydrocarbon. A naturally occurring organic compound comprising hydrogen and carbon. Hydrocarbons can be as simple as methane, but many are highly complex molecules, and can occur as gases, liquids or solids. Petroleum is a complex mixture of hydrocarbons. The most common hydrocarbons are natural gas, oil and coal.
Natural gas liquids. Components of natural gas that are liquid at surface in field facilities or in gas‑processing plants. Natural gas liquids can be classified according to their vapor pressures as low (condensate), intermediate (natural gasoline) and high (liquefied petroleum gas) vapor pressure.
Plugging. The process of permanently closing oil and gas wells no longer capable of producing in economic quantities. Plugging work can be performed with a well servicing rig along with wireline and cementing equipment; however, this service is typically provided by companies that specialize in plugging work.
Pressure pumping. Services that include the pumping of liquids under pressure.
Producing formation. An underground rock formation from which oil, natural gas or water is produced. Any porous rock will contain fluids of some sort, and all rocks at considerable distance below the Earth’s surface will initially be under pressure, often related to the hydrostatic column of ground waters above the reservoir. To produce, rocks must also have permeability, or the capacity to permit fluids to flow through them.
Proppant. Sized particles mixed with fracturing fluid to hold fractures open after a hydraulic fracturing treatment. In addition to naturally occurring sand grains, man‑made or specially engineered proppants, such as resin‑coated sand or high‑strength ceramic materials like sintered bauxite, may also be used. Proppant materials are carefully sorted for size and sphericity to provide an efficient conduit for production of fluid from the reservoir to the wellbore.
Shale. A fine‑grained, fissile, sedimentary rock formed by consolidation of clay‑ and silt‑sized particles into thin, relatively impermeable layers.
Stimulation. A treatment performed to restore or enhance the productivity of a well. Stimulation treatments fall into two main groups, hydraulic fracturing treatments and matrix treatments. Fracturing treatments are performed above the fracture pressure of the reservoir formation and create a highly conductive flow path between the reservoir and the wellbore. Matrix treatments are performed below the reservoir fracture pressure and generally are designed to restore the natural permeability of the reservoir following damage to the near‑wellbore area. Stimulation in shale gas reservoirs typically takes the form of hydraulic fracturing treatments.
Unconventional resource. An umbrella term for oil and natural gas that is produced by means that do not meet the criteria for conventional production. What has qualified as “unconventional” at any particular time is a complex function of resource characteristics, the available exploration and production technologies, the economic environment, and the scale, frequency and duration of production from the resource. Perceptions of these factors inevitably change over time and often differ among users of the term. At present, the term is used in reference to oil and gas resources whose porosity, permeability, fluid trapping mechanism, or other characteristics differ from conventional sandstone and carbonate reservoirs. Coalbed methane, gas hydrates, shale gas, fractured reservoirs and tight gas sands are considered unconventional resources.
Utilization. The percentage of our fleet in use by our customers at the applicable time or for the applicable period of determination.
Wellbore. The physical conduit from surface into the hydrocarbon reservoir.
Workover. The process of performing major maintenance or remedial treatments on an oil or gas well. In many cases, workover implies the removal and replacement of the production tubing string after the well has been killed and a workover rig has been placed on location. Through‑tubing workover operations, using coiled tubing, snubbing or slickline equipment, are routinely conducted to complete treatments or well service activities that avoid a full workover where the tubing is removed. This operation saves considerable time and expense.
Zipperfrac. A hydraulic fracturing process where hydraulic fracturing operations are carried out concurrently at two or more parallel horizontal wellbores. In this process, one well holds frac pressure, while the adjacent well is stimulated through hydraulic fracturing. Hydraulic fracturing is alternated between each well, so the fracturing stages are placed opposite each other, resembling the teeth of a zipper.

INDEX TO FINANCIAL STATEMENTS
ProPetro Holding Corp.
Historical Condensed Consolidated Financial Statements
Historical Consolidated Financial Statements

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$25,108	$133,596
Accounts receivable - net of allowance for doubtful accounts of $512 and $552, respectively	147,820	115,179
Inventories	4,819	4,713
Prepaid expenses	6,933	4,608
Other current assets	3,689	6,684
Total current assets	188,369	264,780
PROPERTY AND EQUIPMENT - Net of accumulated depreciation	360,308	263,862
OTHER NONCURRENT ASSETS:
Goodwill	9,425	9,425
Intangible assets - net of amortization	445	589
Deferred revenue rebate - net of amortization	1,539	2,462
Other noncurrent assets	1,830	304
Total other noncurrent assets	13,239	12,780
TOTAL ASSETS	$561,916	$541,422
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$155,956	$129,093
Accrued liabilities	8,335	13,619
Current portion of long-term debt	6,337	16,920
Accrued interest payable	—	109
Total current liabilities	170,628	159,741
DEFERRED INCOME TAXES	1,259	1,148
LONG-TERM DEBT	10,210	159,407
OTHER LONG-TERM LIABILITIES	122	117
Total liabilities	182,219	320,413
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, 0 and 16,999,990 shares issued, respectively	—	17
Preferred stock, additional paid-in capital	—	162,494
Common stock, $0.001 par value, 200,000,000 shares authorized, 83,039,854 and 52,627,652 shares issued, respectively	83	53
Additional paid-in capital	605,955	265,355
Accumulated deficit	(226,341)	(206,910)
Total shareholders’ equity	379,697	221,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$561,916	$541,422

See accompanying notes to condensed consolidated financial statements

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE - Service revenue	$213,492	$68,165	$385,423	$156,095
COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	176,777	64,849	326,342	145,139
General and administrative (inclusive of stock-based compensation)	7,916	5,536	27,776	11,340
Depreciation and amortization	12,706	10,794	23,857	21,879
Loss on disposal of assets	9,787	2,169	20,229	6,936
Total costs and expenses	207,186	83,348	398,204	185,294
OPERATING INCOME (LOSS)	6,306	(15,183)	(12,781)	(29,199)
OTHER INCOME (EXPENSE):
Interest expense	(650)	(5,977)	(5,825)	(11,392)
Gain on extinguishment of debt	—	6,975	—	6,975
Other expense	(627)	(14)	(602)	(312)
Total other income (expense)	(1,277)	984	(6,427)	(4,729)
INCOME (LOSS) BEFORE INCOME TAXES	5,029	(14,199)	(19,208)	(33,928)
INCOME TAX (EXPENSE)/BENEFIT	(108)	4,905	(223)	11,697
NET INCOME (LOSS)	$4,921	$(9,294)	$(19,431)	$(22,231)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.06	$(0.24)	$(0.28)	$(0.60)
Diluted	$0.06	$(0.24)	$(0.28)	$(0.60)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	83,040	39,496	69,593	37,244
Diluted	86,279	39,496	69,593	37,244

See accompanying notes to condensed consolidated financial statements

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands)
(Unaudited)

	Preferred Stock			Common Stock
	Shares	Amount	Preferred Additional Paid-In Capital	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCE - January 1, 2017	17,000	$17	$162,494	52,628	$53	$265,355	$(206,910)	$221,009
Stock-based compensation cost	—	—	—	—	—	7,978	—	7,978
Initial Public Offering, net of costs	—	—	—	13,250	13	170,128	—	170,141
Conversion of preferred stock to common at Initial Public Offering	(17,000)	(17)	(162,494)	17,000	17	162,494	—	—
Exercise of stock options—net	—	—	—	162	—	—	—	—
Net loss	—	—	—	—	—	—	(19,431)	(19,431)
BALANCE - June 30, 2017	—	$—	$—	83,040	$83	$605,955	$(226,341)	$379,697

See accompanying notes to condensed consolidated financial statements

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,431)	$(22,231)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	23,857	21,879
Gain on extinguishment	—	(6,975)
Deferred income tax expense (benefit)	111	(11,700)
Amortization of deferred revenue rebate	923	923
Amortization of deferred debt issuance costs	3,240	1,468
Stock-based compensation	7,978	619
Loss on disposal of assets	20,229	6,936
(Gain) loss on interest rate swap	(199)	96
Changes in operating assets and liabilities:
Accounts receivable	(32,641)	43,961
Other current assets	3,423	(445)
Inventories	(107)	3,421
Prepaid expenses	(2,321)	2,360
Accounts payable	(2,812)	(39,247)
Accrued liabilities	(2,605)	988
Accrued interest	(108)	10
Net cash (used in) provided by operating activities	(463)	2,063
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(112,630)	(15,461)
Proceeds from sale of assets	1,229	410
Net cash used in investing activities	(111,401)	(15,051)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	232	—
Repayments of borrowings	(163,128)	(38,074)
Repayments of insurance financing	(2,476)	(2,426)
Debt extinguishment cost	—	(525)
Payment of debt issuance costs	(1,653)	(115)
Equity capitalization	—	40,000
Proceeds from IPO	185,500	—
Payment of IPO costs	(15,099)	—
Net cash provided by (used in) financing activities	3,376	(1,140)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(108,488)	(14,128)
CASH AND CASH EQUIVALENTS - Beginning of period	133,596	34,310
CASH AND CASH EQUIVALENTS - End of period	$25,108	$20,182

See accompanying notes to condensed consolidated financial statements

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 ‑ Basis of Presentation
The accompanying condensed consolidated financial statements of ProPetro Holding Corp. and its subsidiary (the “Company,” “we,” “us” or “our”) have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for annual financial statements. Those adjustments (which consisted of normal recurring accruals) that are, in the opinion of management, necessary for a fair presentation of the results of the interim periods have been made. Results of operations for such interim periods are not necessarily indicative of the results of operations for a full year due to changes in market conditions and other factors. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2016 included in the final prospectus of the Company filed with the SEC pursuant to rule 424(b) under the Securities Act of 1933 on March 20, 2017 (“Prospectus”).
Initial Public Offering
On March 22, 2017, we consummated our initial public offering (“IPO”), in which 25,000,000 shares of our common stock, par value $0.001 per share, were sold at a public offering price of $14.00 per share, with 13,250,000 shares issued and sold by the Company and 11,750,000 shares sold by existing stockholders. We received net proceeds of approximately $170.1 million after deducting $10.9 million of underwriting discounts and commissions, and $4.5 million of other offering expenses. Upon closing of the IPO, we used the proceeds (i) to repay $71.8 million in outstanding borrowings under our Term Loan (as defined in Note 4), (ii) to fund the purchase of additional hydraulic fracturing fleets and ancillary equipment, and (iii) for general corporate purposes.
In connection with the IPO, the Company executed a stock split, such that each holder of common stock of the Company received 1.45 shares of common stock for every one share of previous common stock. Accordingly, any information related to, or dependent upon, the share or option counts in our comparative 2016 condensed consolidated financial statements (Unaudited) and Note 6, Net Income (Loss) per Share, Note 7, Stock‑Based Compensation, and Note 10, Equity Capitalization, have been updated to reflect the effect of the stock split.
Note 2 ‑ Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014‑09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014‑09 requires entities to recognize revenue to depict transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014‑09 requires entities to disclose both qualitative and quantitative information that enables users of the consolidated financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including disclosure of significant judgments affecting the recognition of revenue. ASU No. 2014‑09 was originally effective for annual periods beginning after December 15, 2016, using either the retrospective or cumulative effect transition method. On August 12, 2015, the FASB issued ASU No. 2015‑14, which defers the effective date of the revenue standard, ASU No. 2014‑09, by one year for all entities and permits early adoption on a limited basis. Per our preliminary evaluation, we believe that the adoption of this guidance will not materially affect our revenue recognition. However, we will continue to evaluate and quantify the effect of the adoption of this guidance on our consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015‑11, Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU No. 2015‑11 does not apply to inventories that are measured by using either the last‑in, first‑out method or the retail inventory method. The amendments in ASU No. 2015‑11 are effective for fiscal years beginning after December 15, 2016. The ASU became effective for us in 2017 and the adoption of this guidance did not materially affect our consolidated financial statements.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 2 - Recently Issued Accounting Standards (Continued)

In February 2016, the FASB issued ASU No. 2016‑02, Leases, a new standard on accounting for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB’s new revenue recognition standard. However, the ASU eliminates the use of bright‑line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for annual reporting periods beginning after December 15, 2018, including periods within that reporting period, using a modified retrospective approach. Early adoption is permitted. We have not completed an evaluation of the impact the pronouncement will have on our consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU No. 2016‑09, Compensation‑ Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting, which modifies several aspects of the accounting for share‑based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new standard is effective for fiscal years and interim periods beginning after December 15, 2016, with early adoption permitted. The ASU became effective for us in 2017 and the adoption of this guidance did not materially affect our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017‑04, Simplifying the Test for Goodwill Impairment, which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step two of the goodwill impairment test. As a result, under this ASU, an entity would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This pronouncement is effective for impairment tests in fiscal years beginning after December 15, 2019, on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We believe that the adoption of this guidance will not materially affect our consolidated financial statements.
Note 3 ‑ Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.
In determining fair value, the Company uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used, when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions other market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the observability of inputs as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 3 - Fair Value Measurement (Continued)

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Our financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and a derivative financial instrument. The estimated fair value of our financial instruments — cash and cash equivalents, accounts receivable and accounts payable at June 30, 2017 and December 31, 2016 approximates their carrying value as reflected in our condensed consolidated balance sheets due to their short‑term nature. We use a derivative financial instrument, an interest rate swap, to manage interest rate risk. Our policies do not permit the use of derivative financial instruments for speculative purposes. We did not designate the interest rate swap as a hedge for accounting purposes. We record all derivatives as of the end of our reporting period in our condensed consolidated balance sheet at fair value, which is based on quoted market prices, a Level 1 input. We may be exposed to credit losses in the event of nonperformance by counterparties to the interest rate swap. The counterparty of the interest rate swap is a credible, large institution, and we do not believe there is significant or material credit risk upon settlement of the contract. The fair value of the interest rate swap liability at June 30, 2017 and December 31, 2016 was $0.1 million and $0.3 million, respectively. Based on quoted market prices as of June 30, 2017 and 2016, for contracts with similar terms and maturity date, as provided by the counterparty, we recorded a gain of $0.2 million and a loss of $0.1 million during the six months ended June 30, 2017 and 2016, respectively.
Assets Measured at Fair Value on a Nonrecurring Basis
Assets measured at fair value on a nonrecurring basis at June 30, 2017 and December 31, 2016, respectively, are set forth below:

		Estimated fair value measurements
	Balance	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)	Total gains (losses)
($ in thousands)
June 30, 2017:
Property and equipment, net	$—	$—	$—	$—	$—
Goodwill	$—	$—	$—	$—	$—
December 31, 2016:
Property and equipment, net	$8,700	$—	$8,700	$—	$(6,305)
Goodwill	$9,425	$—	$—	$9,425	$(1,177)
No impairment of property and equipment was recorded during the six months ended June 30, 2017 or 2016. During fourth quarter of 2016, the depressed cash flows and continued decline in utilization of our Permian drilling assets were indicative of potential impairment, resulting in the Company comparing the carrying value of the Permian drilling assets with its estimated fair value. We determined that the carrying value of the Permian drilling assets was greater than its estimated fair value, and as such, an impairment expense was recorded in the fourth quarter of 2016. The non‑cash asset impairment charges recorded in the fourth quarter of 2016 for Permian drilling was $6.3 million, which had a then net carrying value of $15.0 million prior to the impairment write‑down.
We generally apply fair value techniques to our reporting units on a nonrecurring basis associated with valuing potential impairment loss related to goodwill. Our estimate of the reporting unit fair value is based on a combination of income and market approaches, Level 1 and 3, respectively, in the fair value hierarchy. The income

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 3 - Fair Value Measurement (Continued)

approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value. Significant assumptions include projected revenue growth, capital expenditures, utilization, gross margins, discount rates, terminal growth rates, and weight allocation between income and market approaches. If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired, and the impairment loss is calculated and recorded. There were no additions to, or disposal of, goodwill during the six months ended June 30, 2017 and 2016. At December 31, 2016, we estimated the fair value of the surface drilling reporting unit to be $3.8 million and its carrying value was $4.2 million. As a result of the potential impairment due to the carrying value exceeding the estimated fair value, we then further determined the implied fair value of the $1.2 million goodwill for the surface drilling reporting unit to be $0. Accordingly, we recorded an impairment loss of $1.2 million during the fourth quarter of 2016.
Note 4 ‑ Long‑Term Debt
2013 Term Loan and Revolving Credit Facility
On September 30, 2013, we entered into a term loan in the amount of $220 million (“Term Loan”) with a $40 million revolving credit line (“Revolving Credit Facility”). Borrowings under the Term Loan and Revolving Credit Facility accrued interest at LIBOR plus 6.25%, subject to a 1% LIBOR floor, and were secured by a first priority lien and security interest in all assets of the Company. Proceeds from the Term Loan were used to pay off 100% of our debt outstanding, including accrued interest, at September 30, 2013, with excess proceeds from the Term Loan and the Revolving Credit Facility used to fund growth and working capital needs. The Term Loan and Revolving Credit Facility were scheduled to mature on September 30, 2019 and September 30, 2018, respectively, with quarterly and monthly payments of principal and interest, respectively.
Under the Term Loan and Revolving Credit Facility we were required to comply, subject to certain exceptions and materiality qualifiers, with certain customary affirmative and negative covenants, including, but not limited to, covenants pertaining to reporting, insurance, collateral maintenance, change of control, transactions with affiliates, distributions, and limitations on additional indebtedness. In addition, the Term Loan and Revolving Credit Facility included a maximum leverage ratio of 3.5x EBITDA (earnings before interest, taxes, depreciation, and amortization) to total debt, which became effective March 31, 2014.
In 2015, given the then near‑term economic uncertainty and volatility of commodity prices, we determined that we were likely to be out of compliance with the leverage ratio covenant under the Term Loan and Revolving Credit Facility at the March 31, 2016 test date. Accordingly, the Company and its equity sponsor, Energy Capital Partners (“ECP”), commenced negotiations with the lenders to amend the covenants and leverage ratio in the Term Loan and Revolving Credit Facility. The resulting amendment and waiver agreement was executed on June 8, 2016. Under the terms of the amendment, ECP infused $40 million of additional equity into the Company, $10 million of which was reserved for working capital, with up to $30 million available to repurchase debt. A minority shareholder also infused $0.425 million alongside ECP to prevent dilution. The amendment and waiver also suspended the leverage ratio test until June 30, 2017, and provided us with 30 days to deliver any past‑due financial statements.
Gain on Extinguishment of Debt — in connection with the amendment to the Term Loan and Revolving Credit Facility, we initiated an auction process with the lenders to repurchase a portion of debt for a price of 80 cents, at a 20% discount to par value. The auction settled on June 16, 2016 as the Company repurchased a total amount of $37.5 million of debt for $30 million plus $0.525 million in debt extinguishment auction costs, leading to a gain on extinguishment of debt of $6.975 million.
On January 13, 2017, we repaid $75 million of the outstanding balance under the Term Loan and repaid the remaining balance of $13.5 million under the Revolving Credit Facility using a portion of the proceeds from the private placement offering. On March 22, 2017, we retired the $71.8 million remaining balance of the Term Loan,

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 4 - Long-Term Debt (Continued)

along with accrued interest, using a portion of the proceeds from our IPO. Each of the Term Loan and Revolving Credit Facility were terminated in accordance with their terms upon the repayment of outstanding borrowings.
Equipment and Manufacturing Notes
On November 24, 2015, we entered into 36‑month financing arrangement for three hydraulic fracturing fleets in the amount of $25 million, and a portion of the proceeds were used to pay off the previous manufacturer notes, with the remainder being used for additional liquidity.
On June 30, 2017, we entered into a financing arrangement for the purchase of light vehicles. As of June 30, 2017, we purchased certain light vehicles under this financing arrangement in the amount of $0.2 million.
ABL Credit Facility
On March 22, 2017, we entered into a new revolving credit facility with a $150 million borrowing capacity (“ABL Credit Facility”). Borrowings under the ABL Credit Facility accrue interest based on a three‑tier pricing grid tied to availability, and we may elect for loans to be based on either LIBOR or base rate, plus the applicable margin, which ranges from 1.75% to 2.25% for LIBOR loans and 0.75% to 1.25% for base rate loans, with no LIBOR floor. Borrowings under the ABL Credit Facility are secured by a first priority lien and security interest in substantially all assets of the Company. The ABL Credit Facility has a tenor of 5 years and a borrowing base of 85% of eligible accounts receivable less customary reserves. Under this facility we are required to comply, subject to certain exceptions and materiality qualifiers, with certain customary affirmative and negative covenants, including, but not limited to, covenants pertaining to our ability to incur liens, indebtedness, changes in the nature of our business, mergers and other fundamental changes, disposal of assets, investments and restricted payments, amendments to our organizational documents or accounting policies, prepayments of certain debt, dividends, transactions with affiliates, and certain other activities. In addition, the ABL Credit Facility includes a Springing Fixed Charge Coverage Ratio of 1.0x when excess availability is less than the greater of (i) 10% of the lesser of the facility size and the Borrowing Base and (ii) $12 million. The ABL has a commitment fee of 0.375%, which reduces to 0.25% if utilization is greater than 50% of the borrowing base.
Total debt consisted of the following at June 30, 2017 and December 31, 2016, respectively:

($ in thousands)	2017	2016
ABL Credit Facility	$—	$—
6.25% "Term loan" due September 2019	—	146,750
Revolving Credit Facility	—	13,500
Equipment financing	16,547	19,193
Total debt	16,547	179,443
Less deferred loan costs, net of amortization	—	3,116
Subtotal	16,547	176,327
Less current portion of long-term debt	6,337	16,920
Total long-term debt, net of deferred loan costs	$10,210	$159,407
As of June 30, 2017, the ABL Credit Facility was undrawn. The loan origination costs relating to the ABL Credit Facility are classified as an asset in the balance sheet.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 4 - Long-Term Debt (Continued)

Annual Maturities — Scheduled remaining annual maturities of total debt are as follows at June 30, 2017:

($ in thousands)
2017	$3,081
2018	13,350
2019	77
2020	39
Total	$16,547
Note 5 ‑ Reportable Segment Information
The Company has seven operating segments for which discreet financial information is readily available: hydraulic fracturing, cementing, acidizing, coil tubing, flowback, surface drilling, and Permian drilling. These segments represent how the Chief Operating Decision Maker (CODM) evaluates performance and allocates resources.
In accordance with Accounting Standards Codification (ASC) 280—Segment Reporting, the Company has one reportable segment (pressure pumping) comprised of the hydraulic fracturing, cementing, and acidizing operating segments. All other operating segments and corporate administrative expenses are included in the ‘‘all other’’category in the table below. Inter‑segment revenues are not material and are not shown separately in the table below.
The Company manages and assesses the performance of the reportable segment by its adjusted EBITDA (earnings before other income (expense), interest, taxes, depreciation & amortization, stock‑based compensation expense, impairment expense, (gain)/loss on disposal of assets, gain on extinguishment of debt and other unusual or nonrecurring expenses or income). A reconciliation from segment level financial information to the consolidated statement of operations is provided in the table below.

	Three months ended June 30, 2017			Six months ended June 30, 2017
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Service revenue	$203,591	$9,901	$213,492	$367,431	$17,992	$385,423
Adjusted EBITDA	$31,362	$(706)	$30,656	$48,283	$(1,399)	$46,884
Depreciation and amortization	$11,596	$1,110	$12,706	$21,591	$2,266	$23,857
Goodwill	$9,425	$—	$9,425	$9,425	$—	$9,425
Capital expenditures	$86,302	$1,047	$87,349	$141,345	$2,466	$143,811
Total assets	$527,648	$34,268	$561,916	$527,648	$34,268	$561,916

	Three months ended June 30, 2016			Six months ended June 30, 2016
	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Service revenue	$62,167	$5,998	$68,165	$141,712	$14,383	$156,095
Adjusted EBITDA	$529	$(2,336)	$(1,807)	$3,549	$(3,314)	$235
Depreciation and amortization	$9,222	$1,572	$10,794	$18,631	$3,248	$21,879
Goodwill	$9,425	$1,177	$10,602	$9,425	$1,177	$10,602
Capital expenditures	$3,452	$105	$3,557	$9,942	$110	$10,052
Total assets at December 31, 2016	$501,906	$39,516	$541,422	$501,906	$39,516	$541,422

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 5 - Reportable Segment Information (Continued)

Reconciliation of net income (loss) to adjusted EBITDA:

	Three months ended June 30, 2017			Six months ended June 30, 2017
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Net income (loss)	$9,633	$(4,712)	$4,921	$1,715	$(21,146)	$(19,431)
Depreciation and amortization	11,596	1,110	12,706	21,591	2,266	23,857
Interest expense	—	650	650	—	5,825	5,825
Income tax expense	—	108	108	—	223	223
Loss/(gain) on disposal of assets	9,681	106	9,787	20,391	(162)	20,229
Stock-based compensation	—	609	609	—	7,978	7,978
Other expense	—	627	627	—	602	602
Other general and administrative expense (1)	—	572	572	—	572	572
Deferred IPO bonus expense	452	224	676	4,586	2,443	7,029
Adjusted EBITDA	$31,362	$(706)	$30,656	$48,283	$(1,399)	$46,884

	Three months ended June 30, 2016			Six months ended June 30, 2016
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Net income (loss)	$(11,390)	$2,096	$(9,294)	$(22,550)	$319	$(22,231)
Depreciation and amortization	9,222	1,572	10,794	18,631	3,248	21,879
Interest expense	—	5,977	5,977	—	11,392	11,392
Income tax benefit	—	(4,905)	(4,905)	—	(11,697)	(11,697)
Loss/(gain) on disposal of assets	2,697	(528)	2,169	7,468	(532)	6,936
Stock-based compensation	—	413	413	—	619	619
Gain on extinguishment of debt	—	(6,975)	(6,975)	—	(6,975)	(6,975)
Other expense	—	14	14	—	312	312
Adjusted EBITDA	$529	$(2,336)	$(1,807)	$3,549	$(3,314)	$235
___________________________
(1)    Other general and administrative expense relates to legal settlement expense.
Note 6 ‑ Net Income (Loss) Per Share
Net income (loss) per share is determined by dividing the net income (loss) relevant to the common stockholders by the weighted average number of shares outstanding during the period. Diluted net income (loss) per common share uses the same net income (loss) divided by the number of shares that would be outstanding assuming dilutive options and stock are converted. The table below shows the calculations for the three and six months ended June 30, 2017 and 2016.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 6 - Net Income (Loss) Per Share (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except for per share data)	2017	2016	2017	2016
Numerator (both basic and diluted)
Net income (loss) relevant to common stockholders	$4,921	$(9,294)	$(19,431)	$(22,231)
Denominator
Denominator for basic income (loss) per share	83,040	39,496	69,593	37,244
Dilutive effect of stock options	2,867	—	—	—
Dilutive effect of performance stock units	—	—	—	—
Dilutive effect of non-vested restricted stock	372	—	—	—
Denominator for diluted income (loss) per share	86,279	39,496	69,593	37,244
Basic income (loss) per common share	$0.06	$(0.24)	$(0.28)	$(0.60)
Diluted income (loss) per common share	$0.06	$(0.24)	$(0.28)	$(0.60)
As shown in the table below, the following non-vested restricted stock, performance stock units, and stock options have not been included in the calculation of diluted income (loss) per share as they would be anti-dilutive to the calculation above.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Stock options	793	3,371	4,640	3,371
Performance stock units	170	—	170	—
Non-vested restricted stock	319	372	692	372
	1,282	3,743	5,502	3,743
Note 7 ‑ Stock‑Based Compensation
Stock Options
Effective March 4, 2013, we adopted the ProPetro Stock Option Plan pursuant to which our Board of Directors may grant stock options or other stock‑based awards to key employees, consultants, and directors. The Plan, as amended, is authorized to grant up to 4,645,884 shares of common stock to be issued upon exercise of the options. The Company’s share price used to estimate the fair value of the option at the grant date was based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company’s stock. The expected term used to calculate the fair value of all options considers the vesting date and the grant’s expiration date. The expected volatility was estimated by considering comparable public companies, and the risk free rate is based on the U.S treasury yield curve as of the grant date. The dividend assumption is based on historical experience. After becoming a public company, the market price was used to determine the market value of our common stock. Prior to 2015, we had granted a total of 3,499,228 options with an exercise price of $3.96 per option, and all options expire 10 years from the date of grant.
On June 14, 2013, we granted 2,799,408 stock option awards to certain key employees and directors that shall vest and become exercisable based upon the achievement of a service requirement. The options vest in 25%

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 7 - Stock-Based Compensation (Continued)

increments for each year of continuous service and an option becomes fully vested upon the optionee’s completion of the fourth year of service. The contractual term for the options awarded is 10 years. For the six months ended June 30, 2017 and 2016, we recognized $0.6 million in compensation expense related to these stock options. The fair value of each option award granted is estimated on the date of grant using the Black‑Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	45%
Expected dividends	$—
Expected term (in years)	6.25
Risk free rate	1.35%
On December 1, 2013, we granted 699,820 stock option awards to certain key employees which were scheduled to vest in four substantially equal annual installments, subject to service and performance requirements and acceleration upon a change in control. As of June 30, 2016, the performance requirement was not considered to be probable of achievement for any of the outstanding option awards and 114,456 options were forfeited during the year ended December 31, 2016. Accordingly, we have not recognized any compensation expense related to these stock options as of June 30, 2016. Effective March 16, 2017, we terminated the options in connection with the IPO and approved a cash bonus totaling $5.1 million to the holders of the options.
The contractual term for the options awarded is 10 years. The fair value of each option award granted is estimated on the date of grant using the Black‑Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	45%
Expected dividends	$—
Expected term (in years)	6.25
Risk free rate	1.83%
On July 19, 2016, we granted 1,274,549 stock option awards to certain key employees and directors which are scheduled to vest in five substantially equal semi‑annual installments commencing in December 2016, subject to a continuing services requirement. The contractual term for the options awarded is 10 years. For the six months ended June 30, 2017, we recognized the remaining $1.8 million in stock compensation expense related to these stock options, as the Company fully accelerated vesting of the options in connection with the IPO.
The fair value of each option award granted is estimated on the date of grant using the Black‑Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	55%
Expected dividends	$—
Expected term (in years)	5.8
Risk free rate	1.22%
In March 2017, our shareholders approved the ProPetro 2017 Incentive Award Plan (“IAP”) pursuant to which our Board of Directors may grant stock options, Restricted Stock Units (RSUs), performance stock units, or other stock‑based awards to key employees, consultants, directors and employees. The IAP authorizes up to 5,800,000 shares of common stock to be issued under awards granted pursuant to the plan. On March 16, 2017, we

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 7 - Stock-Based Compensation (Continued)

granted 793,738 stock option awards to certain key employees and directors pursuant to the IAP which are scheduled to vest in four substantially equal annual installments, subject to a continuing service requirement. The contractual term for the options awarded is 10 years. For the six months ended June 30, 2017, we recognized $0.2 million in stock compensation expense related to these stock options.
The fair value of each option award granted is estimated on the date of grant using the Black‑ Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	18%
Expected dividends	$—
Expected term (in years)	6.25
Risk free rate	2.23%
A summary of the stock option activity for the six months ended June 30, 2017 and the year ended December 31, 2016, is presented below.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant‑Date Fair Value
Outstanding at January 1, 2016	3,485,791	$3.96	$1.77
Granted	1,274,549	$2.25	$1.77
Exercised	—	$—	$—
Forfeited	(114,456)	$3.96	$1.77
Expired	—	$—	$—
Outstanding at December 31, 2016	4,645,884	$3.49	$1.77
Exercisable at December 31, 2016	2,354,466	$3.77	$1.77

Outstanding at January 1, 2017	4,645,884	$3.49	$1.77
Granted	793,738	$14.00	$3.35
Exercised	(226,194)	$3.96	$1.77
Forfeited	(1,088)	$14.00	$3.35
Expired	—	$—	$—
Canceled	(571,927)	$3.96	$1.77
Outstanding at June 30, 2017	4,640,413	$5.20	$2.04
Exercisable at June 30, 2017	3,847,763	$3.39	$1.77
Restricted Stock Units (Non‑Vested Stock) and Performance Stock Units
On September 30, 2013, our Board of Directors authorized and granted 372,335 Restricted Stock Units (RSUs) to a key executive. Each RSU represents the right to receive one share of common stock of the Company at par value $0.001 per share. Under the terms of the award, the shares of common stock subject to the RSUs were to be paid to the grantee upon change in control, regardless of whether the grantee was affiliated with the Company on the settlement date. The fair value of the RSUs is measured as the price of the Company’s shares on the grant date, which was estimated to be $3.89. The share price used to estimate the fair value of the RSU at the grant date was based on a combination of income and market approaches, which are highly complex and sensitive. The income

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 7 - Stock-Based Compensation (Continued)

approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company’s stock. Effective March 22, 2017, the Board of Directors canceled these RSUs and issued 372,335 new RSUs to the grantee. These issued RSUs are effectively identical to the RSUs granted in 2013, provided, however, that the RSUs will now be payable in full on March 22, 2018. The fair value of the RSUs issued on March 22, 2017, was based on the Company’s stock market price at the grant date. In connection with the IPO, we fully recognized the stock compensation expense related to the re‑issued RSUs.
On June 5, 2017, our Board of Directors granted 319,250 RSUs to employees, directors and executives pursuant to the IAP. Each RSU represents the right to receive one share of common stock. The fair value of the RSUs is based on the closing share price of our common stock on the date of grant. During the six months ended June 30, 2017 and 2016, the recorded stock compensation expense for all RSUs was $5.3 million and $0, respectively.
The following table summarizes RSUs activity during the six months ended June 30, 2017:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2017	372,335	$3.89
Granted	691,585	$13.65
Vested	—	$—
Exercised	—	$—
Forfeited	—	$—
Canceled	(372,335)	$3.89
Outstanding at June 30, 2017	691,585	$13.65

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 7 - Stock-Based Compensation (Continued)

Effective June 5, 2017, our Board of Directors authorized and granted performance stock unit awards to certain key employees under the IAP. The actual number of shares that may be issued under the performance stock unit awards ranges from zero up to a maximum of twice the target number of performance stock unit awards granted to the participant, based on our total shareholder return relative to a designated peer group from the date of our IPO through December 31, 2019. Compensation expense is recorded ratably over the corresponding requisite service period. The fair value of performance stock unit awards is determined using a Monte Carlo probability model. Grant recipients do not have any shareholder rights until performance relative to the peer group has been determined following the completion of the performance period and shares have been issued. During the six months ended June 30, 2017 and 2016 the recorded stock compensation expense for the performance stock units was $0.1 million and $0, respectively.
The following table summarizes information about the performance stock units that were outstanding at June 30, 2017:

Period Granted	Target Shares Outstanding at Beginning of Period	Target Shares Granted	Target Shares Vested	Target Shares Forfeited	Target Shares Outstanding at End of Period	Weighted Average Grant Date Fair Value per Share
2017	—	169,635	—	—	169,635	$10.73
Total	—	169,635	—	—	169,635
The total stock compensation expense for the six months ended June 30, 2017 and 2016 for all stock awards was $8.0 million and $0.6 million, respectively. The total unrecognized compensation expense as of June 30, 2017 is approximately $8.4 million, and is expected to be recognized over a weighted‑average period of approximately 3.1 years.
Note 8 ‑ Related‑Party Transactions
The Company leases its corporate offices from a related party pursuant to a five‑year lease agreement with a five‑year extension option requiring a base rent of $0.07 million per year. The Company also leases five properties adjacent to the corporate office from related parties with annual base rents of $0.03 million, $0.03 million, $0.09 million, $0.09 million, and $0.18 million.
For the six months ended June 30, 2017 and 2016, the Company paid approximately $0.12 million and $0.06 million, respectively, for the use of transportation services from a related party. The Company also rents equipment in Elk City, Oklahoma from a related party. For the the six months ended June 30, 2017 and 2016, the Company paid $0.10 million and $0.10 million, respectively.
At June 30, 2017 and December 31, 2016, the Company had $0.04 million and $0 in payables, respectively, and approximately $0.02 million and $0.04 million in receivables, respectively, for related parties for services provided.
All agreements pertaining to real property and equipment were entered into during periods where the Company had limited liquidity and related parties secured them on behalf of the Company. All related party transactions are immaterial and have not been separately shown on the face of the financial statements.
For related party disclosure related to equity transactions with ECP, see Note 10.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 9 ‑ Commitments and Contingencies
Operating Lease
We have various operating leases for office space and certain property and equipment. For the six months ended June 30, 2017 and 2016, we recorded operating lease expense of $0.7 million and $0.7 million, respectively. Required remaining lease payments for each fiscal year are as follows:

($ in thousands)
2017	$232
2018	426
2019	366
2020	344
2021 and thereafter	774
Total	$2,142
Contingent Liabilities
We may be subject to various legal actions, claims, and liabilities arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on our financial position, results of operations, or liquidity.
Note 10 ‑ Equity Capitalization
Credit Amendment Equity Infusion
In connection with the Term Loan and Revolving Credit Facility amendment dated June 8, 2016 (see Note 4), ECP and its related affiliates along with other shareholders infused $40.425 million of equity into the Company and we issued 18,007,328 additional shares of stock.
Convertible Preferred Stock
On December 27, 2016, we completed a private placement offering of $170.0 million, issuing 16,999,990 shares of Series A nonparticipating convertible preferred stock, par value $0.001 per share. Costs associated with the offering were approximately $7.0 million, resulting in net proceeds to the Company of approximately $163.0 million.
As of December 31, 2016, 16,999,990 shares of Series A convertible preferred stock were issued and outstanding, convertible into common stock at the conversion price per the private placement agreement. Upon the consummation of the IPO, the Series A Preferred stock automatically converted into common stock.
Initial Public Offering
On March 22, 2017, we consummated our IPO in which 25,000,000 shares of our common stock, par value $0.001 per share, were sold at a public offering price of $14.00 per share, with 13,250,000 shares issued and sold by the Company and 11,750,000 shares sold by existing stockholders. We received net proceeds of approximately $170.1 million after deducting $10.9 million of underwriting discounts and commissions, and $4.5 million of other offering expenses. At closing, we used the proceeds (i) to repay $71.8 million in outstanding borrowings under the term loan, (ii) to fund the purchase of additional hydraulic fracturing fleets and ancillary equipment, and (iii) for general corporate purposes. In connection with the IPO, all 16,999,990 shares of our outstanding Series A Preferred

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 10 - Equity Capitalization (Continued)

Stock converted to common stock on a 1:1 basis.
Additionally, on March 28, 2017, two executives net settled 226,194 of their exercisable stock options and received 162,212 shares of common stock.
At June 30, 2017 and December 31, 2016, the Company had 83,039,854 and 52,627,652 shares outstanding, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
ProPetro Holding Corp. and Subsidiary
Midland, Texas

We have audited the accompanying consolidated balance sheets of ProPetro Holding Corp. and Subsidiary (the “Company”), as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2017 (August 11, 2017 as to the subsequent event disclosures regarding the Initial Public Offering and the conversion of preferred stock to common stock described in Note 1 and Note 18 and as to the effects of the stock split as described in Note 1)

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$133,595,602	$34,310,323
Accounts receivable — net of allowance for doubtful accounts of $551,909 and $845,681, respectively	115,178,992	90,290,905
Inventories	4,712,850	8,572,015
Prepaid expenses	4,608,862	4,488,180
Other current assets	6,683,739	803,828
Total current assets	264,780,045	138,465,251
PROPERTY AND EQUIPMENT — Net of accumulated depreciation	263,861,645	291,838,498
OTHER NONCURRENT ASSETS:
Goodwill	9,424,999	10,602,147
Intangible assets — net of amortization	589,039	877,027
Deferred revenue rebate — net of amortization	2,461,669	4,307,921
Other noncurrent assets	304,901	363,490
Total other noncurrent assets	12,780,608	16,150,585
TOTAL ASSETS	$541,422,298	$446,454,334
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$129,092,821	$87,365,143
Accrued liabilities	13,619,471	7,051,915
Current portion of long‑term debt	16,920,074	16,295,302
Accrued interest payable	108,337	76,794
Total current liabilities	159,740,703	110,789,154
DEFERRED INCOME TAXES	1,148,470	29,120,052
LONG‑TERM DEBT — Net of deferred loan costs	159,407,085	236,875,829
OTHER LONG‑TERM LIABILITIES	116,553	98,068
Total liabilities	320,412,811	376,883,103
COMMITMENTS AND CONTINGENCIES (Note 17)
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value — 30,000,000 shares authorized and 16,999,990 and 0 shares issued and outstanding at 2016 and 2015, respectively	17,000	—
Preferred stock, additional paid‑in capital	162,494,174	—
Common stock, $0.001 par value — 200,000,000 shares authorized and 52,627,652 and 34,992,662 shares issued and outstanding at 2016 and 2015, respectively	52,628	34,993
Common stock, additional paid‑in capital	265,355,194	223,298,351
Accumulated deficit	(206,909,509)	(153,762,113)
Total shareholders’ equity	221,009,487	69,571,231
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$541,422,298	$446,454,334

See notes to consolidated financial statements.

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
REVENUE — Total service revenue	$436,920,270	$569,617,758
COSTS AND EXPENSES:
Cost of services (exclusive of depreciation and amortization)	404,140,241	483,337,584
General and administrative (inclusive of stock‑based compensation)	26,613,123	27,369,740
Depreciation and amortization	43,541,679	50,133,993
Property and equipment impairment expense	6,305,426	36,609,332
Goodwill impairment expense	1,177,148	—
Loss on disposal of assets	22,528,670	21,267,985
Total costs and expenses	504,306,287	618,718,634
OPERATING LOSS	(67,386,017)	(49,100,876)
OTHER INCOME (EXPENSE):
Interest expense	(20,386,695)	(21,641,454)
Gain on extinguishment of debt	6,974,805	—
Other expense	(321,071)	(497,924)
Total other expense	(13,732,961)	(22,139,378)
LOSS BEFORE INCOME TAXES	(81,118,978)	(71,240,254)
INCOME TAX BENEFIT	(27,971,582)	(25,387,570)
NET LOSS	$(53,147,396)	$(45,852,684)
NET LOSS PER COMMON SHARE:
Basic	$(1.19)	$(1.31)
Diluted	$(1.19)	$(1.31)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	44,786,687	34,992,662
Diluted	44,786,687	34,992,662

See notes to consolidated financial statements.

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Preferred Stock	Preferred Additional Paid‑In Capital	Common Stock	Common Additional Paid‑In Capital	Accumulated Deficit	Total
BALANCE — January 1, 2015	$—	$—	$34,993	$222,059,527	$(107,909,429)	$114,185,091
Stock‑based compensation cost	—	—	—	1,238,824	—	1,238,824
Net loss	—	—	—	—	(45,852,684)	(45,852,684)
BALANCE — December 31, 2015	$—	$—	$34,993	$223,298,351	$(153,762,113)	$69,571,231
BALANCE — January 1, 2016	$—	$—	$34,993	$223,298,351	$(153,762,113)	$69,571,231
Stock‑based compensation cost	—	—	—	1,649,282	—	1,649,282
Additional common equity capitalization	—	—	17,635	40,407,561	—	40,425,196
Preferred equity capitalization, net of costs	17,000	162,494,174	—	—	—	162,511,174
Net loss	—	—	—	—	(53,147,396)	(53,147,396)
BALANCE — December 31, 2016	$17,000	$162,494,174	$52,628	$265,355,194	$(206,909,509)	$221,009,487

See notes to consolidated financial statements.

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53,147,396)	$(45,852,684)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	43,541,679	50,133,993
Gain on extinguishment of debt	(6,974,805)	—
Property and equipment impairment expense	6,305,426	36,609,332
Goodwill impairment expense	1,177,148	—
Deferred income tax benefit	(27,971,582)	(23,944,640)
Amortization of deferred revenue rebate	1,846,251	1,846,251
Amortization of deferred debt issuance costs	2,090,874	1,351,202
Stock‑based compensation	1,649,282	1,238,824
Loss on disposal of assets	22,528,670	21,267,985
(Gain) loss on interest rate swap	(205,422)	260,168
Changes in operating assets and liabilities:
Accounts receivable	(24,888,087)	67,348,446
Other current assets	(562,897)	8,666
Inventories	3,859,165	(622,494)
Prepaid expenses	(62,093)	2,081,537
Accounts payable	37,047,563	(23,889,408)
Accrued liabilities	4,392,287	(6,294,956)
Accrued interest	31,544	(311,500)
Net cash provided by operating activities	10,657,607	81,230,722
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(42,831,884)	(62,855,418)
Proceeds from sale of assets	1,144,200	79,045
Net cash used in investing activities	(41,687,684)	(62,776,373)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	60,718,300
Repayments of borrowings	(41,295,302)	(73,781,755)
Proceeds from insurance financing	4,126,462	4,105,133
Repayments of insurance financing	(4,527,287)	(6,257,342)
Extinguishment of debt	(30,000,000)	—
Payment of debt extinguishment costs	(525,196)	—
Payment of debt issuance costs	(139,543)	—
Proceeds from additional common equity capitalization	40,425,196	—
Proceeds from preferred equity capitalization	169,999,943	—
Payment of preferred equity capitalization costs	(7,488,768)	—
Payment of deferred IPO costs	(260,149)	—
Net cash provided by (used in) financing activities	130,315,356	(15,215,664)
NET INCREASE IN CASH AND CASH EQUIVALENTS	99,285,279	3,238,685
CASH AND CASH EQUIVALENTS — Beginning of year	34,310,323	31,071,638
CASH AND CASH EQUIVALENTS — End of year	$133,595,602	$34,310,323

See notes to consolidated financial statements.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015

1. ORGANIZATION AND HISTORY
ProPetro Holding Corp. (“Holding”), a Texas corporation was formed on April 14, 2007, to serve as a holding company for its wholly owned subsidiary ProPetro Services, Inc. (“Services”), a Texas corporation. Services provide hydraulic fracturing, cementing, acidizing, coil tubing, Permian drilling, surface drilling and flowback services to oil and gas producers, located primarily in Texas, Oklahoma, New Mexico, Utah, Colorado, and Wyoming.
On March 4, 2013, a majority interest in the Company was purchased by Energy Capital Partners (“ECP”), an energy‑focused private equity firm (see Note 18).
On December 22, 2016, the Company restated and amended the Company’s Shareholders Agreement and certificate of formation in the state of Texas, approving a reverse stock split, such that each holder of common stock of the Company shall receive one share of common stock for every 170.4667 shares of previous common stock held. In conjunction, the Company amended the amount of authorized shares to 230,000,000, of which 200,000,000 are common and 30,000,000 are preferred.
On March 22, 2017, we completed our IPO in which 25,000,000 shares of our common stock, par value $0.001 per share, were sold at a public offering price of $14.00 per share, with 13,250,000 shares issued and sold by the Company and 11,750,000 shares sold by existing stockholders. We received net proceeds of approximately $170.1 million after deducting $10.9 million of underwriting discounts and commissions, and $4.5 million of other offering expenses. At closing, we used the proceeds (i) to repay $71.8 million in outstanding borrowings under the term loan, (ii) to fund the purchase of additional hydraulic fracturing fleets and ancillary equipment, and (iii) for general corporate purposes. In connection with the IPO, the Company executed a stock split, such that each holder of common stock of the Company received 1.45 shares of common stock for every one share of previous common stock, and all 16,999,990 shares of our outstanding Series A Preferred Stock converted to common stock on a 1:1 basis.
Accordingly, any information related to or dependent upon the share or option counts in the 2016 and 2015 consolidated financial statements and Note 13 Net Loss per Share, Note 14 Stock‑Based Compensation, and Note 18 Equity Capitalization have been updated to reflect the effect of the reverse stock split in December 2016 and the stock split in March 2017.
Holding and Services are collectively referred to as the “Company” in the accompanying consolidated financial statements.
2. SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements are as follows:
Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Holding and its wholly owned subsidiary, Services. All intercompany accounts and transactions have been eliminated in consolidation.
Basis of Presentation — The accompanying consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities Exchange Commission (SEC) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates — Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Such estimates include, but are not

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

limited to, allowance for doubtful accounts, depreciation of property and equipment, estimates of fair value of property and equipment, estimates related to fair value of reporting units for purposes of assessing goodwill, estimates related to deferred tax assets and liabilities, including any related valuation allowances, and estimates of fair value of stock‑based compensation. Actual results could differ from those estimates.
Revenue Recognition — The Company’s services are sold based upon contracts or other agreements with the customer that include fixed or determinable prices and do not include other post‑delivery obligations. Revenue for services is recognized as the services are rendered and when collectability is reasonably assured. Rates for services are typically determined per the contract or agreement with customers.
Pressure Pumping — Pressure pumping consists of downhole pumping services including hydraulic fracturing, acidizing and cementing. The Company recognizes revenues when services are performed, collection of the receivables is probable, and a price is fixed or determinable. The Company prices services for its pressure pumping by the job, project or day depending on the type of service performed and request from the customer.
Drilling Services — Drilling services consists of surface air drilling and Permian drilling, whereby we drill a well for a customer to a certain depth using a drilling rig and related equipment. The Company recognizes revenues either on a “turnkey” contract basis, in which a fixed and set price for the job is determinable, on a “daywork” contract basis, in which a stated rate per day is fixed and determinable, or on a “footage” contract basis, in which a rate per feet drilled is fixed and determinable.
Other Completion & Production Services — Other completion & production services consists of coil tubing and flowback services whereby the Company recognizes revenues when services are performed either on a per job or per day or hourly rate, collections of receivables are probable, and a price is fixed or determinable.
Cash and Cash Equivalents — The Company considers highly liquid investments with initial maturities of three months or less to be cash equivalents.
Accounts Receivable — Accounts receivables are stated at the amount billed and billable to customers. The Company’s allowance for doubtful accounts is based on management’s evaluations of the collectability of each accounts receivable based on the customer’s payment history and general economic conditions. At December 31, 2016 and 2015, the allowance for doubtful accounts was $0.6 million and $0.8 million, respectively.
Inventories — Inventories, which consists only of raw materials, are stated at lower of average cost or market.
Property and Equipment — The Company’s property and equipment are recorded at cost, less accumulated depreciation.
Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the balance sheet and the net amount, less proceeds from disposal, is recognized as a gain or loss in the statement of operations.
The Company recorded a loss on disposal of assets of $22.5 million and $21.3 million for the years ended December 31, 2016 and 2015, respectively. The recorded loss on disposal is primarily attributed to the increased service intensity of pressure pumping activity which has resulted in a shorter useful life and faster replacement of certain components of the pressure pumping equipment.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation — Depreciation of property and equipment is provided on the straight‑line method over the following estimated useful lives:

Vehicles	1 ‑ 5 years
Equipment	2 ‑ 20 years
Leasehold improvements	5 ‑ 20 years
Impairment of Long‑Lived Assets — In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Accounting for the Impairment or Disposal of Long‑Lived Assets, the Company reviews its long‑lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable.
An impairment loss is indicated if the sum of the expected future undiscounted cash flows attributable to the asset group is less than the carrying amount of such asset group. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. The impairment recorded in 2015 was $36.6 million for property and equipment relating to the Permian drilling and acidizing asset groups. The impairment recorded in 2016 was $6.3 million for property and equipment relating to the Permian drilling asset group.
The Company accounts for long‑lived assets to be disposed of at the lower of their carrying amount or fair value, less cost to sell once management has committed to a plan to dispose of the assets.
Goodwill — Goodwill is the excess of the consideration transferred over the fair value of the tangible and identifiable intangible assets and liabilities recognized. Goodwill is not amortized. We perform an annual impairment test of goodwill as of December 31, or more frequently if circumstances indicate that impairment may exist. The determination of impairment is made by comparing the carrying amount of a reporting unit with its fair value, which is generally calculated using a combination of market and income approaches. If the fair value of the reporting unit exceeds the carrying value, no further testing is performed. If the fair value of the reporting unit is less than the carrying value, the implied fair value of reporting unit goodwill is calculated. The Company then compares the carrying value of goodwill to its implied fair value. In estimating the implied fair value of goodwill at the reporting unit, the Company assigns the fair value of the reporting unit to all of the assets and liabilities associated with the reporting unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference.
In 2014, we acquired Blackrock Drilling, Inc. (“Blackrock”) for $1.8 million. The assets acquired from Blackrock were recorded as $0.6 million of equipment with the excess of the purchase price over the fair value of the assets recorded as goodwill of $1.2 million. The acquisition complemented our existing drilling operations. The transaction has been accounted for using the acquisition method of accounting and, accordingly, assets and liabilities assumed were recorded at their fair values as of the acquisition date. Based on our goodwill impairment test as of December 31, 2016, the Company concluded that there was an impairment of goodwill of $1.2 million related to the Blackrock acquisition. No impairment was recorded during the year ended December 31, 2015. Prior to the impairment write‑down in the current year, the goodwill related to the Blackrock acquisition of $1.2 million was recorded in the all other reportable segment.
In 2011, we acquired Technology Stimulation Services, LLC (“TSS”) for $24.4 million. The assets acquired from TSS were recorded as $15 million of equipment with the excess of the purchase price over fair value of the assets recorded as goodwill of $9.4 million. The acquisition complemented our existing pressure pumping business. The transaction has been accounted for using the acquisition method of accounting and, accordingly, assets and liabilities assumed were recorded at their fair values as of the acquisition date. Based on our goodwill impairment

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

tests as of December 31, 2016 and 2015, we concluded that the goodwill related to TSS acquisition was determined not to be impaired. The goodwill related to the TSS acquisition of $9.4 million is recorded in the pressure pumping reportable segment.
Intangible Assets — Intangible assets with finite useful lives are amortized on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized, which is generally on a straight‑line basis over the asset’s estimated useful life.
Income Taxes — Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and the results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
Advertising Expense — All advertising costs are expensed as incurred. For the years ended December 31, 2016 and 2015, advertising expense was $0.4 million and $0.9 million, respectively.
Deferred Loan Costs — The Company capitalized certain costs in connection with obtaining its borrowings, including lender, legal, and accounting fees. These costs are being amortized over the term of the related loan using the straight‑line method (which approximates the interest method). Deferred loan costs amortization is included in interest expense. Unamortized deferred loan costs associated with loans paid off or refinanced with different lenders are charged off in the period in which such an event occurs. Deferred loan costs are classified as a reduction of long‑term debt in the consolidated balance sheet. Amortization of deferred loan costs is recorded as interest expense in the statement of operations, and at December 31, 2016 and 2015, the amount of expense recorded was $2.1 million and $1.4 million, respectively.
Stock Based Compensation — The Company recognizes the cost of stock‑based awards on a straight‑line basis over the requisite service period of the award, which is usually the vesting period under the fair value method. Total compensation cost is measured on the grant date using fair value estimates.
Insurance Financing — The Company annually renews their commercial insurance policies and records a prepaid insurance asset and amortizes it monthly over the coverage period. The Company may choose to finance a portion of the premiums and will make repayments monthly over ten months in equal installments.
Going Concern — The Company annually evaluates its ability to continue as a going concern as required by Accounting Standards Update (ASU) No. 2014‑15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern and if necessary, provides disclosures if there is any substantial doubt about its ability to continue as a going concern.
Concentration of Credit Risk — The Company’s assets that are potentially subject to concentrations of credit risk are cash and cash equivalents and trade accounts receivable. Cash balances are maintained in financial institutions, which at times exceed federally insured limits. The Company monitors the financial condition of the financial institutions in which accounts are maintained and has not experienced any losses in such accounts. The

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

receivables of the Company are spread over a number of customers, a majority of which are operators and suppliers to the oil and natural gas industries. The Company performs ongoing credit evaluations as to the financial condition of its customers with respect to trade receivables.
Recently Issued Accounting Standards — In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014‑09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014‑09 requires entities to recognize revenue to depict transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014‑09 requires entities to disclose both qualitative and quantitative information that enables users of consolidated financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including disclosure of significant judgments affecting the recognition of revenue. ASU No. 2014‑09 was originally effective for annual periods beginning after December 15, 2016, using either the retrospective or cumulative effect transition method. On August 12, 2015, the FASB issued ASU No. 2015‑14, which defers the effective date of the revenue standard, ASU No. 2014‑09, by one year for all entities and permits early adoption on a limited basis. The Company believes that the adoption of this guidance will not materially affect the Company’s revenue recognition. However, the Company will continue to evaluate and quantify the effect of the adoption of this guidance on its consolidated financial statements.
On July 22, 2015, the FASB issued ASU No. 2015‑11, Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU No. 2015‑11 does not apply to inventories that are measured by using either the last‑in, first‑out method or the retail inventory method. The amendments in ASU No. 2015‑11 are effective for fiscal years beginning after December 15, 2016. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016‑02, Leases, a new standard on accounting for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB’s new revenue recognition standard. However, the ASU eliminates the use of bright‑line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The pronouncement is effective for annual reporting periods beginning after December 15, 2018, including periods within that reporting period, using a modified retrospective approach. Early adoption is permitted. The Company has not completed an evaluation of the impact the pronouncement will have on our consolidated financial statements and related disclosures.
3. SUPPLEMENTAL CASH FLOWS INFORMATION

	December 31, 2016	December 31, 2015
Supplemental cash flows disclosures
Interest paid	$18,248,687	$20,531,410
Income taxes paid	$2,897	$1,295,173
Supplemental disclosure of non‑cash activities
Capital expenditures included in accounts payable	$3,176,356	$8,821,227
4. FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
4. FAIR VALUE MEASUREMENTS (Continued)

In determining fair value, the Company uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used, when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions other market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the observability of inputs as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Our financial instruments include cash and cash equivalents, accounts receivables, accounts payable, and a derivative financial instrument. The estimated fair value of our financial instruments — cash and cash equivalent, accounts receivable and accounts payable at December 31, 2016, and 2015 approximates their carrying value as reflected in our consolidated balance sheets because of their short‑term nature. We use a derivative financial instrument, an interest rate swap, to manage interest rate risk. Our policies do not permit the use of derivative financial instruments for speculative purposes. We did not designate the interest rate swap as a hedge for accounting purposes. We record all derivatives as of the end of our reporting period in our consolidated balance sheet at fair value, which is based on quoted market prices, which represents a level 1 in the fair value measurement hierarchy. We may be exposed to credit losses in the event of nonperformance by counterparties to the interest rate swap. The counterparty of the interest rate swap is a lender under our term loan and a credible, large institution, and the Company does not believe there is significant or material credit risk upon settling the contract. The fair value of the interest rate swap liability at December 31, 2016 and 2015 was $0.3 million and $0.5 million, respectively. Based on quoted market prices as of December 31, 2016 and 2015, for contracts with similar terms and maturity date, as provided by the counterparty, we recorded a gain of $0.2 million and a loss of $0.3 million, respectively.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
4. FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis
Assets measured at fair value on a nonrecurring basis at December 31, 2016 and 2015, respectively, are set forth below:

		Estimated fair value measurements
	Carrying Value	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)	Total gains (losses)
2016:
Property and equipment, net	$8,700,000	$—	$8,700,000	$—	$(6,305,426)
Goodwill	$9,424,999	$—	$—	$9,424,999	$(1,177,148)
2015:
Property and equipment, net	$291,838,498	$—	$291,838,498	$—	$(36,609,332)
In 2016, the depressed cash flows and continued decline in utilization of our Permian drilling assets were indicative of potential impairment, resulting in the Company comparing the carrying value of the Permian drilling assets with its estimated fair value. We determined that the carrying value of the Permian drilling assets was greater than its estimated fair value and as such an impairment expense was recorded. In 2016, the non‑cash asset impairment charges for Permian drilling was $6.3 million, which had a net carrying value of $15.0 million prior to the impairment write‑down. In 2015, the non‑cash asset impairment charges for Permian drilling and acidizing was $28.6 million and $8 million, respectively, aggregating to a total of $36.6 million. In 2015, the Permian drilling and acidizing assets groups had a net carrying value of $48.1 million and $15.6 million prior to the impairment write‑down. See Note 7, “Impairment of Long‑lived Assets.”
The Company generally applies fair value techniques to our reporting units on a nonrecurring basis associated with valuing potential impairment loss related to goodwill. The Company’s estimate of the reporting unit fair value was based on a combination of income and market approaches, level 1 and 3, respectively in the fair value hierarchy. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value. Significant assumptions include projected revenue growth, capital expenditures, utilization, gross margins, discount rates, and terminal growth rates, and weight allocation between income and market approaches. If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss. We estimated the fair value as of December 31, 2016 of the surface drilling reporting unit to be $3.8 million and its carrying value was $4.2 million. As a result of the potential impairment with the carrying value exceeding the estimated fair value, we then further determined the implied fair value of the $1.2 million goodwill for the surface drilling reporting unit to be $0. Accordingly, we recorded an impairment loss of $1.2 million. The impairment loss was attributable to the challenging oil and gas market and slow recovery of crude oil prices, all of which adversely impacted on our expected future cash flows for the surface drilling reporting unit. There was no impairment of goodwill recorded in 2015.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015

5. INTANGIBLE ASSETS
Intangible assets are composed of internally developed software at December 31, 2016 and 2015. Intangible assets are amortized on a straight‑line basis with a useful life of five years. Amortization expense included in net loss for the years ended December 31, 2016 and 2015 was $0.3 million. The Company’s intangible assets subject to amortization are as follows:

	2016	2015
Internally developed software	$1,439,941	$1,439,941
Less accumulated amortization	850,902	562,914
Intangible assets — net	$589,039	$877,027
Estimated remaining amortization expense for each of the subsequent fiscal years is expected to be as follows:

Year	Estimated Future Amortization Expense
2017	$287,988
2018	287,988
2019	13,063
Total	$589,039
The average amortization period remaining is approximately 2.1 years.
6. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following at December 31, 2016 and 2015, respectively:

	2016	2015
Equipment and vehicles	$402,640,458	$399,084,240
Leasehold improvements	4,500,406	5,003,838
Subtotal	407,140,864	404,088,078
Less accumulated depreciation	143,279,219	112,249,580
Property and equipment — net	$263,861,645	$291,838,498
7. IMPAIRMENT OF LONG‑LIVED ASSETS
Whenever events or circumstances indicate that the carrying value of long‑lived assets may not be recoverable, the Company reviews the carrying value of long‑lived assets, such as property and equipment and other assets to determine if they are recoverable. If any long‑lived assets are determined to be unrecoverable, an impairment expense is recorded in the period. Asset recoverability is estimated using undiscounted future net cash flows at the lowest identifiable level, excluding interest expense and one‑time other income and expense adjustments. The Company determined the lowest level of identifiable cash flows to be at the asset group level, which consists of hydraulic fracturing, cementing, acidizing, coil tubing, flowback, Permian drilling, and surface drilling.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
7. IMPAIRMENT OF LONG-LIVED ASSETS (Continued)

In 2016, the gradual shift from vertical to horizontal drilling rigs in the Permian Basin has led to the deterioration in utilization of our Permian drilling rigs, and we expect undiscounted future cash flows to be lower than the carrying value of the Permian drilling assets. Given that the carrying value of the Permian drilling assets may not be recoverable, the Company estimated the fair value of the asset group and compared it to its carrying value. Potential impairment exists if the estimated undiscounted future net cash flows for a given asset group is less than the carrying amount of the asset group. The impairment expense is determined by comparing the estimated fair value with the carrying value of the related asset, and any excess amount by which the carrying value exceeds the fair value is recorded as an impairment expense in the period. The estimated fair value of the Permian drilling asset group of $8.7 million was determined using the market approach, which represents a level 2 in the fair value measurement hierarchy. Our fair value estimates required us to use significant other observable inputs including assumptions related to replacement cost, among others. An impairment expense of $6.3 million was recorded in 2016 as the carrying value of the Permian drilling asset group of $15.0 million was greater than its estimated fair value. All other assets groups were determined to be recoverable.
In 2015, the asset groups identified to have impairment were Permian drilling and acidizing, with estimated fair values of approximately $18.8 million and $6.3 million, respectively. The estimated fair value of the Permian drilling and acidizing asset groups was determined using the cost approach, which represents a level 2 in the fair value measurement hierarchy. During the year ended December 31, 2015, the impairment expense for Permian drilling and acidizing was $28.6 million and $8 million, respectively.
8. DEFERRED REVENUE REBATE
In November 2011, the Company acquired certain oilfield fracturing equipment from a customer and agreed to provide future fracturing services to the customer for a period of 78 months in exchange for a 12% $25 million note payable to the customer. The Company recorded the fracturing equipment at its estimated fair value of approximately $13 million and assigned the remaining value of approximately $12 million to a deferred revenue rebate account to be amortized over the customer’s 78‑month service period. In March 2013, the Company repaid the note payable to the customer. For the years ended December 31, 2016 and 2015, the Company recorded $1.8 million of amortization as a reduction of revenue.
9. LONG‑TERM DEBT
On September 30, 2013, the Company entered into a term loan in the amount of $220 million with a $40 million revolving credit line. The facility is secured by a first priority lien and security interest in all assets and equity of the Company. The senior secured credit facility carries a 6.25% interest rate, plus Eurodollar Rate with a 1% floor. The term loan is due September 30, 2019, and requires quarterly principal and interest payments. The revolving credit facility matures on September 30, 2018. The loan proceeds were used to pay off 100% of prior debt outstanding, plus any accrued interest due through September 30, 2013. The excess cash proceeds from the term loan, plus the $40 million revolver, were used as needed to fund growth and working capital needs.
During 2014, the Company additionally entered into certain term notes with the equipment manufacturer of certain fracturing equipment. The interest rate is 9.5% and requires monthly principal and interest payments in 13 installments. The short‑term financing allowed the Company to maintain maximum liquidity and make future monthly payments with the cash flow the fracturing equipment generated.
On November 24, 2015, the Company entered into 36‑month financing arrangement for three hydraulic fracturing fleets in the amount of $25 million, and a portion of the proceeds were used to pay off the manufacturer notes, with the remainder being used for additional liquidity.
The estimated fair value of the term loan at December 31, 2016 was approximately 89% of the carrying value, or $130.6 million, compared to $146.8 million carrying value. The estimated fair value of the term loan at

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
9. LONG‑TERM DEBT (Continued)

December 31, 2015 was approximately 60% of the carrying value, or $117.2 million, compared to $195.3 million carrying value. The fair value of the revolver and the equipment financing approximates their carrying values.
Total debt consisted of the following notes at December 31, 2016 and 2015, respectively:

	2016	2015
6.25% Term loan due September 2019	$146,750,000	$195,250,000
Revolving credit facility	13,500,000	38,500,000
Equipment refinancing	19,192,838	24,488,140
Total debt	179,442,838	258,238,140
Less deferred loan costs, net of amortization	3,115,679	5,067,009
Subtotal	176,327,159	253,171,131
Less current portion of long‑term debt	16,920,074	16,295,302
Total long‑term debt, net of deferred loan costs	$159,407,085	$236,875,829
Covenants — The Company is required to meet certain affirmative and negative covenants that are considered normal and customary for arrangements of this type, with customary exceptions and materiality qualifiers, including, but not limited to, reporting requirements, insurance, maintenance of collateral, and limitations on additional indebtedness, change of control, transactions with affiliates, and distributions.
The financial covenant applicable is a maximum leverage ratio of 3.5x EBITDA (earnings before interest, taxes, depreciation, and amortization) to total debt. Effective March 31, 2014, the Company was required to be in compliance with these financial covenants. The Company was in compliance with the financial covenant at December 31, 2015.
In 2015 given the then near‑term economic uncertainty and volatility of commodity prices, the Company and its equity sponsor, Energy Capital Partners, engaged the lenders in negotiation to amend the existing credit agreement and negative covenants whereby the leverage ratio covenant was expected to be out of compliance as of March 31, 2016 test date. The amendment and waiver agreement was executed on June 8, 2016. The amended credit agreement key terms included Energy Capital Partners infusing $40 million of additional equity into the Company, $10 million of which was reserved for normal working capital and up to $30 million available to repurchase debt (see Note 18). A minority shareholder also infused $0.425 million alongside Energy Capital Partners to prevent dilution. The amendment and waiver also stated that there shall be no leverage ratio test until June 30, 2017, and any required financial statements past‑due were provided within 30 days.
Gain on Extinguishment of Debt — following the credit amendment on June 8, 2016, the Company initiated an auction process with the lenders to repurchase a portion of debt for a price of 80 cents, or a 20% discount to par value. The auction settled on June 16, 2016 as the Company repurchased a total amount of $37.5 million of debt for $30 million plus $0.525 million in debt extinguishment auction costs, leading to a gain on extinguishment of debt of $6.975 million.
Annual Maturities — Scheduled annual maturities of total debt are as follows at December 31, 2016:

2017	$16,920,074
2018	37,772,764
2019	124,750,000
Total	$179,442,838

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
9. LONG‑TERM DEBT (Continued)

On January 13, 2017, the Company paid down $75 million of the term loan using a portion of the proceeds from the private placement offering (see note 18). The one‑time principal payment of $75 million will be applied to the term debt with the remaining principal due upon maturity in 2019.
10. ACCRUED LIABILITIES
Accrued liabilities consisted of the following at December 31, 2016 and 2015, respectively:

	2016	2015
Accrued insurance	$2,900,221	$2,778,368
Accrued payroll and related expenses	4,728,614	1,256,269
Other	5,990,636	3,017,278
Total	$13,619,471	$7,051,915
11. EMPLOYEE BENEFIT PLAN
The Company has a 401(k) plan whereby all employees with six months of service may contribute up to $15,000 to the plan. The employees vest in the Company contributions to the 401(k) plan 25% per year, beginning in the employee’s second year of service, with full vesting occurring after five years of service. The employees are fully vested in their contributions when made. The Company matches employee contributions 20 cents on the dollar up to 10% of gross salary. The Company has reported expense under the plan of $0.2 million for each of the years ended December 31, 2016 and 2015.
12. REPORTABLE SEGMENT INFORMATION
The Company has seven operating segments for which discreet financial information is readily available: hydraulic fracturing, cementing, acidizing, coil tubing, flowback, surface drilling, and Permian drilling. These segments represent how the chief operating decision maker (CODM) evaluates performance and allocate resources.
In accordance with Accounting Standards Codification (ASC) 280 — Segment Reporting, the Company has one reportable segment (pressure pumping) comprised of the hydraulic fracturing, cementing, and acidizing operating segments. All other operating segments and corporate administrative expenses are included in the “all other”category in the table below. Inter‑segment revenues are not material and were not shown separately in the table below.
The Company manages and assesses the performance of the reportable segment by its adjusted EBITDA (earnings before other income (expense), interest, taxes, depreciation & amortization, stock‑based compensation expense, impairment expense, loss on disposal of assets). A reconciliation from segment level financial information to the consolidated statement of operations is provided in the table below.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
12. REPORTABLE SEGMENT INFORMATION (Continued)

	Pressure Pumping	All Other	Total
Year ended December 31, 2016
Service revenue	$409,014,337	$27,905,933	$436,920,270
Adjusted EBITDA	$15,655,202	$(7,839,014)	$7,816,188
Depreciation and amortization	$37,281,862	$6,259,817	$43,541,679
Property and equipment impairment expense	$—	$6,305,426	$6,305,426
Goodwill impairment expense	$—	$1,177,148	$1,177,148
Capital expenditures	$45,472,835	$535,405	$46,008,240
Goodwill	$9,424,999	$—	$9,424,999
Total assets	$501,905,907	$39,516,391	$541,422,298
Year ended December 31, 2015
Service revenue	$510,198,128	$59,419,630	$569,617,758
Adjusted EBITDA	$62,540,290	$(2,391,032)	$60,149,258
Depreciation and amortization	$38,368,650	$11,765,343	$50,133,993
Property and equipment impairment expense	$7,979,906	$28,629,426	$36,609,332
Capital expenditures	$69,029,321	$2,647,324	$71,676,645
Goodwill	$9,424,999	$1,177,148	$10,602,147
Total assets	$398,449,448	$48,004,886	$446,454,334
Reconciliation of net loss to adjusted EBITDA:

Total
Year ended December 31, 2016
Net loss	$(53,147,396)
Depreciation and amortization	43,541,679
Interest expense	20,386,695
Loss on disposal of assets	22,528,670
Property and equipment impairment expense	6,305,426
Goodwill impairment expense	1,177,148
Gain on extinguishment of debt	(6,974,805)
Stock‑based compensation	1,649,282
Other expense	321,071
Income tax benefit	(27,971,582)
Adjusted EBITDA (see total above)	$7,816,188

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
12. REPORTABLE SEGMENT INFORMATION (Continued)

Total
Year ended December 31, 2015
Net loss	$(45,852,684)
Depreciation and amortization	50,133,993
Interest expense	21,641,454
Loss on disposal of assets	21,267,985
Property and equipment impairment expense	36,609,332
Stock‑based compensation	1,238,824
Other expense	497,924
Income tax expense	(25,387,570)
Adjusted EBITDA (see total above)	$60,149,258
Major Customers
For the years ended December 31, 2016 and 2015, the Company had revenue from four significant customers that accounted for the following percentages of the Company’s total revenue:

	2016	2015
Customer A	18.0%	12.5%
Customer B	12.5%	8.8%
Customer C	8.7%	14.2%
Customer D	7.0%	11.1%
For the year ended December 31, 2016, pressure pumping made up 96% of Customer A, 99% of Customer B, 100% of Customer C and 99% of Customer D. For the year ended December 31, 2015, pressure pumping made up 99% of Customer A, 100% of Customer B, 88% of Customer C and 99% of Customer D.
13. NET LOSS PER SHARE
The Company’s net loss per share is determined by dividing the net loss relevant to the common stock by the weighted average number of shares outstanding during the year. Diluted net loss per common share uses the same net loss divided by the number of shares that would be outstanding assuming dilutive options and stock are converted (conversion method). The table below shows the calculations for years ended December 31, 2016 and 2015.

	2016	2015
Numerator (both basic and diluted)
Net loss relevant to common stockholders	$(53,147,396)	$(45,852,684)
Denominator
Denominator for basic earnings (loss) per share	44,786,687	34,992,662
Denominator for diluted earnings (loss) per share	44,786,687	34,992,662
Basic loss per common share	$(1.19)	$(1.31)
Diluted loss per common share	$(1.19)	$(1.31)

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
13. NET LOSS PER SHARE (Continued)

The Company also has non‑vested restricted stock and stock options as shown in the table below, but have not been included in the above calculation of diluted earnings (loss) per share as it would be anti‑dilutive to the calculation above. Additionally, we excluded the preferred stock in the net loss per share calculation because the holders do not have a participating right in the undistributed earnings (loss) of the Company.

	2016	2015
Stock options	4,645,884	3,485,791
Preferred stock	16,999,990	—
Non‑vested restricted stock	372,335	372,335
	22,018,209	3,858,126
14. STOCK‑BASED COMPENSATION
Stock Options — Effective March 4, 2013, the Company adopted the Stock Option Plan of Holding (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options or other stock‑based awards to key employees, consultants, and directors. The Plan, as amended, is authorized to grant up to 4,645,884 shares of common stock to be issued upon exercise of the options. The Company’s share price used to estimate the fair value of the option at the grant date was based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company’s stock. The expected term used to calculate the fair value of all options considers the vesting date and the grant’s expiration date. The expected volatility was estimated by considering comparable public companies, and the risk free rate is based on the U.S. treasury yield curve as of the grant date. The dividend assumption is based on historical experience. The fair value and estimates will no longer be necessary if the Company goes public because it will rely on the market price to determine the market value of its common stock. Prior to 2015, the Company had granted a total of 3,499,228 options with an exercise price of $3.96 per option, and all options expire 10 years from the date of grant.
On June 14, 2013, the Company granted 2,799,408 stock option awards to certain key employees and directors that shall vest and become exercisable based upon the achievement of a service requirement. The options vest in 25% increments for each year of continuous service and an option becomes fully vested upon the optionee’s completion of the fourth year of service. The contractual term for the options awarded is 10 years. For the years ended December 31, 2016 and 2015, the Company recognized $1.2 million in compensation expense related to these stock options.
The fair value of each option award granted is estimated on the date of grant using the Black‑Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	45%
Expected dividends	$—
Expected term (in years)	6.25
Risk free rate	1.35
On December 1, 2013, the Company granted 699,820 stock option awards to certain key employees that shall vest and become exercisable based upon the achievement of both a service and a performance requirement. The options vest in 25% increments for each year of continuous service and an option becomes fully vested upon a change in control. As of December 31, 2016, the performance requirement was not considered to be probable of achievement for any of the outstanding option awards and 114,456 options were forfeited during the year ended

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
14. STOCK‑BASED COMPENSATION (Continued)

December 31, 2016. Accordingly, the Company has not recognized any compensation expense related to these stock options. The contractual term for the options awarded is 10 years.
The fair value of each option award granted is estimated on the date of grant using the Black‑Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	45%
Expected dividends	$—
Expected term (in years)	6.25
Risk free rate	1.83%
On July 19, 2016, the Company’s Board of Directors authorized and granted 1,274,549 stock option awards to certain key employees and directors that shall vest and become exercisable based upon the achievement of a service requirement. The options vest in 20% increments for each six months of continuous service with December 2016 being the first vesting period and the options become fully vested as of December 31, 2018. The contractual term for the options awarded is 10 years. For the year ended December 31, 2016, the Company recognized $0.4 million in compensation expense related to these stock options.
The fair value of each option award granted is estimated on the date of grant using the Black‑Scholes option‑pricing model. The fair value of the options was estimated at the date of grant using the following assumptions:

Expected volatility	55%
Expected dividends	$—
Expected term (in years)	5.8
Risk free rate	1.22%
The total stock compensation expense for the years ended December 31, 2016 and 2015 for all stock options was $1.6 million and $1.2 million, respectively. The tax benefit related to the stock compensation expense recorded for the years ended December 31, 2016 and 2015 was $0.6 million and $0.4 million, respectively. The total unrecognized compensation expense as of December 31, 2016 is $2.4 million, and is expected to be recognized over a weighted‑average period of approximately 1.6 years.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
14. STOCK‑BASED COMPENSATION (Continued)

The outstanding options at January 1, 2015 were 3,485,791 as 13,437 options were forfeited in 2014. As of December 31, 2016, none of the options are fully vested. A summary of the stock option activity for the years ended December 31, 2016 and 2015 is presented below.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant‑Date Fair Value
Outstanding at January 1, 2015	3,485,791	$3.96	$1.77
Granted	—	$—	$—
Exercised	—	$—	$—
Forfeited	—	$—	$—
Expired	—	$—	$—
Outstanding at December 31, 2015	3,485,791	$3.96	$1.77
Exercisable at December 31, 2015	1,399,704	$3.96	$1.77
Outstanding at January 1, 2016	3,485,791	$3.96	$1.77
Granted	1,274,549	$2.25	$1.77
Exercised	—	$—	$—
Forfeited	(114,456)	$3.96	$1.77
Expired	—	$—	$—
Outstanding at December 31, 2016	4,645,884	$3.49	$1.77
Exercisable at December 31, 2016	2,354,466	$3.77	$1.77
Restricted Stock Units — On September 30, 2013, the Company’s Board of Directors authorized and granted 372,335 Restricted Stock Units (RSUs) to a key executive. Each RSU represents the right to receive one share of common stock of the Company at par value $0.001 per share. The shares of common stock subject to the RSUs shall be paid to the grantee upon change in control, whether or not grantee is an employee, consultant, or director of the Company on such date. If the grantee ceases to be an employee, consultant, or director of the Company prior to the settlement date, he shall not forfeit any rights with respect to the RSUs and shall be entitled to receive payment on the settlement date. The fair value of the RSUs is measured as the price of the Company’s shares on the grant date, which was estimated to be $3.89. The Company’s share price used to estimate the fair value of the RSU at the grant date was based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company’s stock. As of December 31, 2016, the RSUs were not vested as the performance requirement was not considered to be probable of achievement. Accordingly, the Company has not recognized any compensation expense related to these RSUs. There have been no additional RSUs granted, vested or forfeited since September 30, 2013.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015

15. INCOME TAXES
The components of the provision for income taxes for the year ended December 31, 2016 and 2015 are as follows:

	2016	2015
Federal:
Current	$—	$(1,092,437)
Deferred	(29,082,057)	(22,176,578)
	(29,082,057)	(23,269,015)
State:
Current	—	(350,494)
Deferred	1,110,475	(1,768,061)
	1,110,475	(2,118,555)
Total benefit	$(27,971,582)	$(25,387,570)
Reconciliation between the amounts determined by applying the federal statutory rate of 35% to income tax benefit is as follows:

	2016	2015
Tax at federal statutory rate	$(28,391,642)	$(24,934,089)
State taxes, net of federal benefit	(215,952)	(885,226)
Permanent differences	498,131	578,837
Valuation allowance	878,522	—
Other	(740,641)	(147,092)
Total provision	$(27,971,582)	$(25,387,570)

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
15. INCOME TAXES (Continued)

Deferred tax assets and liabilities are recognized for estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. The significant items giving rise to deferred tax assets (liabilities) at December 31, 2016 and 2015, respectively are as follows:

	2016	2015
Deferred Income Tax Assets
Accrued liabilities	334,072	471,223
Allowance for doubtful accounts	194,664	300,640
Goodwill and other intangible assets	10,953,458	13,021,523
Stock‑based compensation	1,692,288	1,119,355
Net operating losses	49,266,688	29,067,458
Other	388,813	388,813
Noncurrent deferred tax assets	$62,829,983	$44,369,012
Total deferred tax assets	$62,829,983	$44,369,012
Valuation allowance	(878,522)	—
Total deferred tax assets — net	$61,951,461	$44,369,012
Deferred Income Tax Liabilities
Property and equipment	$(60,958,408)	$(70,621,451)
Prepaid expenses	(1,506,831)	(1,498,531)
Other	(634,692)	(1,369,082)
Noncurrent deferred tax liabilities	$(63,099,931)	$(73,489,064)
Net deferred tax liability	$(1,148,470)	$(29,120,052)
At December 31, 2016, the Company had approximately $175.6 million in net operating loss carryforwards for federal and state income tax purposes, which begin to expire in 2024. Utilization of net operating loss carryforwards may be limited due to past or future ownership changes. For the year ended December 31, 2016, we recorded a net valuation allowance of $0.9 million on the basis of management’s reassessment of the amount of its deferred tax assets that are more likely than not to be realized.
In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (subsequently codified as ASC 740‑10, Income Taxes, Under FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162). ASC 740‑10 prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the consolidated financial statements tax positions taken or expected to be taken on a tax return, including a decision to file or not to file in a particular jurisdiction.
The Company evaluated all tax positions and determined that the aggregate exposure under ASC 740‑10 did not have a material effect on the consolidated financial statements during the year ended December 31, 2016 or 2015. Therefore, no adjustments have been made to the consolidated financial statements related to the implementation of ASC 740‑10. The Company will continue to evaluate its tax positions in accordance with ASC 740‑10 and will recognize any future effect as a charge to income in the applicable period. Currently, the tax filings for years 2013 to 2015 remain open for examination by taxing authorities.
Income tax penalties and interest assessments recognized under ASC 740‑10 are accrued as a tax expense in the period that the Company’s taxes are in an uncertain tax position. Any accrued tax penalties or interest assessments will remain until the uncertain tax position is resolved with the taxing authorities or until the applicable statute of limitations has expired.

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015

16. RELATED‑PARTY TRANSACTIONS
The Company leases its corporate offices from a related party pursuant to a five‑year lease agreement with a five‑year extension option requiring a base rent of $72,000 per year. The Company also leases five properties adjacent to the corporate office from related parties with annual base rents of $30,000, $30,000, $90,000, $90,000, and $180,000.
For the years ended December 31, 2016 and 2015, the Company paid approximately $186,000 and $164,000, respectively, for the use of transportation services from a related party.
The Company also rents equipment in Elk City, Oklahoma from a related party. For the years ended December 31, 2016 and 2015, the Company paid $192,000 and $192,000, respectively.
At December 31, 2016 and 2015, the Company had $0 and $0 in payables, respectively, and approximately $35,000 and $18,000 in receivables, respectively, for related parties for services provided.
All agreements pertaining to realty property and equipment were entered into during periods where the Company had limited liquidity and related parties secured them on behalf of the Company. All related party transactions are immaterial and have not been separately shown on the face of the financial statements.
For related party disclosure related to equity transactions with Energy Capital Partners, see Note 18.
17. COMMITMENTS AND CONTINGENCIES
Operating Lease — The Company has various operating leases for office space and certain property and equipment. For the years ended December 31, 2016 and 2015, the Company recorded operating lease expense of $1.4 million for each of the periods. Required remaining lease payments for each fiscal year are as follows:

2017	$471,416
2018	426,416
2019	366,416
2020	343,916
2021 and thereafter	773,812
Total	$2,381,976
Contingent Liabilities — The Company may be subject to various legal actions, claims, and liabilities arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on the Company’s financial position, results of operations, or liquidity.
18. EQUITY CAPITALIZATION
Common Stock
At December 31, 2015, ECP and its related affiliates held 30,438,955 of the 34,992,662 outstanding common shares of the Company.
Per the amended credit agreement executed on June 8, 2016 (see Note 9), the majority shareholder, Energy Capital Partners, and its related affiliates along with other shareholders infused $40.425 million of equity into the Company and the Company issued 18,007,328 additional shares of stock. On June 8, 2016, 17,817,925 shares of stock were issued followed by 189,403 on July 13, 2016. As of December 31, 2016, the Company has 52,627,652

PROPETRO HOLDING CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2016 AND 2015
18. EQUITY CAPITALIZATION (Continued)

common shares outstanding and ECP and its related affiliates hold 48,330,667, increasing ECP ownership interest to 91.8%. The remaining outstanding common shares of the Company are held by management and two prior lenders to the Company.
Convertible Preferred Stock
On December 27, 2016, the Company completed a private placement offering of $170 million, issuing 16,999,990 shares of Series A nonparticipating convertible preferred stock, par value $.001 per share. Costs associated with the offering were approximately $7 million, resulting in net proceeds to the Company of $163 million.
As of December 31, 2016, 16,999,990 shares of Series A convertible preferred stock were issued and outstanding, convertible into common stock at the conversion price per the private placement agreement. Upon a qualifying initial public offering, the Series A Preferred Shares will automatically convert into common stock at a conversion price equal to the lesser of $10.00 per Series A Preferred Share or 90% of the initial public offering price of the common stock. The Company has retained investment bankers with the intention of an initial public offering.
Each share of series A convertible preferred stock is entitled to accrue dividends at the rate of 7% per annum, beginning July 1, 2017. Accrued dividends are payable, in cash or kind, in arrears at a date that is 30 days after the end of each month. Upon the occurrence of any liquidation, dissolution or winding up of the Company, series A preferred stockholders will be entitled to receive an amount equal to the liquidation preference thereon, in preference to the common stockholders, and before any payment or distribution is made on, any junior stock.
Each share of series A preferred stock is entitled to a number of votes per share on an as‑converted basis equal to the number of shares of common stock into which such shares of series A preferred stock is convertible.
On March 22, 2017, we completed our IPO in which 25,000,000 shares of our common stock, par value $0.001 per share, were sold at a public offering price of $14.00 per share, with 13,250,000 shares issued and sold by the Company and 11,750,000 shares sold by existing stockholders. In connection with the IPO, the Company executed a stock split, such that each holder of common stock of the Company received 1.45 shares of common stock for every one share of previous common stock, and all 16,999,990 shares of our outstanding Series A Preferred Stock converted to common stock on a 1:1 basis.
******

PART II
Information Not Required in Prospectus
Item 13. Other Expenses of Issuance and Distribution
Set forth below are the expenses (other than underwriting discounts and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$23,665
Printing and engraving expenses	*
Fees and expenses of legal counsel	*
Accounting and consulting fees and expenses	*
Transfer agent and registrar fees	*
Total	*
__________________
*    These fees are calculated based on the number of shares offered and sold and cannot be estimated at this time.
Item 14. Indemnification of Directors and Officers
We are a Delaware corporation. Our certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

II-I

We have entered into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
Item 15. Recent Sales of Unregistered Securities
During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. We believe that each of these transactions was exempt from the registration requirements pursuant to Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder or Rule 701 of the Securities Act.
In June and July 2016, we issued 18,007,328 additional shares (after giving effect to the December 22, 2016 reverse stock split and March 2017 stock split) of common stock to certain investment funds managed by Energy Capital Partners and a minority shareholder for $40.425 million. We used the proceeds from the private offering for working capital purposes and to repay indebtedness under our term loan.
In July 2016, pursuant to our 2013 Stock Option Plan, we granted stock options to Spencer D. Armour, III and our named executive officers as set forth below. All of these 2016 options have a $2.25 per share exercise price. Such stock options are scheduled to vest in five equal semi‑annual installments starting on December 31, 2016. In connection with our IPO, we fully accelerated the vesting of the unvested portion of these stock options.
Dale Redman ‑ 501,540
Jeffrey Smith ‑ 310,971
David Sledge ‑ 231,019
Spencer D. Armour, III ‑ 231,019
Effective as of December 27, 2016, we completed a private placement of 16,999,990 shares of our Series A Convertible Preferred stock, par value $0.001 (the “Series A Preferred Shares”) to certain “accredited investors” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended). We believe that the private offering of Series A Preferred Shares was exempt from the registration requirements pursuant to Rule 506 under Regulation D. We received net proceeds of approximately $163 million.
Item 16. Exhibits
The following documents are filed as exhibits to this registration statement:

Exhibit number	Description
3.1
Certificate of Incorporation of ProPetro Holding Corp., as amended March 16, 2017 (incorporated by reference herein to Exhibit 3.1 to ProPetro Holding Corp.’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2017).

3.2	Bylaws of ProPetro Holding Corp. (incorporated by reference herein to Exhibit 3.3 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated March 10, 2017 (Registration No. 333‑215940)).
4.1	Specimen Stock Certificate (incorporated by reference herein to Exhibit 4.1 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940).
4.2
Registration Rights Agreement, dated March 4, 2013, by and among ProPetro Holding Corp. and the parties thereto (incorporated by reference herein to Exhibit 4.2 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

II-II

Exhibit number	Description
4.3
Registration Rights Agreement, dated December 27, 2016, by and among ProPetro Holding Corp. and the investors listed on Schedule A thereto (incorporated by reference herein to Exhibit 4.2 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

4.4
Stockholders Agreement, dated as of March 22, 2017, by and among ProPetro Holding Corp., Energy Capital Partners II, LP, Energy Capital Partners II‑A, LP, Energy Capital Partners II‑B, LP, Energy Capital Partners II‑C (Direct IP), LP, Energy Capital Partners II‑D, LP, Energy Capital Partners II (Midland CoInvest), LP (incorporated by reference herein to Exhibit 4.1 to ProPetro Holding Corp.’s Current Report on Form 8‑K, dated March 28, 2017).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).
10.2
Credit Agreement, dated as of March 22, 2017 by and among ProPetro Holding Corp., ProPetro Services, Inc., Barclays Bank PLC, as the Agent, the Collateral Agent, a Letter of Credit Issuer and the Swingline Lender, and each of the Lenders from time to time party thereto (incorporated by reference herein to Exhibit 10.2 to ProPetro Holding Corp.’s Current Report on Form 8‑K, dated March 28, 2017).

10.3#
Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.3 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.4#
Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and David Sledge (incorporated by reference herein to Exhibit 10.4 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.5#
Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith (incorporated by reference herein to Exhibit 10.5 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.6#
Stock Option Plan of ProPetro Holding Corp., dated March 4, 2013 (incorporated by reference herein to Exhibit 10.6 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.7#
First Amendment to the Stock Option Plan of ProPetro Holding Corp., dated June 14, 2013 (incorporated by reference herein to Exhibit 10.7 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.8#
Second Amendment to the Stock Option Plan of ProPetro Holding Corp., dated December 2, 2016 (incorporated by reference herein to Exhibit 10.8 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.9#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.9 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.10#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and David Sledge (incorporated by reference herein to Exhibit 10.10 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.11#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith (incorporated by reference herein to Exhibit 10.11 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.12#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Spencer D. Armour, III (incorporated by reference herein to Exhibit 10.12 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.13#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.13 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.14#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and David Sledge (incorporated by reference herein to Exhibit 10.14 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

II-III

Exhibit number	Description
10.15#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Jeffrey Smith (incorporated by reference herein to Exhibit 10.15 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.16#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Spencer D. Armour, III (incorporated by reference herein to Exhibit 10.16 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.17#
Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated September 30, 2013, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.17 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.18#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.18 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated March 7, 2017 (Registration No. 333‑215940)).

10.19#
Form of ProPetro Holding Corp. Senior Executive Incentive Bonus Plan (incorporated by reference to Exhibit 10.19 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.20#
Form of ProPetro Holding Corp. Non‑Employee Director Compensation Policy (incorporated by reference to Exhibit 10.20 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.21#
Form of ProPetro Holding Corp. Director Stock Ownership Policy (incorporated by reference to Exhibit 10.21 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.22#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.22 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.23#
Form of ProPetro Holding Corp. Amendment to Non‑Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.23 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.24#
Amendment to Employment Agreement, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.24 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)

10.25#
Employment Agreement, dated February 17, 2017, by and between ProPetro Holding Corp. and Mark Howell (incorporated by reference herein to Exhibit 10.25 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)

10.26#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Performance Restricted Stock Unit Award Grant Notice and Performance Stock Unit Award Agreement (incorporated by reference herein to Exhibit 10.1 to ProPetro Holding Corp.’s Quarterly Report on Form 10-Q for the period ended June 30, 2017).

10.27#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement (incorporated by reference herein to Exhibit 10.2 to ProPetro Holding Corp.’s Quarterly Report on Form 10-Q for the period ended June 30, 2017).

10.28#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Director Restricted Stock Unit Award Grant Notice and Director Restricted Stock Unit Award Agreement (incorporated by reference herein to Exhibit 10.3 to ProPetro Holding Corp.’s Quarterly Report on Form 10-Q for the period ended June 30, 2017).

21.1
List of Subsidiaries of ProPetro Holding Corp. (incorporated by reference herein to Exhibit 21.1 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

II-IV

Exhibit number	Description
24.1	Power of Attorney (contained on the signature page to this Registration Statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
_____________________
#    Compensatory plan, contract or arrangement.
* Previously filed.

Item 17. Undertakings
The undersigned registrant hereby undertakes,

•	to file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•
that, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•
that, for purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that

II-V

is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-VI

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas, on September 13, 2017.

ProPetro Holding Corp.

By:	/s/ Dale Redman
Name:	Dale Redman
Title:	Chief Executive Officer
Each person whose signature appears below constitutes and appoints Jeffrey Smith and Dale Redman, and each of them, with full power to act without the other, as attorneys‑in‑fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney‑in‑fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 13, 2017.

II-VII

Signature	Title

/s/Dale Redman	Chief Executive Officer and Director (Principal Executive Officer)
Dale Redman

/s/Jeff Smith	Chief Financial Officer (Principal Financial Officer)
Jeff Smith

/s/ Ian Denholm	Chief Accounting Officer (Principal Accounting Officer)
Ian Denholm

*	Director
Spencer D. Armour, III

*	Director
Steven Beal

*	Director
Schuyler E. Coppedge

*	Director
Alan E. Douglas

*	Director
Stephen Herman

*	Director
Matthew H. Himler

*	Director
Peter Labbat

*	Director
Chris Leininger

*	Director
Jack B. Moore

*By: /s/ Jeff Smith
Jeff Smith Attorney-in-Fact

II-VIII

EXHIBIT INDEX

Exhibit number	Description
3.1
Certificate of Incorporation of ProPetro Holding Corp., as amended March 16, 2017 (incorporated by reference herein to Exhibit 3.1 to ProPetro Holding Corp.’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2017).

3.2	Bylaws of ProPetro Holding Corp. (incorporated by reference herein to Exhibit 3.3 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated March 10, 2017 (Registration No. 333‑215940)).
4.1	Specimen Stock Certificate (incorporated by reference herein to Exhibit 4.1 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940).
4.2
Registration Rights Agreement, dated March 4, 2013, by and among ProPetro Holding Corp. and the parties thereto (incorporated by reference herein to Exhibit 4.2 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

4.3
Registration Rights Agreement, dated December 27, 2016, by and among ProPetro Holding Corp. and the investors listed on Schedule A thereto (incorporated by reference herein to Exhibit 4.2 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

4.4
Stockholders Agreement, dated as of March 22, 2017, by and among ProPetro Holding Corp., Energy Capital Partners II, LP, Energy Capital Partners II‑A, LP, Energy Capital Partners II‑B, LP, Energy Capital Partners II‑C (Direct IP), LP, Energy Capital Partners II‑D, LP, Energy Capital Partners II (Midland Co‑Invest), LP (incorporated by reference herein to Exhibit 4.1 to ProPetro Holding Corp.’s Current Report on Form 8‑K, dated March 28, 2017).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).
10.2
Credit Agreement, dated as of March 22, 2017 by and among ProPetro Holding Corp., ProPetro Services, Inc., Barclays Bank PLC, as the Agent, the Collateral Agent, a Letter of Credit Issuer and the Swingline Lender, and each of the Lenders from time to time party thereto (incorporated by reference herein to Exhibit 10.2 to ProPetro Holding Corp.’s Current Report on Form 8‑K, dated March 28, 2017).

10.3#
Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.3 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.4#
Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and David Sledge (incorporated by reference herein to Exhibit 10.4 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.5#
Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith (incorporated by reference herein to Exhibit 10.5 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.6#
Stock Option Plan of ProPetro Holding Corp., dated March 4, 2013 (incorporated by reference herein to Exhibit 10.6 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.7#
First Amendment to the Stock Option Plan of ProPetro Holding Corp., dated June 14, 2013 (incorporated by reference herein to Exhibit 10.7 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.8#
Second Amendment to the Stock Option Plan of ProPetro Holding Corp., dated December 2, 2016 (incorporated by reference herein to Exhibit 10.8 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.9#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.9 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

II-IX

Exhibit number	Description
10.10#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and David Sledge (incorporated by reference herein to Exhibit 10.10 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.11#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith (incorporated by reference herein to Exhibit 10.11 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.12#
Non‑Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Spencer D. Armour, III (incorporated by reference herein to Exhibit 10.12 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.13#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.13 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.14#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and David Sledge (incorporated by reference herein to Exhibit 10.14 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.15#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Jeffrey Smith (incorporated by reference herein to Exhibit 10.15 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.16#
Non‑Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Spencer D. Armour, III (incorporated by reference herein to Exhibit 10.16 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

10.17#
Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated September 30, 2013, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.17 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)

10.18#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S‑1, dated March 7, 2017 (Registration No. 333‑215940)).

10.19#
Form of ProPetro Holding Corp. Senior Executive Incentive Bonus Plan (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.20#
Form of ProPetro Holding Corp. Non‑Employee Director Compensation Policy (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.21#
Form of ProPetro Holding Corp. Director Stock Ownership Policy (incorporated by reference to Exhibit 10.21 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.22#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.22 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.23#
Form of ProPetro Holding Corp. Amendment to Non‑Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.23 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.24#
Amendment to Employment Agreement, by and between ProPetro Holding Corp. and Dale Redman (incorporated by reference herein to Exhibit 10.24 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.25#
Employment Agreement, dated February 17, 2017, by and between ProPetro Holding Corp. and Mark Howell (incorporated by reference herein to Exhibit 10.25 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 23, 2017 (Registration No. 333‑215940)).

10.26#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Performance Restricted Stock Unit Award Grant Notice and Performance Stock Unit Award Agreement (incorporated by reference herein to Exhibit 10.1 to ProPetro Holding Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017).

II-X

Exhibit number	Description
10.27#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement (incorporated by reference herein to Exhibit 10.2 to ProPetro Holding Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017).

10.28#
Form of ProPetro Holding Corp. 2017 Incentive Award Plan Director Restricted Stock Unit Award Grant Notice and Director Restricted Stock Unit Award Agreement (incorporated by reference herein to Exhibit 10.3 to ProPetro Holding Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017).

21.1
List of Subsidiaries of ProPetro Holding Corp. (incorporated by reference herein to Exhibit 21.1 to ProPetro Holding Corp.’s Registration Statement on Form S‑1, dated February 7, 2017 (Registration No. 333‑215940)).

23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page to this Registration Statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
_____________________

#	Compensatory plan, contract or arrangement.
* Previously filed.

II-XI

17,355,045 Shares
ProPetro Holding Corp.
Common Stock

ProPetro Holding Corp.